UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

KALEYRA, INC.

(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED AUGUST 4, 2023

[                    ], 2023

Dear Stockholder:

You are cordially invited to attend a Special Meeting of the stockholders of Kaleyra, Inc., a Delaware corporation (the “Company”), which will be held virtually at [            ], on [                    ], 2023, at [            ] Eastern Time.

At the Special Meeting, holders of our common stock, par value $0.0001 per share (“Company Common Stock”), will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 28, 2023, by and among Tata Communications Limited, a company listed on BSE Limited and National Stock Exchange of India Limited (“Tata Communications”) and the Company. Pursuant to the Merger Agreement, at the closing, upon the terms and subject to the conditions set forth therein, TC Delaware Technologies Inc., a Delaware corporation and wholly owned subsidiary of Tata Communications (“Merger Sub”) will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Tata Communications (the “Merger”). As a result of the Merger, each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than any shares of Company Common Stock that are held by the Company as treasury stock or owned by Tata Communications or any of its subsidiaries (including Merger Sub), or any shares of Company Common Stock as to which appraisal rights have been properly exercised in accordance with Delaware law), will be automatically cancelled, extinguished and converted into the right to receive $7.25 in cash, without interest thereon. Under the terms of the Merger Agreement, all debt of the Company (approximately $153.5 million of net debt outstanding as of March 31, 2023) will become debt of the Surviving Corporation, which will be a wholly owned subsidiary of Tata Communications after the Merger.

The board of directors of the Company (the “Board”) has unanimously approved the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and determined that it is advisable, fair to and in the best interests of the Company and its stockholders to enter into the Merger Agreement.

The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the Merger Agreement and the Merger. In addition, the Board unanimously recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the Merger and “FOR” the proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies.

The enclosed proxy statement describes the Merger Agreement and the Merger and provides specific information concerning the Special Meeting. In addition, you may obtain information about the Company from documents filed with the Securities and Exchange Commission (the “SEC”). We urge you to, and you should, read the entire proxy statement carefully, as it sets forth the details of the Merger Agreement and other important information related to the Merger.

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Your vote is very important. The Merger cannot be completed unless holders of at least a majority of the outstanding shares of Company Common Stock vote in favor of the approval of the Merger Agreement and the Merger. If you fail to vote on the proposal to approve the Merger Agreement and the Merger or abstain from voting, the effect will be the same as a vote against the approval of the Merger Agreement and the Merger. As more fully described in “Voting and Support Agreements” beginning on page 60, (i) Emilio Hirsch, a director of the Company, along with two of his affiliated entities, ESSE EFFE S.P.A and EFFE PI Società Semplice, and (ii) Dario Calogero, a director of the Company, and his affiliated entity, Maya Investments Ltd., which collectively own approximately 25% of the outstanding Company Common Stock as of the record date, have agreed to, among other things, vote the shares of Company Common Stock owned by them in favor of the approval of the Merger Agreement and the Merger, subject to the terms of voting and support agreements entered into with Tata Communications.

While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Special Meeting. Accordingly, we have enclosed a proxy that will enable your shares of Company Common Stock to be voted on the matters to be considered at the Special Meeting. If you are a stockholder of record and desire your shares of Company Common Stock to be voted in accordance with the Board’s recommendation on all proposals, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions; sign and date the proxy; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares of Company Common Stock in person if you subsequently choose to attend the Special Meeting. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares of Company Common Stock will be represented at the Special Meeting if you are unable to attend.

If you hold your shares of Company Common Stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares of Company Common Stock. Without those instructions, your shares of Company Common Stock will not be voted, which will have the same effect as voting against the proposal to approve and adopt the Merger Agreement and the Merger.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Okapi Partners LLC, toll-free at (844) 203-3605 or by email at info@okapipartners.com.

Thank you for your continued support.

Sincerely,

Dr. Avi S. Katz Chairman of the Board and Secretary [●], 2023

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [                    ], 2023 and is first being mailed to stockholders on or about [                    ], 2023.

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED August 4, 2023

Kaleyra, Inc.

85 BROAD STREET NEW YORK, NY 10004

New York, New York 10018

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

The Special Meeting of Kaleyra, Inc., a Delaware corporation, will be held virtually at [            ], on [                    ], 2023, at [            ] Eastern Time to consider and vote upon the following proposals:

1.

to approve and adopt (a) the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 28, 2023 by and among Tata Communications Limited, a company listed on BSE Limited and National Stock Exchange of India Limited (“Tata Communications”), and the Company, and (b) the merger of TC Delaware Technologies Inc., a Delaware corporation and wholly owned subsidiary of Tata Communications (“Merger Sub”), with and into the Company with the Company surviving as a wholly owned subsidiary of Tata Communications (the “Merger”) pursuant to the terms of the Merger Agreement;

2.	to approve, on an advisory (non-binding) basis, the compensation that may become payable to the Company’s named executive officers in connection with the Merger; and

3.

to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to approve and adopt the Merger Agreement and the Merger.

The Company will transact no other business at the Special Meeting except such business as may properly be brought before the Special Meeting or any adjournment or postponement thereof. Please refer to the attached proxy statement for additional information with respect to the business to be transacted at the Special Meeting.

The holders of record of our common stock, par value $0.0001 per share (“Company Common Stock”), at the close of business on [                ], 2023 are entitled to notice of and to vote at the Special Meeting or at any adjournment thereof. All stockholders of record are cordially invited to attend the Special Meeting in person. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 85 Broad Street, New York, NY 10004.

The board of directors of the Company (the “Board”) has unanimously approved the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and determined that it is advisable, fair to and in the best interests of the Company and its stockholders to enter into the Merger Agreement.

The Board unanimously recommends that the stockholders of the Company vote “FOR” Proposal 1, Proposal 2 and Proposal 3.

Your vote is important, regardless of the number of shares of Company Common Stock you own. The approval of the Merger Agreement and the Merger by the affirmative vote of holders of at least a majority of the

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voting power of the outstanding shares of Company Common Stock is a condition to the consummation of the Merger. The advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the Merger and the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies, each requires the affirmative vote of the holders of a majority of the votes cast, in person or represented by proxy, at the Special Meeting.

If you are a stockholder of record and you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the Merger Agreement and the Merger, the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the Merger and the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies. If you fail to vote or submit your proxy, the effect will be that your shares of Company Common Stock may not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the approval of the Merger Agreement and the Merger, but will not affect the advisory vote to approve the compensation that may become payable to the named executive officers of the Company in connection with the Merger or the vote regarding the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

You may revoke your proxy at any time before the vote at the Special Meeting by following the procedures outlined in the accompanying proxy statement. If you are a stockholder of record, you may revoke your proxy by attending the meeting and voting in person.

By order of the Board of Directors,

Dr. Avi S. Katz Chairman of the Board and Secretary
[●], 2023

IMPORTANT: Please vote your shares via the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy, or vote your shares via the Internet, and thus ensure that your shares of Company Common Stock will be represented at the Special Meeting if you are unable to attend.

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SUMMARY

This summary discusses the material information contained in this proxy statement, including with respect to the Merger Agreement and the Merger. We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies (page 19)

Kaleyra, Inc.

Kaleyra, Inc. (“Kaleyra,” the “Company,” “we,” “our” or “us”) is a Delaware corporation. The Company provides mobile communication services for financial institutions and enterprises of all sizes worldwide. Through its proprietary platforms, Kaleyra manages multi-channel integrated communication services on a global scale, comprised of messages, push notifications, e-mail, instant messaging, voice services and chatbots. The Company’s subsidiaries include: Kaleyra, S.p.A. (Italy), Buc Mobile, Inc. (Delaware), Solutions Infini Technologies Private Limited (India), The Campaign Registry, Inc. (Delaware), Campaign Registry, Inc. (Canada), Solutions Infini FZE (Dubai International Financial Centre), Kaleyra US Inc. (Delaware), Kaleyra UK, Ltd (United Kingdom), Kaleyra Dominicana SRL (Dominican Republic), mGage Athens PC (Greece) and mGage SA de CV (Mexico). See the section of this proxy statement entitled “The Companies—Kaleyra, Inc.” on page 19.

Additional information about the Company is contained in its public filings, which are incorporated by reference herein. See the section of this proxy statement entitled “Where You Can Find Additional Information” on page 82.

Tata Communications Limited

Tata Communications Limited (“Tata Communications”) is a company listed on BSE Limited and National Stock Exchange of India Limited. Tata Communications is a leading global digital ecosystem enabler. With a leadership position in emerging markets, and an infrastructure that spans the globe, Tata Communications leverages its advanced solutions capabilities and domain expertise across its global network to deliver managed solutions to multinational companies and service providers. Tata Communications partners with 300 of the Fortune 500 companies with its state-of-the-art solutions, including a wide range of communication, collaboration, cloud, mobility, connected solutions, network and data center services. See the section of this proxy statement entitled “The Companies—Tata Communications Limited” on page 19.

TC Delaware Technologies Inc.

TC Delaware Technologies Inc. (“Merger Sub”) is a Delaware corporation and wholly owned subsidiary of Tata Communications that was formed on June 21, 2023, solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. See the section of this proxy statement entitled “The Companies—TC Delaware Technologies Inc.” on page 19.

The Merger Proposal (page 21)

You will be asked to consider and vote upon the proposal to approve and adopt (i) the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 28, 2023 ,by and among Tata Communications Limited, a company listed on BSE Limited and National Stock Exchange of India Limited (“Tata Communications”), and the Company and (ii) the merger of a newly formed Delaware corporation and wholly owned subsidiary of Tata Communications(“Merger Sub”) with and into the Company with the Company surviving as a wholly owned subsidiary of Tata Communications (the “Merger”) pursuant to the terms of the Merger Agreement. As a result of the Merger, each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than any shares of Company Common Stock that are held by the Company as treasury stock or owned by Tata Communications or any of its subsidiaries (including Merger Sub), or any shares of Company Common Stock as to which appraisal rights have been properly exercised in accordance with Delaware law), will be automatically cancelled, extinguished and converted into the right to receive $7.25 in cash, without interest thereon (the “Per Share Price”). Under the terms of the Merger Agreement, all debt of the Company (approximately $153.5 million of net debt outstanding as of March 31, 2023) will become debt of the Surviving Corporation, which will be a wholly owned subsidiary of Tata Communications after the Merger.

The Merger will become effective as of the date and time of the filing of the certificate of merger with the Secretary of State of the State of Delaware, or such later time as specified in the certificate of merger and as is agreed to by the Company and Tata Communications (the “Effective Time”).

The Special Meeting (page 20)

The Special Meeting will be held at virtually at [            ], on [                    ], 2023, at [            ] Eastern Time.

Record Date and Quorum (page 21)

The holders of record of the Company Common Stock as of the close of business on August 8, 2023 (the “record date”) are entitled to receive notice of and to vote at the Special Meeting.

The presence at the Special Meeting, in person or by proxy, of stockholders of shares of outstanding capital stock of the Company representing a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at such meeting will constitute a quorum, permitting the Company to conduct its business at the Special Meeting.

Shares of Company Common Stock held by stockholders of record that submit a proxy, but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card will be counted for the purpose of determining whether a quorum is present at the Special Meeting.

Shares of Company Common Stock held by stockholders in “street name” by a broker, bank or other nominee that do not instruct the nominee how to vote such shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting.

Required Vote for the Merger (page 21)

Each share of Company Common Stock outstanding at the close of business on the record date is entitled to one vote at the Special Meeting.

For the Company to complete the Merger, stockholders holding at a majority of the voting power of the outstanding shares of Company Common Stock at the close of business on the record date must vote “FOR” the proposal to approve and adopt the Merger Agreement and the Merger.

A failure to vote your shares of Company Common Stock or an abstention from voting for the proposal to approve and adopt the Merger Agreement and the Merger will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement and the Merger.

As of the record date, there were [13,325,920] shares of Company Common Stock issued and outstanding.

Conditions to the Merger (page 67)

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver by the Company and Tata Communications of the following conditions at or prior to the Effective Time:

•	the approval of the Merger Agreement and the Merger by the requisite vote of stockholders of the Company;

•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

•	the Company and Tata Communications have received approval of the Merger from the Committee on Foreign Investment in the United States (“CFIUS Approval”);

•

the expiration or termination of any applicable waiting periods and all required clearances and regulatory approvals have been obtained from certain U.S. governmental entities and certain non-U.S. governmental entities as applicable;

•

in the event that any governmental authority has commenced, or communicated that it is considering or intends to commence, proceedings or an investigation relating to the transactions contemplated by the Merger Agreement, written confirmation from such governmental authority that any such proceedings or investigations have concluded or that it has cleared the transactions contemplated by the Merger Agreement; and

•

the absence of any order, law or injunction (whether temporary, preliminary or permanent) by any governmental authority in effect that prevents or otherwise makes illegal the consummation of the Merger.

The respective obligations of Tata Communications and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of the Company (subject to certain materiality qualifications);

•	the Company’s performance of and compliance with its covenants, obligations and conditions under the Merger Agreement in all material respects;

•	the delivery of an officer’s certificate by the Company certifying that the conditions described in the two preceding bullet points have been satisfied;

•	the absence of any Company material adverse effect that has occurred and is continuing since the date of the Merger Agreement; and

•	the absence of any restraint in effect which would result in a burdensome condition.

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of Tata Communications and Merger Sub (subject to certain materiality qualifications);

•	Tata Communication’s and Merger Sub’s performance of and compliance with their covenants, obligations and conditions under the Merger Agreement in all material respects; and

•	the delivery of an officer’s certificate by Tata Communications and Merger Sub certifying that the conditions described in the two preceding bullet points have been satisfied.

The consummation of the Merger is not subject to any financing condition.

When the Merger Becomes Effective

We are working toward completing the Merger as promptly as possible, but as of the date of this proxy statement we cannot accurately estimate the closing date of the Merger because the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Tata Communications, Merger Sub and the Company’s respective obligations to consummate the Merger, some of which are not within the parties’ control. We expect to complete the Merger promptly after the requisite Company vote is obtained and all required regulatory clearances have been received.

Reasons for the Merger; Recommendation of the Company’s Board of Directors in Favor of the Merger (page 31)

The Board of Directors of the Company (the “Board” or “Board of Directors”) unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the Merger Agreement and the Merger. For a description of the reasons considered by the Board in deciding to recommend approval and adoption of the Merger Agreement and the Merger, see the section of this proxy statement entitled “The Merger—Reasons for the Merger.”

Fairness Opinion of Northland Securities, Inc. (page 35)

Northland Securities, Inc. (“Northland”) delivered its written opinion to the Board that, as of June 28, 2023 and based upon and subject to the factors and assumptions set forth therein, the $7.25 in cash per share of the Company Common Stock to be paid to the holders of the outstanding shares of Company Common Stock pursuant to the Merger Agreement was fair from a financial point of view to the Company and the common stockholders.

The full text of the written opinion of Northland, dated June 28, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Northland provided its opinion for the information and assistance of the Board in connection with its consideration of the Merger and did not otherwise serve as a financial advisor to the Company in connection with the Merger. The Northland opinion is not a recommendation as to how any holder of shares of Company Common Stock should vote with respect to the Merger or any other matter.

Pursuant to an engagement letter between the Company and Northland, the Company has agreed to pay Northland a non-refundable fee of $400,000.

For additional information, see the section of this proxy statement entitled “Fairness Opinion of Northland Securities, Inc.” beginning on page 35 and Annex B to this proxy statement.

Certain Effects of the Merger (page 25)

If the conditions to the closing of the Merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”), with all of its property, rights, privileges, powers and franchises continuing unaffected by the Merger. Upon completion of the Merger, each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than any shares of Company Common Stock that are held by the Company as treasury stock or owned by Tata Communications or any of its subsidiaries (including Merger Sub), or any shares of Company Common Stock as to which appraisal rights have been properly exercised in accordance with Delaware law), will be automatically cancelled, extinguished and converted into the right to receive the Per Share Price, without interest thereon. Following completion of the Merger, the Company Common Stock will no longer be publicly traded, and the Company’s existing stockholders will cease to have any ownership interest in the Company.

Treatment of Company Equity Awards (page 53)

Each outstanding Company restricted stock unit (which we refer to as a “Company RSU”) under the Company Stock Plans (as such term is defined in the Merger Agreement) that is vested as of immediately prior to the Effective Time of the Merger (but not yet settled) or that vests as a result of the consummation of the transactions contemplated by the Merger Agreement (which we refer to as a “Vested Company RSU”) will be cancelled and converted solely into the right to receive an amount in cash (without interest) equal to (1) the total number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time of the Merger, multiplied by (2) the Per Share Price, less applicable withholding taxes.

Each outstanding Company RSU under the Company Stock Plan that is not a vested Company RSU (which we refer to as an “Unvested Company RSU”) will be cancelled and converted solely into the contingent right to receive an aggregate amount in cash (without interest) (which we refer to as a “converted cash award”) equal to (1) the total number of shares of Company Common Stock subject to such Unvested Company RSU as of immediately prior to the Effective Time of the Merger, multiplied by (2) the Per Share Price, less applicable withholding taxes. Except as otherwise provided in the Merger Agreement, each such converted cash award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company RSU immediately prior to the Effective Time of the Merger, with payment forfeited to the extent vesting is not satisfied; provided, however, that if a holder of a converted cash award is terminated by Tata Communications or the Surviving Corporation without “cause” (as defined in such holder’s then-effective employment agreement with the Company or one of its subsidiaries or, if none, determined consistently in accordance with the Company’s past practices) in connection with the closing of the Merger or thereafter but on or prior to December 31, 2024, such holder’s then unvested converted cash award will automatically accelerate and become vested upon such date of termination.

Interests of the Company’s Directors and Executive Officers in the Merger (page 42)

In considering the recommendation of the Board that you vote to approve and adopt the Merger Agreement and the Merger, you should be aware that aside from their interests as stockholders of the Company, some of the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of other stockholders of the Company generally. The Board was aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Merger, and in recommending to the stockholders of the Company that the Merger Agreement and the Merger be approved and adopted. See the section of this proxy statement entitled “The Merger—Background of the Merger” and see the section of this proxy statement entitled “The Merger—Reasons for the Merger.” The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve and adopt the Merger Agreement and the Merger. These interests are described in more detail below in the section of the proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger,” and certain of them are quantified in the disclosure below.

Interests of executive officers and directors that may be different from or in addition to the interests of the Company’s stockholders include:

•	The treatment of equity awards held by our executive officers and directors, including accelerated vesting of certain outstanding Unvested Company RSUs.

•

Certain of the Company’s executive officers are party to existing employment agreements with the Company that provide for severance benefits in the case of a qualifying termination of employment within specified periods following a change in control, which will include completion of the Merger.

•

Some or all of the Company’s directors and executive officers may receive success and closing retention bonuses in an aggregate amount not to exceed $10 million, as will be determined prior to closing of the Merger by the Board in consultation with Tata Communications.

•	The Company’s directors and executive officers are entitled to continued indemnification coverage under the Merger Agreement and the Company’s organizational documents.

•

Each of the Company’s non-executive directors is a member of a special committee (the “Special Committee”), which committee is authorized to oversee the due diligence and negotiation process with respect to the Merger and manage the pre-closing process with Tata Communications regarding the Merger; to the extent a member of the Special Committee devotes in excess of five hours to committee activities during any week, the Company shall pay such member $700 for each excess hour of work, provided that no member shall be entitled to receive in excess of $85,000 in any calendar month for such work.

•	Some of the Company’s directors and executive officers may be offered post-closing employment, consulting arrangements or directorships by Tata Communications or one or more of its affiliates.

As of the date of this proxy statement, none of our executive officers or directors has been offered any employment, consulting arrangement or directorship with Tata Communications or one or more of its affiliates. Prior to or following the closing of the Merger, however, certain of our executive officers or directors may enter into agreements with Tata Communications or their respective affiliates regarding employment, consulting arrangements or directorships with Tata Communications or one or more of its affiliates.

Financing (page 42)

We understand that the Company and Tata Communications intend to fund the amount of their respective fees through available cash.

Material U.S. Federal Income Tax Consequences of the Merger (page 47)

If you are a U.S. holder, the receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder, the Merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Company Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals Required for the Merger (page 50)

Under the Merger Agreement, the respective obligations of the Company, Tata Communications and Merger Sub to effect the Merger are subject to, among other things, (i) the waiting period under the HSR Act having expired or been earlier terminated, (ii) having obtained CFIUS Approval, (iii) having obtained a certain approval from the Royal Bank of India, which approval was received on July 17, 2023, and (iv) certain other regulatory filings as required or applicable.

The Company and Tata Communications filed their respective Notification and Report Forms under the HSR Act with the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) on July 13, 2023.

The Company and Tata Communications plan to file a declaration with CFIUS in the next few weeks.

See the section of this proxy statement entitled “The Merger Agreement —Regulatory Approval” for additional information.

Dissenting Shares (page 54)

Under Delaware law, if the Merger is completed, holders of Company Common Stock who (1) do not vote in favor of approval and adoption of the Merger Agreement, (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Company Common Stock through the effective date of the Merger, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements described in this proxy statement, and (5) do not withdraw their demands or otherwise lose their rights to appraisal will have the right to seek appraisal under Section 262 of the Delaware General Corporation Law (the “DGCL”). This means that these holders of record and beneficial owners may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive the judicially determined “fair value” of their shares of Company Common Stock in lieu of receiving the merger consideration. A copy of the Delaware statutory provisions related to appraisal rights may be accessed without subscription or cost at the following publicly available website https://delcode.delaware.gov/title8/c001/sc09/#262 and a summary of these provisions can be found under “Appraisal Rights.” This appraisal value could be more than, the same as or less than the merger consideration that would have otherwise been received for those shares.

Delisting and Deregistration of Company Common Stock (page 51)

If the Merger is completed, the Company Common Stock will be delisted from the New York Stock Exchange (“NYSE”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, the Company would no longer file periodic reports with the Securities and Exchange Commission (the “SEC”) with respect to the Company Common Stock. See the section of this proxy statement entitled “Delisting and Deregistration of Company Common Stock.”

Voting and Support Agreement (page 60)

In connection with the execution of the Merger Agreement, (i) Emilio Hirsch along with two of his affiliated entities, ESSE EFFE S.P.A and EFFE PI Società Semplice, and (ii) Dario Calogero and his affiliated entity, Maya Investments Ltd. (collectively, the “Holders”), executed voting agreements (the “Voting Agreements”) in favor of Tata Communications. Subject to the terms and conditions set forth in the Voting Agreements, the Holders agreed, among other things, to vote the shares of Company Common Stock owned by them in favor of the approval and adoption of the Merger Agreement.

The Voting Agreements also contain certain restrictions on the transfer of shares of Company Common Stock beneficially owned by the Holders and include a waiver of appraisal rights (including under Section 262 of the DGCL) by the Holders. The Voting Agreements will terminate upon the earliest to occur of: (a) the date the Merger Agreement is validly terminated in accordance with its terms, (b) the Effective Time, (c) at the election of the Holder, the effectiveness of any amendment of the Merger Agreement that reduces or changes the form of the consideration payable pursuant to the Merger Agreement or (d) a Company Board Recommendation Change (as defined in the Merger Agreement). A copy of the Voting Agreements are attached to this proxy statement as Annex C.

As of the record date, the Company Common Stock held by the Holders represented approximately 25% of the voting power of the outstanding shares of Company Common Stock.

No Solicitation by the Company (page 61)

The Merger Agreement generally restricts the Company’s ability to solicit acquisition proposals from third parties, or participate in discussions or negotiations with third parties regarding any acquisition proposal. Under certain circumstances, however, the Board may consider and pursue an unsolicited acquisition proposal received between signing and closing that is or is reasonably likely to lead to a Superior Proposal (as defined below under

“The Merger Agreement—No Solicitation by the Company”). Under certain circumstances, the Company is permitted to terminate the Merger Agreement prior to the approval and adoption of the Merger Agreement by the Company’s stockholders, in order to enter into an alternative transaction in response to an unsolicited acquisition proposal that constitutes a Superior Proposal, upon payment by the Company of a $5 million termination fee to Tata Communications. See the section of this proxy statement entitled “The Merger Agreement—No Solicitation by the Company” for additional information.

Termination (page 67)

The Company and Tata Communications may terminate the Merger Agreement by mutual written consent at any time before the Effective Time.

In addition, either the Company or Tata Communications may terminate the Merger Agreement if:

•

the Merger is not consummated on or before December 28, 2023, subject to an extension until March 28, 2024 if the required regulatory approvals have not been received (the “Termination Date”), provided that such right to terminate the Merger Agreement shall not be available to any party if the failure of such party, has been the primary cause of or primarily resulted in the failure of the consummation of the Merger to have occurred on or before the Termination Date;

•

any governmental law or order or other legal restraint or prohibition restraining or prohibiting the Merger becomes final and non-appealable or any law is in effect that permanently prevents or makes illegal the consummation of the Merger, provided that the right to terminate the Merger Agreement will not be available to a party if the issuance of such permanent injunction or other final and non-appealable judgment or order, or statute, rule or regulation was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement; or

•	the requisite vote of the stockholders of the Company to approve and adopt the Merger Agreement and the Merger is not obtained at the Special Meeting (including any adjournments or postponements).

The Company may also terminate the Merger Agreement:

•

in connection with entering into a definitive agreement related to a Superior Proposal prior to the receipt of the required vote of the stockholders of the Company to approve and adopt the Merger Agreement and the Merger, subject to the terms and conditions of the Merger Agreement, as further described below under “The Merger Agreement—Termination;” or

•

if Tata Communications or Merger Sub has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, such that the conditions to the Company’s obligations to complete the Merger would not be satisfied, and such breach is not cured within 30 days following notice of breach, as further described below under “The Merger Agreement—Termination.”

Tata Communications may also terminate the Merger Agreement:

•

In the event of a Company Board Recommendation Change (as defined in the Merger Agreement), provided that Tata Communications may not terminate the Merger Agreement if it fails to exercise such right within ten business days after Tata Communication receives notices of the change of recommendation; or

•

if the Company has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, such that the conditions to Tata Communications’ obligations to complete the Merger would not be satisfied, and such breach is not cured within 30 days following notice of breach, as further described below under “The Merger Agreement—Termination.”

The Company will pay a termination fee of $5,000,000 (the “Company Termination Fee”) in the following scenarios:

•

if (i) the Merger Agreement is validly terminated by Tata Communications as a result of: (x) the Merger not being consummated by the Termination Date, (y) the requisite consent of the Company’s stockholders adopting the Merger Agreement not being obtained by the Termination Date, or (z) the Company’s breach of the representations, warranties or covenants in a manner that would cause the conditions to the closing of the Merger set forth in the Merger Agreement to not be satisfied, (ii) prior to such termination, a third party announced and did not publicly withdraw or abandon a proposal for an alternative transaction for the Company, and (iii) within twelve months following such termination, the Company consummated an alternative business combination transaction or entered into a definitive agreement providing for the consummation an alternative business combination transaction;

•

if, prior to obtaining the requisite stockholder approval, (i) Tata Communications terminates the Merger Agreement because the board of directors of the Company changes its recommendation regarding the Merger; or

•

the Company terminates the Merger Agreement to enter into a definitive agreement providing for an alternative business combination transaction the board of directors of the Company deems to be superior to the Merger.

Tata Communications will be required to pay the Company a termination fee equal to $5,000,000 (the “Parent Termination Fee”) in the following scenarios:

•

if (i) either party terminates the Merger Agreement due to a failure to consummate the Merger prior to the Termination Date and (ii) at the time of such termination, all closing conditions have been satisfied or waived other than Tata Communications’ receipt of a certain approval from the Royal Bank of India, which approval was subsequently obtained on July 17, 2023.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the Special Meeting, the Merger Agreement and the Merger. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On June 28, 2023, the Company entered into a Merger Agreement providing for the Merger of Merger Sub, a wholly owned subsidiary of Tata Communications, with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Tata Communications. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to approve and adopt the Merger Agreement and the Merger and the other matters to be voted on at the Special Meeting.

Q:	What is the proposed transaction?

A:

The proposed transaction is the acquisition of the Company by Tata Communications through the Merger of Merger Sub with and into the Company pursuant to the Merger Agreement. As a result of the Merger, following the Effective Time, the Company will become a wholly owned subsidiary of Tata Communications, and you will no longer own shares in the Company, only the right to receive the merger consideration.

Q:	What will I receive in the Merger?

A:

If the Merger is completed, you will be entitled to receive $7.25 in cash, without interest, for each share of Company Common Stock owned by you. For example, if you own 100 shares of Company Common Stock, you will be entitled to receive $725.00 in cash in exchange for your shares of Company Common Stock. You will not be entitled to receive shares in the Surviving Corporation or in Tata Communications.

The merger consideration represents a premium of (i) approximately 51% over the closing price of the Company Common Stock on June 27, 2023 (the last trading day prior to the public announcement of the Merger) and (ii) more than 145% over the volume-weighted average closing share price of the Company Common Stock during the 90 days prior to the Board’s approval of the Merger.

Q:	Where and when is the Special Meeting?

A:	The Special Meeting will take place virtually at [ ], on [●], 2023, at [●] Eastern Time.

Q:	What matters will be voted on at the Special Meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve and adopt the Merger Agreement and the Merger;

•	to approve, on an advisory (non-binding) basis, the compensation that may be payable to the named executive officers of the Company in connection with the Merger; and

•

to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to approve the Merger Agreement and the Merger.

Q:	What vote of the Company’s stockholders is required to approve the Merger Agreement and the Merger?

A:

Stockholders holding at least a majority of the voting power of the outstanding shares of Company Common Stock at the close of business on the record date for the determination of stockholders entitled to vote at the Special Meeting must vote “FOR” the proposal to approve and adopt the Merger Agreement and the Merger. A failure to vote your shares of Company Common Stock or an abstention from voting will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement and the Merger.

As of the close of business on August 8, 2023, the record date for the Special Meeting, there were [                ] shares of Company Common Stock entitled to vote. Each share of Company Common Stock will be entitled to one vote.

Q:	Have any significant stockholders indicated how they intend to vote at the Special Meeting?

A:

Directors Dario Calogero and Emilio Hirsch and their respective affiliates, who collectively control approximately 25% of the voting power of the outstanding Company Common Stock as of the record date, have entered voting and support agreements with Tata Communications pursuant to which such holders are require to vote their shares “FOR” the proposal to approve and adopt the Merger Agreement and the Merger, subject to the terms and conditions to such agreements.

Q:	How many shares are needed to constitute a quorum?

A:

The presence at the Special Meeting, in person or by proxy, of stockholders of shares of outstanding capital stock of the Company representing a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at such meeting will constitute a quorum. If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you are a stockholder of record and you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the Special Meeting.

If you hold your shares of Company Common Stock in “street name” with your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting since all of the proposals currently expected to be voted on at the Special Meeting are considered non-routine matters.

Q:	What vote of our stockholders is required to approve other matters to be discussed at the Special Meeting?

A:

The advisory (non-binding) proposal to approve the compensation that may be payable to the named executive officers of the Company in connection with the Merger and the proposal regarding adjournment of the Special Meeting each requires the affirmative vote of the holders of a majority of the votes cast in person or represented by proxy at the Special Meeting.

Q:	What is the difference between a stockholder of record and a “street name” holder?

A:

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust company or other nominee, then the broker, bank, trust company or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In the latter case, your shares are said to be held in “street name.”

Q:	If I am a beneficial owner of shares held in street name, how do I vote?

A:

If you hold your shares in a stock brokerage account or if your shares are held by a bank, trust company or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to the Company or by voting in person at the Special Meeting. Further, brokers who hold shares of Company Common Stock on behalf of their customers may not give a proxy to the Company to vote those shares without specific instructions from their customers.

If you are a Company Common Stockholder who holds shares of Company Common Stock in “street name” and you do not instruct your broker on how to vote your shares, your broker may not vote your shares, which will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement and the Merger and, assuming a quorum is present, will have no effect on the other proposals.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you are a stockholder of record and you sign, date and return your proxy card without indicating how you wish to vote on any particular proposal, the Company Common Stock represented by your proxy will be voted in favor of each of the proposals.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends that our stockholders vote:

•	“FOR” the proposal to approve and adopt the Merger Agreement and the Merger;

•	“FOR” the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the Merger; and

•	“FOR” the proposal regarding adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What are some of the effects the Merger will have on the Company?

A:

The Company Common Stock is currently registered under the Exchange Act, and is traded on the NYSE under the symbol “KLR.” As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Tata Communications. Following the consummation of the Merger, the Company Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to the Company Common Stock, in each case in accordance with applicable law, rules and regulations.

Q:	What happens if the Merger is not consummated?

A:

If the Merger Agreement and the Merger are not approved by the Company’s stockholders, or if the Merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a public company, and shares of the Company Common Stock will continue to be listed and traded on the NYSE.

Q:	What will happen if stockholders do not approve the advisory proposal on executive compensation that may become payable to the Company’s named executive officers in connection with the Merger?

A:

The approval of this proposal is not a condition to the completion of the Merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Tata Communications. If the Merger

Agreement and the Merger are approved by the Company’s stockholders and the Merger is completed, the Merger-related compensation may be paid to the Company’s named executive officers even if stockholders fail to approve this proposal.

Q:	What do I need to do now? How do I vote my shares of Company Common Stock?

A:

We urge you to read this proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the Merger affects you. Your vote is important. If you are a stockholder of record, you can ensure that your shares are voted at the Special Meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;

•	telephone, by calling the toll-free number listed on each proxy card; or

•	the Internet, by accessing the address provided on each proxy card.

If you are a stockholder of record and you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to approve and adopt the Merger Agreement and the Merger, the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the Merger, and the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

If you hold your shares of Company Common Stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the proposal to approve and adopt the Merger Agreement and the Merger.

Q:	Can I revoke my proxy?

A:

Yes. You can revoke your proxy at any time before the vote is taken at the Special Meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at Kaleyra, Inc., Via Marco D’Aviano 2, 20131 Milano, Italy, Attention: Corporate Secretary, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the Special Meeting and voting in person (simply attending the Special Meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I do not vote?

A:

The vote to approve and adopt the Merger Agreement and the Merger is based on the total number of shares of Company Common Stock issued and outstanding as of the close of business on the record date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement and the Merger.

Q:	Will my shares of Company Common Stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:

No. Because any shares of Company Common Stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares of Company Common Stock you hold of record, any shares of Company Common Stock so held will not be combined for voting purposes with shares of Company

Common Stock you hold of record. Similarly, if you own shares of Company Common Stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign, date and return, a separate proxy card for those shares of Company Common Stock because they are held in a different form of record ownership. Shares of Company Common Stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of Company Common Stock held in an individual retirement account must be voted under the rules governing the account.

Q:	What happens if I sell my shares of Company Common Stock before completion of the Merger?

A:

If you transfer your shares of Company Common Stock, you will have transferred your right to receive the merger consideration in the Merger. In order to receive the merger consideration, you must hold your shares of Company Common Stock through completion of the Merger.

The record date for stockholders entitled to vote at the Special Meeting is earlier than the consummation of the Merger. So, if you transfer your shares of Company Common Stock after the record date but before the closing of the Merger, you will have transferred your right to receive the merger consideration in the Merger, but you will have retained the right to vote at the Special Meeting.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:

No. After the Merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the Merger with detailed written instructions for exchanging your shares of Company Common Stock for the merger consideration. If your shares of Company Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	I do not know where my stock certificate is—how will I get the merger consideration for my shares of Company Common Stock?

A:

If the Merger is completed, the transmittal materials you will receive after the completion of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Company may also require that you post a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any potential loss.

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the merger consideration for my shares of Company Common Stock?

A:

Yes. Under Delaware law, if the Merger is completed, holders of Company Common Stock who (i) do not vote in favor of the approval and adoption of the Merger Agreement, (ii) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Company Common Stock through completion of the Merger, (iii) properly demand appraisal of their applicable shares, (iv) meet certain statutory requirements described in this proxy statement, and (v) do not withdraw their demands or otherwise lose their rights to appraisal will have the right to seek appraisal under Section 262 of the DGCL. This means that such holders may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive the judicially determined “fair value” of their shares of Company Common Stock in lieu of receiving the merger consideration. This appraisal value could be more than, the same as, or less than the merger consideration that would have otherwise been received for those shares.

Due to the complexity of the appraisal process, any persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The DGCL requirements for perfecting and exercising appraisal rights are described in additional detail in this proxy statement, which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, which may be accessed without subscription or cost at the following publicly available website https://delcode.delaware.gov/title8/c001/sc09/#262.

Q:	Will I have to pay taxes on the merger consideration I receive?

A:

If you are a U.S. holder, the receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder, the Merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Company Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:

If your shares of Company Common Stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares of Company Common Stock are voted.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Company Common Stock held through brokerage firms. If your family has multiple accounts holding Company Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:

If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Okapi Partners LLC, which is acting as the proxy solicitor for the Company in connection with the Merger, or the Company.

Okapi Partners LLC, toll-free at (844) 203-3605 or by email at info@okapipartners.com.

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Stockholders Call Toll-Free at: (844) 203-3605

Banks and Brokerage Firms Call at: (212) 297-0720

E-mail: info@okapipartners.com

or

Kaleyra, Inc.

Via Marco D’Aviano 2

2031, Milan, Italy

Attention: Investor Relations

(203) 741-8811

E-mail: investors@kaleyra.com

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, its omnichannel and other product and global customer developments, its expectations, beliefs, intentions, plans, prospects or strategies regarding the business plans of Kaleyra’s management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this communication are based on certain assumptions and analyses made by Kaleyra in light of its experience and perception of historical trends, current conditions and expected future developments and their potential effects on Kaleyra as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Kaleyra will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including Kaleyra’s ability to regain compliance with the NYSE Listing Company Manual, the mix of services utilized by Kaleyra’s customers and such customers’ needs for these services, including any variability by geography, market acceptance of new service offerings, the ability of Kaleyra to expand what it does for existing customers as well as to add new customers, that Kaleyra will have sufficient capital to operate as anticipated, and the impact of other geopolitical and macroeconomic factors such as the war in Ukraine, may have on Kaleyra’s operations, the demand for Kaleyra’s products, global supply chains and economic activity in general. Additional risk factors that that may cause such a difference include, but are not limited to:

•	the ability of the parties to consummate the proposed Merger in a timely manner or at all;

•	the satisfaction (or waiver) of closing conditions to the consummation of the proposed Merger, and potential delays in consummation of the proposed Merger;

•	the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement;

•	significant transaction costs associated with the proposed Merger;

•	potential litigation relating to the proposed Merger;

•	the risk that disruptions from the proposed transaction will harm Kaleyra’s business, including current plans and operations;

•	the ability of Kaleyra to retain and hire key personnel;

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed Merger;

•	legislative, regulatory and economic developments affecting Kaleyra’s business;

•	general economic and market developments and conditions;

•	the evolving legal, regulatory and tax regimes under which Kaleyra operates; and

•	potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect Kaleyra’s financial performance.

Therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

THE COMPANIES

Kaleyra, Inc.

Kaleyra, Inc. is a Delaware corporation with principal executive offices located at 85 Broad Street, New York, New York 10018, telephone number 917-508-9185. The Company provides mobile communication services for financial institutions and enterprises of all sizes worldwide. Through its proprietary platforms, Kaleyra manages multi-channel integrated communication services on a global scale, comprised of messages, push notifications, e-mail, instant messaging, voice services and chatbots. The Company’s subsidiaries include: Kaleyra, S.p.A. (Italy), Buc Mobile, Inc. (Delaware), Solutions Infini Technologies Private Limited (India), The Campaign Registry, Inc. (Delaware), Campaign Registry, Inc (Canada), Solutions Infini FZE (Dubai International Financial Centre),(Kaleyra US Inc. (Delaware), Kaleyra UK, Ltd (United Kingdom), Kaleyra Dominicana SRL (Dominican Republic), mGage Athens PC (Greece) and mGage SA de CV (Mexico).

Additional information about the Company is contained in its public filings, which are incorporated by reference herein. See the section of this proxy statement entitled “Where You Can Find Additional Information” on page 82.

Tata Communications Limited

Tata Communications Limited is a company listed on BSE Limited and National Stock Exchange of India Limited. Tata Communications’ registered office is at VSB, Mahatma Gandhi Road, Fort, Mumbai 400 001, India (and its telephone number is +91-22-6628 1968). Tata Communications is a leading global digital ecosystem enabler. With a leadership position in emerging markets, and an infrastructure that spans the globe, Tata Communications leverages its advanced solutions capabilities and domain expertise across its global network to deliver managed solutions to multinational companies and service providers. Tata Communications partners with 300 of the Fortune 500 companies with its state-of-the-art solutions, including a wide range of communication, collaboration, cloud, mobility, connected solutions, network and data center services.

TC Delaware Technologies Inc.

TC Delaware Technologies Inc. is a Delaware corporation and wholly owned subsidiary of Tata Communications with principal executive office located at 11911 Freedom Drive Suite 250 Reston, VA 20190, telephone number (703) 547-590. Merger Sub was formed on June 21, 2023, solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting. This proxy statement provides the Company’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held which will be held virtually at [            ], on [                    ], 2023, at [             ] Eastern Time to consider and vote upon the following proposals

Purposes of the Special Meeting

One purpose of the Special Meeting is for our stockholders to consider and vote upon the proposal to approve and adopt the Merger Agreement and the Merger. Our stockholders must approve and adopt the Merger Agreement and the Merger for the Merger to occur. If our stockholders fail to approve and adopt the Merger Agreement and the Merger, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A, and the material provisions of the Merger Agreement are described under “The Merger Agreement.”

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the Merger, the value of which is disclosed in the table in the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.” The vote on executive compensation that may become payable in connection with the Merger is a vote separate and apart from the vote to approve and adopt the Merger Agreement and the Merger. Accordingly, a stockholder may vote to approve and adopt the Merger Agreement and the Merger and vote not to approve the executive compensation and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either the Company or Tata Communications.

Our stockholders are also being asked to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement and the Merger.

This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about [                     ], 2023.

Recommendation of the Company’s Board of Directors

After careful consideration, the Board has unanimously approved the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and determined that it is advisable, fair to and in the best interests of the Company and its stockholders to enter into the Merger Agreement. Certain factors considered by the Board in reaching its decision to approve and adopt the Merger Agreement and the Merger may be found in the section of this proxy statement entitled “The Merger—Reasons for the Merger.”

The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the Merger Agreement and the Merger.

In addition, the Board unanimously recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the Merger and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum

The holders of record of Company Common Stock as of the close of business on August 8, 2023, the record date, are entitled to receive notice of and to vote at the Special Meeting. As of the close of business on the record date, 13,325,920 shares of Company Common Stock were issued and outstanding.

The presence at the Special Meeting, in person or by proxy, of holders entitled to cast a majority of all votes entitled to be cast at the meeting at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the Special Meeting. Once a share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting. However, if a new record date is set for an adjourned Special Meeting, then a new quorum will have to be established. Proxies received but marked as abstentions as described below under the sub-heading “The Special Meeting—Voting; Proxies; Revocation—Providing Voting Instructions by Proxy” will be included in the calculation of the number of shares considered to be present at the Special Meeting.

Shares of Company Common Stock held by stockholders of record that submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card will be counted for the purpose of determining whether a quorum is present at the Special Meeting.

Shares of Company Common Stock held by stockholders in “street name” by a broker, bank or other nominee that do not instruct the nominee how to vote such shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting.

Directors Dario Calogero and Emilio Hirsch and their respective affiliates, who collectively control approximately 25% of the voting power of the outstanding Company Common Stock as of the record date, have entered voting and support agreements with Tata Communications pursuant to which such holders are require to vote their shares “FOR” the proposal to approve and adopt the Merger Agreement and the Merger, subject to the terms and conditions to such agreements.

Required Vote

Each share of Company Common Stock issued and outstanding at the close of business on the record date is entitled to one vote at the Special Meeting.

For the Company to complete the Merger, stockholders holding at least a majority of the voting power of the outstanding shares of Company Common Stock at the close of business on the record date must vote “FOR” the proposal to approve and adopt the Merger Agreement and the Merger. A failure to vote your shares of Company Common Stock or an abstention from voting will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement and the Merger.

Approval of each of the advisory (non-binding) proposal on executive compensation that may become payable to the Company’s named executive officers in connection with the Merger and the adjournment proposal requires the affirmative vote of a majority of the votes cast, in person or represented by proxy at the Special Meeting. An abstention will have the same effect as a vote against these proposals, but the failure to vote your shares will have no effect on the outcome of these proposals.

Voting by the Company’s Directors and Executive Officers

As of the close of business on the record date, directors and executive officers of the Company were entitled to vote 4,022,392 shares of Company Common Stock, or approximately 30% of the shares of Company Common Stock issued and outstanding on that date. We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to approve and adopt the Merger Agreement and the Merger and the other proposals to be considered at the Special Meeting, although none of them is obligated to do so, except as required pursuant to the terms of the Voting Agreements.

Voting; Proxies; Revocation

Attendance

All holders of shares of Company Common Stock as of close of business on the August 8, 2023 record date, including stockholders of record and beneficial owners of Company Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the Special Meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the Special Meeting. If you are not a stockholder of record, but instead hold your shares of Company Common Stock in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the Special Meeting.

Providing Voting Instructions by Proxy

To ensure that your shares of Company Common Stock are voted at the Special Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Special Meeting in person.

Shares of Common Stock Held by Record Holder

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares of Company Common Stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card by Mail. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the Special Meeting, your shares of Company Common Stock will be voted in the manner directed by you on your proxy card.

If you fail to return your proxy card and you are a holder of record on the record date, unless you attend the Special Meeting and vote in person, the effect will be that your shares of Company Common Stock will not be considered present at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting, will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement and the Merger and will not affect the vote regarding the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies, or the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the Merger. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to approve and adopt the Merger Agreement and the Merger, the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the Merger, and the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

Shares of Company Common Stock Held in “Street Name”

If your shares of Company Common Stock are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

In accordance with the rules of the NYSE, banks, brokers and other nominees who hold shares of Company Common Stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to approve and adopt the Merger Agreement and the Merger or any of the other proposals described in this proxy statement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposal to approve and adopt the Merger Agreement and the Merger or any of the other proposals described in this proxy statement. Since all of the proposals currently expected to be voted on at the Special Meeting are considered non-routine matters, shares held in “street name” through a broker, bank or other nominee will not be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on any such proposals. For shares of Company Common Stock held in “street name,” only shares of Company Common Stock affirmatively voted “FOR” the proposal to approve and adopt the Merger Agreement and the Merger will be counted as a favorable vote for such proposal.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the Special Meeting by:

•

submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the Special Meeting and voting in person; or

•	delivering to the Corporate Secretary of the Company a written notice of revocation c/o Kaleyra, Inc., Via Marco D’Aviano 2, 20131 Milano, Italy.

Please note, however, that only your last-dated proxy will count. Attending the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the Special Meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of Company Common Stock represented at the Special Meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement and the Merger, a vote “AGAINST” the advisory (non-binding) proposal on executive compensation that may become payable to the Company’s named executive officers in connection with the Merger, and a vote “AGAINST” the adjournment proposal.

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the proposal to approve and adopt the Merger Agreement and the Merger, the Company does not anticipate that it will adjourn or postpone the Special Meeting unless it is advised by counsel that failure to do so could reasonably be expected to result in a violation of applicable law.

The Special Meeting may be adjourned by the Board or the chairperson of the Special Meeting as long as the holders of a majority of the shares of Company Common Stock are present in person or represented by proxy at the Special Meeting. In addition, regardless of whether a quorum is present, the chairperson of the Special Meeting has the power under the Company’s bylaws to adjourn the Special Meeting from time to time. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Solicitation of Proxies

The Board is soliciting your proxy, and the Company will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of outstanding Company Common Stock. Okapi Partners LLC, a proxy solicitation firm, has been retained to assist the Company in the solicitation of proxies for the Special Meeting, and the Company will pay Okapi Partners LLC $50,000, plus reimbursement of out-of-pocket expenses for these services. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by Okapi Partners LLC, or, without additional compensation, by certain of the Company’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing Company Common Stock with the proxy card. If the Merger is completed, the paying agent for the Merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of Company Common Stock for the merger consideration.

THE MERGER

(PROPOSAL 1)

Certain Effects of the Merger

If the Merger Agreement and Merger are approved and adopted by the Company’s stockholders and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company continuing as the Surviving Corporation in the Merger and a wholly owned subsidiary of Tata Communications.

Upon the consummation of the Merger, each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than any shares of Company Common Stock that are held by the Company as treasury stock or owned by Tata Communications or any of its subsidiaries (including Merger Sub), or any shares of Company Common Stock as to which appraisal rights have been properly exercised in accordance with Delaware law), will be automatically cancelled, extinguished and converted into the right to receive $7.25 in cash, without interest thereon. Under the terms of the Merger Agreement, all debt of the Company (approximately $153.5 million of net debt outstanding as of March 31, 2023) will become debt of the Surviving Corporation, which will be a wholly owned subsidiary of Tata Communications after the Merger.

The Company Common Stock is currently registered under the Exchange Act and is traded on the NYSE under the symbol “KLR.” As a result of the Merger, the Company will cease to be a publicly traded company and will be wholly owned by Tata Communications. Following the consummation of the Merger, the Company Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to the Company Common Stock, in each case in accordance with applicable law, rules and regulations.

Background of the Merger

As part of their ongoing evaluation of the Company’s business, the Board and the Company’s senior management periodically review and assess the Company’s operations, liquidity and debt obligations, financial performance, strategic direction, and prospects in light of industry conditions and the general economic environment and their potential impact on the Company’s long-term strategic goals and plans, as well as the impact of the Company’s capital structure and indebtedness agreements on its business, operations and prospects. In the past, this review and assessment have included, among other things, whether to partner with another company, whether to accept investment from third parties, whether to pursue potential merger and acquisition opportunities or opportunities to sell business units, and whether, as a general matter, it remained in the best interests of the Company’s stockholders to remain a publicly traded company in light of prevailing market conditions and the current and anticipated future prospects for the Company’s business and operations.

On June 9, 2022 the Company received an unsolicited proposal from the TCR Acquisition Corporation, LLC to purchase The Campaign Registry Inc. (“TCR”) from the Company. The proposed purchase price to be paid was based on a multiple of TCR’s revenue, which proposal was subsequently made public by TCR Acquisition Corporation, LLC. After careful consideration and with the assistance of its advisors, the Board unanimously concluded, based on, among other things, the tentative price to be paid, the identity of the prospective purchasers and the purported financing, that the unsolicited, non-binding proposal from TCR Acquisition LLC significantly undervalued TCR, and was not in the best interests of the Company and its stockholders.

Following the unsolicited proposal, on June 13, 2022, the Board discussed the possible engagement of a major investment bank as a strategic advisor for the Company to assess potential strategic transactions. On June 18, 2022, the Company entered into a confidentiality agreement with this investment bank to facilitate a potential engagement. The Company did not ultimately engage this investment bank as its advisor.

From April of 2022 until September of 2022, the Company entered into confidentiality and standstill agreements with three potential strategic bidders and one financial sponsor to explore potential strategic transactions.

On August 3, 2022, the Board approved the formation of a strategic transaction committee (the “Strategic Transaction Committee”) to assist the Board in discharging its oversight duties with respect to evaluating and reviewing potential strategic transactions, including mergers, material acquisitions or divestitures and other material purchase or sale transactions, and to make related recommendations to the Board. The Strategic Transaction Committee was comprised of board members Dr. Avi Katz, as chairman, Matteo Lodrini and Dario Calogero, and was not formed for the purpose of mitigating potential conflicts of interest.

By the end of September 2022, the Company had received preliminary indications of interest from two strategic buyers for a strategic merger or combination and the Company provided access to diligence materials to both bidders in order to facilitate their assessment of a potential transaction.

On September 29, 2022, the Board discussed the proposals received from the strategic bidders. One of the bidders (“Entity A”) proposed a possible cash transaction pursuant to which Entity A, a private company, would acquire the Company for a modest premium and take the Company private. Following the board meeting, a representative of the Strategic Transaction Committee had a phone conversation with a representative of Entity A. During this conversation, the representative of the Strategic Transaction Committee noted that the Company had outstanding $200 million principal amount of convertible notes and asked for confirmation as to whether this proposal included assumption of these notes. The representative of Entity A was unable to confirm the proposal included assumption of the convertible notes and stated that he would need to respond after checking with others from Entity A. Following this conversation, the Company did not receive this confirmation and did not receive an updated proposal from Entity A. The other bidder (“Entity B”), a public company with stock listed on an overseas exchange, proposed a merger with the Company, which was structured as a stock for stock exchange. The Board authorized Willkie to conduct an analysis of the ramifications of such a transaction under the Company’s convertible notes indenture and authorized Company management to prepare a financial analysis of the combined company.

Subsequently, the members of the Strategic Transaction Committee, after taking into consideration then current market conditions, the potential value to shareholders and the ability of the bidders to consummate the transaction, decided that the potential strategic transactions with Entity A or Entity B were not in the best interest of the Company and its stockholders and to not recommend to the full Board that the Company further pursue either possible transaction.

In February and March 2023, the Company entered into two confidentiality and standstill agreements with strategic buyers to discuss the potential sale of TCR. The Board subsequently decided these potential transactions were not in the best interest of the Company and its stockholders taking into consideration the current market conditions and the alternatives available (including selling the Company as a whole or continuing as a standalone entity and executing on the Company’s Value Creation Program announced on February 15, 2023), and terminated all further discussions as of March 16, 2023, when the Company entered into the exclusivity agreement and the non-binding letter of intent with Tata Communications as further described below. These strategic buyers did not make any proposals as to the proposed price to be paid in these potential transactions and did not make any proposals regarding a strategic transaction involving the whole Company.

On January 6, 2023, Dr. Avi Katz, the Chairman of the Board, received an unsolicited email from representatives of Lazard, acting on behalf of Tata Communications, requesting a meeting to discuss a potential acquisition of the Company by Tata Communications. On January 24, 2023, the Company entered into a confidentiality agreement with Tata Communications (containing confidentiality and standstill provisions) to explore a potential strategic transaction. On January 9, 2023 and January 11, 2023, Dr. Katz had calls with representatives from Lazard to discuss the potential acquisition and had further discussions on January 19, 2023 and January 27, 2023, including to schedule a meeting among Tata Communications’ management and Dr. Katz. During this time, through the execution by Kaleyra of the exclusivity agreement and the non-binding letter of intent with Tata Communications on March 16, 2023, and the Merger Agreement on June 28, 2023, Dr. Katz provided frequent reports to members of the Company’s Board of Directors, including at board meetings on April 20, 2023, May 8, 2023, June 6, 2023, June 15, 2023, June 21, 2023 and June 27, 2023 regarding the ongoing discussions with Tata Communications and its representatives, and Dr. Katz organized meetings between Company management and certain members of the Board with executives of Tata Communications.

On December 12, 2022, the Company announced that Mr. Dario Calogero, its founder and Chief Executive Officer, notified the Board of his intention to step down from his position as Chief Executive Officer of the Company. The Board subsequently retained a leading independent executive search firm to assist with the Chief Executive Officer search process. During the course of the Company’s negotiations with Tata Communications, the Board was also in discussions with a candidate to become the Company’s next Chief Executive Officer, with negotiations beginning in early April 2023. Around the time of execution of the Merger Agreement at the end of June 2023, these discussions terminated.

In January 2023 the Company launched a Company-wide restructuring and cost reduction program titled the Value Creation Program. This program has produced results starting in the first quarter of 2023, with cost savings and cash flow improvements. The Company publicly announced the program in connection with announcement of its financial results for 2022.

On the afternoon of February 1, 2023, board members Dr. Avi Katz, Mr. Neil Miotto and Mr. John Mikulsky met with Mr. Tri Pham, Chief Strategy and Innovation Officer of Tata Communications, and Mr. Madhusudhan Mysore, Executive Vice President of Tata Communications, in an office in California to discuss the potential acquisition. Later that evening, Dr. Avi Katz, Mr. Neil Miotto, and Mr. John Mikulsky met for dinner with Mr. Madhusudhan Mysore, Mr. Tri Pham and representatives for Lazard to further discuss the potential acquisition.

On February 3, 2023, Dr. Katz and directors Neil Miotto and John Mikulsky had a call with representatives of Lazard to discuss the meeting with Tata Communications and expressed that the Company was still interested in pursuing a potential transaction.

On February 9, 2023, Dr. Katz had a call with representatives of Lazard to continue discussions regarding a potential transaction. Later that day, the Board met to discuss the initial discussions with Tata Communications, and among other things, potential strategic alternatives including a possible sale of TCR and a potential PIPE transaction. The Board considered the pros and cons of each option.

On February 28, 2023, Dr. Katz, representatives of Lazard and representatives of Tata Communications discussed the potential acquisition and, in response to a verbal request from Tata Communications on February 28, 2023 for an exclusivity period to further diligence the potential transaction, Dr. Katz, based on discussions with and guidance from the Board, indicated that, in order for the Board to elaborate on and potentially agree to exclusivity, any offer would need to reflect a robust premium to the Company’s current share price.

On March 11, 2023, representatives from Lazard discussed the potential acquisition with Dr. Avi Katz and proposed, on behalf of Tata Communications, a price per share for the Company’s Common Stock ranging from $2.00 - $2.30 (without taking into account the reverse stock split), which corresponds to a $7.00 - $8.00 per share price after factoring in the reverse stock split. This was the first time a share price was proposed by Tata Communications.

On March 12, 2023, Dr. Katz received a non-binding letter of intent and draft exclusivity agreement from Tata Communications, which included a range for the price per share of Company Common Stock of $7.00 - $8.00

(which represented a 215% - 260% premium to the closing share price on March 10, 2023 of $2.22). On March 14, 2023, the Board held a special meeting via videoconference and was joined by representatives from Willkie Farr & Gallagher LLP (“Willkie”), counsel to the Company, to discuss the proposal. At the meeting, Willkie reviewed and the Board discussed its fiduciary duties in connection the proposal and the draft exclusivity agreement, as well as the material legal terms of the proposal and exclusivity letter, including the two-month exclusivity period. The Board engaged in a further discussion of the proposal, including the price range, the reputation of Tata Communications and its ability to consummate a transaction, the lack of any financing contingency in the proposal, the Company’s ongoing liquidity needs including its outstanding debt obligations and the significant annual interest payments related to such debt obligations, the Company’s recent non-compliance with the market capitalization requirements of the NYSE and the risk of being de-listed from the NYSE, and potential alternative transactions, including a possible sale of TCR, for which the Company had received unsolicited indications of interest in the recent past. Relative to the alternatives available to the Company, including (a) pursuing a sale of TCR or the Company to potential other strategic bidders or (b) continuing with the Company’s Value Creation Program announced on February 15, 2023, and after discussion and consideration of the significant premium to the Company’s current share price, the risks to the Company’s operating budget, the Company’s ongoing liquidity needs and debt obligations, the interests of the stockholders and the Company’s financing options, the Board approved pursuing a potential transaction with Tata Communications. The Board unanimously agreed to authorize the Company to further pursue the proposal and enter into the exclusivity agreement, to permit the counterparty to commence due diligence of the Company and to commence negotiations with Tata Communications. Following the meeting, the Company executed the exclusivity letter and Dr. Katz communicated to Tata Communications, on behalf of the Board, that the Company would like to move forward with exploring the potential transaction and begin the due diligence process.

Following the execution of the exclusivity agreement on March 16, 2023, on March 21, 2023 Tata Communications provided the Company with a detailed due diligence request list. The Company commenced with preparing responses and gathering documents and, on March 22, 2023, the Company granted Tata Communications access to a virtual data room where responses to certain of Tata Communications’ diligence requests were posted. Over the next two months, representatives of Tata Communications, Lazard and the Company met periodically in-person and via videoconference and teleconference to discuss various aspects of Tata Communications’ due diligence review of the Company, including its operations, product portfolio and roadmap, business unit and customer trends, unit economics, cost structure, financial forecast and growth strategy.

On April 20, 2023, the Board held a special meeting via video conference, during which the Board discussed the possible formation of a new transaction committee of the Board (the “Special Committee”) as a matter of convenience and efficiency to manage the diligence and communication process for the Company for the potential transaction with Tata Communications. The Special Committee was not formed due to any potential conflicts of interest. Following discussion, the Board unanimously adopted resolutions establishing the Special Committee and adopting the charter of the Special Committee, authorizing it to manage on behalf of the Company the due diligence process with Tata Communications, including managing all communications and discussions and to oversee the negotiation of a proposed Merger Agreement with Tata Communications. The Board appointed Dr. Katz, as chairman of the Special Committee, and Dr. Emilio Hirsch, Matteo Lodrini, Kathleen Miller, John Mikulsky, Neil Miotto and K.J. Tjon as the other members of the Special Committee.

During April and May 2023, Tata Communications continued its business and legal due diligence of the Company and no post-transaction employment or compensation terms for current management were discussed at any time prior to the execution of the Merger Agreement.

On May 29, 2023, following a meeting with Tata Communications, Dr. Katz informed the Board that Tata Communications had substantially completed its due diligence and intended on delivering a draft Merger Agreement on June 2, 2023, together with an exclusivity extension letter. Following deliberation by the Board and at their instruction, Dr. Katz indicated that, while the Board would be willing to extend exclusivity for a few days, the Board would need Tata Communications to confirm its proposed price (which should fully reflect Tata Communication’s due diligence on the Company over the last two months) before extending exclusivity any further.

On June 2, 2023, Mr. Tri Pham sent Dr. Katz a draft Merger Agreement, an exclusivity extension letter and a reaffirmation of the letter of intent with a proposed per share price of $7.00 (representing the lower end of the range originally provided). Goodwin Procter LLP, outside counsel to Tata Communications (“Goodwin”), also delivered the same materials to Willkie.

On June 6, 2023, the Board met by videoconference with representatives from Willkie to discuss the materials received from Tata Communications and Goodwin. At the meeting, the Board reviewed and discussed the terms of the draft Merger Agreement, with assistance from Willkie, including: (i) the proposed per share price of $7.00 and the premium it represented to the Company’s recent stock price, (ii) the no shop provision restricting the Company from soliciting alternative bids but allowing the Company to terminate in favor of a Superior Proposal, subject to the payment of a termination fee of $5 million dollars, (iii) the request for the Company to reimburse Tata Communications up to $2.5 million for its expenses in the event that, after the signing of the Merger Agreement, the Company failed to obtain stockholder approval, (iv) certainty of closing, including Tata Communications’ ability to terminate in the event of any limitations or divestiture requirements imposed by a regulator (even if de minimis) and closing conditions for the receipt of regulatory approvals, (v) the voting and support agreements requested to be executed by certain stockholders concurrently with the signing of the Merger Agreement and (vi) certain restrictions on the operations of the Company during the executory period. The Board also reviewed and discussed the proposal with respect to the treatment of the Company’s restricted stock units (“RSUs”) in the Merger, which provided that (x) vested RSUs would be cashed out for the per share merger price and (y) unvested RSUs would be converted to a cash award based on the per share merger price that would be paid out to RSU holders subject to such holder’s continued employment. After discussing the draft Merger Agreement, the Board reviewed potential alternatives to a transaction with Tata Communications. After this discussion, the Board elected to continue to pursue negotiations with Tata Communications and to respond to the draft Merger Agreement by, among other things: (i) proposing a go-shop period with a lower termination fee if the Company pursued an alternative transaction in the go shop period, (ii) reducing the termination fee in the event the Company entered into a Superior Proposal, (iii) eliminating the payment of expenses in the event stockholder approval was not obtained and (iv) proposing more stringent covenants by Tata Communications to obtain regulatory approvals. The Board declined to respond at such time on the proposed per share price, but agreed to focus on other remaining issues and continue with the negotiations with Tata Communications and approved the entry into the exclusivity extension letter, which extended exclusivity until June 30, 2023 and was executed by the Company promptly thereafter.

On June 8, 2023, at the direction of the Board, Willkie sent a revised draft Merger Agreement to Goodwin.

On June 15, 2023, Goodwin returned a revised draft Merger Agreement to Willkie, which reiterated Tata Communications’ position with respect to the required efforts required to receive regulatory approvals and the $5 million termination fee, and included a new closing condition for any ongoing proceedings or investigations initiated by a governmental agency following signing.

On June 15, 2023, at a special meeting of the Board, the Board discussed the revised draft of the Merger Agreement, and noted their concerns around the potential conditionality in the draft Merger Agreement relating to the regulatory efforts obligations of Tata Communications and the closing condition relating to the absence of ongoing regulatory communications and investigations. The Board instructed Willkie to remove the closing condition and propose more customary terms relating to the regulatory efforts. The Board also discussed the proposed treatment of the RSUs in the Merger, as well as exclusions from the interim operating covenants for potential success and closing retention bonuses and potential equity awards for a prospective new CEO (as part of the Company’s ongoing CEO transition), in order to, among other things, help retain relevant Company employees and to attempt to ensure the continuity of the Company’s business up until the closing of the proposed

Merger. With respect to RSUs, the Board directed Willkie to propose to Goodwin that, to the extent an employee is terminated within one year of closing without cause, all of such employee’s converted cash awards in respect of the underlying unvested RSUs will immediately vest upon such date of termination.

At the same meeting, the Board discussed the engagement of Northland Securities, Inc. (“Northland”) to provide a fairness opinion to the Board in connection with the Merger, following which the Board, after considering Northland’s qualifications and proposed fee, unanimously approved engaging Northland to provide a fairness opinion on the terms described in the draft engagement letter with Northland that was previously distributed to the Board before this meeting.

Following the Board meeting and after further discussions, on June 17, 2023, Dr. Katz on behalf of the Board, communicated to representatives of Lazard a per share price of $7.50 per share and noted that Willkie would send back a revised draft of the Merger Agreement to Goodwin, which Willkie delivered promptly thereafter.

On June 22, 2022, Goodwin returned a revised draft of the Merger Agreement to Willkie, which included among other things, having employees’ converted cash awards in respect of underlying unvested RSUs accelerate if employees are terminated (without cause) within one year of closing, reverting to the proposed $7.00 per share price, reverting to the initial position on regulatory efforts, an increase of the termination fee payable in the go shop period and an outside date of six months, which would be extended for an additional three months if any regulatory approvals remain outstanding.

On June 24, 2023, following discussions among other directors and Willkie, Dr. Katz and representatives of Tata Communications discussed the proposed share price, the no shop/go shop provisions and related termination fees and the appropriate efforts standard to obtain regulatory approvals.

Following further discussions regarding the Merger Agreement, including a revised draft delivered by Goodwin on June 25, 2023, on June 26, 2023, Goodwin sent a comprehensive response on the remaining major open issues in the Merger Agreement proposing; (i) a $7.00 per share price, (ii) removing the go shop and including a no shop termination fee of $5 million, (iii) agreeing to accelerated vesting of converted cash awards in respect of a holder’s underlying unvested RSUs if such holder’s employment is terminated (without cause) on or prior to December 31, 2024, (iv) agreeing to a heightened efforts standard including the duty to litigate and to divest certain de minimis assets if required, (v) removing the closing condition for ongoing regulatory communications and investigations, (vi) inserting a closing condition for receipt of certain approvals or deemed approvals from the Royal Bank of India, and (vii) consultation rights with respect to transaction bonuses. Later that evening, representatives from Willkie and Goodwin discussed the remaining open issues.

On the night of June 26, 2023, representatives of Tata Communications and Dr. Katz, together with certain other members of the Special Committee, discussed the remaining major open issues in the draft Merger Agreement. Following the meeting, after further discussion and deliberation among the Board of the Company, Dr. Katz communicated to Tata Communications that Willkie would be sending back a proposed final Merger Agreement, including a price per share of $7.25, which reflected an approximately $3 million reduction to the aggregate value of (i) the total pool for permitted potential success and closing retention bonuses (which shall not exceed $10 million) and (ii) potential equity awards for a prospective new CEO, which actual amount of reduction applied to the foregoing (i) and (ii) would be determined in the Company’s discretion.

On June 27, 2023, following its review, Goodwin returned a revised draft Merger Agreement, which accepted the Company’s position on the remaining open items.

Later that day, on June 27, 2023, the Board, representatives of Willkie and Northland met via videoconference to discuss the proposed final Merger Agreement. Representatives of Willkie reviewed the Board’s fiduciary duties and other legal matters in connection with the Board’s consideration of the proposed

Merger Agreement, and reviewed with the Board the terms of the proposed Merger Agreement. Representatives of Northland then reviewed and discussed its financial analyses with respect to the Company and the proposed Merger. Thereafter, at the request of the Board, Northland rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Northland’s written opinion dated June 28, 2023) to the effect that, as of such date, the fairness, from a financial point of view, to the Company and the holders of Company common stock, of the merger consideration to be received by such stockholders in the Merger pursuant to the Merger Agreement.

The Board then discussed and considered the benefits of the proposed Merger, versus the risks and opportunities of continuing on a stand-alone basis or soliciting proposals from other bidders or pursuing alternatives such as the sale of one or more of the Company’s business units. As part of this discussion, the Board considered the terms of the Merger Agreement that would allow the Company to entertain certain unsolicited third-party proposals following the execution and announcement of the Merger Agreement subject to the payment of the termination fee if the Board were to pursue an alternative proposal that was superior to the Merger, if the Superior Proposal was received prior to the special meeting of stockholders to adopt the Merger Agreement. After discussion, the Board concluded that it would be in the best interests of the Company and its stockholders to secure the benefits of the proposed transaction with Tata Communications. The Board unanimously approved the Merger Agreement as being in the best interests of the Company and its stockholders, and unanimously authorized the execution and delivery of the Merger Agreement.

On the morning of June 28, 2023, the Company and Tata Communications executed the Merger Agreement.

On the morning of June 28, 2023, prior to the commencement of trading on the NYSE, the Company and Tata Communications issued a joint press release announcing the transaction and their execution of a definitive Merger Agreement.

Reasons for the Merger

As described above in the section of this proxy statement entitled “The Merger—Background of the Merger,” prior to and in reaching its determination to approve the Merger Agreement and the Merger, the Board consulted with and received the advice of Northland and Willkie, discussed certain issues with the Company’s management and considered a variety of factors weighing positively in favor of the Merger Agreement and the Merger, each of which the directors believed supported their decision, including the following material factors:

•

that the $7.25 per share price to be paid in cash in respect of each share of Company Common Stock represented a premium of (i) approximately 51% over the closing price of the Company Common Stock on June 27, 2023 (the last trading day prior to the public announcement of the Merger), (ii) more than 145% over the volume-weighted average closing share price of the Company Common Stock during the 90 days prior to the Board’s approval of the Merger Agreement, and (iii) more than 232% over the closing price of the Company Common Stock on March 16, 2023, the day of signing of the initial exclusivity agreement;

•

that the merger consideration of $7.25 in cash per share of Company Common Stock is likely to be more favorable to the Company’s stockholders than the potential value that might result from other alternatives reasonably available to the Company, including the continued operation of the Company on a stand-alone basis taking into account its long-term prospects, in light of a number of factors, including the risks, costs, challenges, timing considerations, financial and industry-specific considerations and uncertainty associated with those alternatives;

•

that under the terms of the Merger Agreement, all of the Company’s outstanding debt (approximately $153.5 million of net debt outstanding as of March 31, 2023) will become debt of the Surviving Corporation, which will be a wholly owned subsidiary of Tata Communications after the Merger;

•

the Company is currently not in compliance with Section 802.01B of the NYSE’s Listed Company Manual, which requires the average market capitalization of the Company over a consecutive 30 trading-day period to be greater than $50 million, and in the absence of the Merger the Company may not be able to regain compliance with this requirement, which could lead to delisting of the Company Common Stock;

•

that the Company and the independent auditor of the Company’s audited financial statements for fiscal year 2022 had raised doubt as to the Company’s ability to continue to operate as a going concern, as reflected in the Company’s public filings;

•

the Board’s understanding of the Company’s business, operations, financial condition, earnings, historical and projected financial performance, competitive position and the nature of the industries in which the Company competes;

•

the review by Company management of the historical and projected future financial performance of the Company’s business segments, including certain business lines that face challenging operating and financial conditions;

•	the provisions of the Merger Agreement that permit the Company to explore a Superior Proposal, including

•

the Company’s ability to receive unsolicited proposals during the no-shop period and to furnish information to and engage in negotiations with third parties under the terms and conditions of the Merger Agreement as more fully described in the section of this proxy statement entitled “The Merger Agreement—No Solicitation by the Company” beginning on page 61;

•

the Board’s ability to consider, and under certain conditions, to accept, a Superior Proposal, and the Company’s corresponding right to terminate the Merger Agreement in order to enter into a definitive agreement providing for such Superior Proposal, subject to the terms and conditions of the Merger Agreement;

•

the financial analyses reviewed and discussed with the Board by representatives of Northland as well as the oral opinion of Northland rendered to the Board on June 27, 2023 (which was subsequently confirmed in writing by delivery of Northland’s written opinion dated June 28, 2023) to the effect that, as of such date and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the merger consideration to be received in the Merger by the holders of Company Common Stock was fair, from a financial point of view, to the Company and the holders of Company Common Stock, as more fully described below in the section of this proxy statement entitled “The Merger—Fairness Opinion of Northland Securities, Inc.;”

•	the Board’s assessment, taking into account the foregoing factors, of the Company’s value on a stand-alone basis relative to the $7.25 per share in cash to be paid in the Merger;

•	that the Company announced a CEO transition plan in December 2022 that was still ongoing prior to the date of the execution of the Merger Agreement;

•

that the consideration to be paid by Tata Communications is all cash, which provides certainty of value and liquidity to the Company’s stockholders immediately upon the closing of the Merger, especially when viewed against the risks and uncertainties inherent in the Company’s businesses, including long-term business and execution risks, the Company’s outstanding debt obligations and uncertainty in global economic conditions;

•

Tata Communications’ track record in successfully acquiring other companies, Tata Communications’ market capitalization and financial strength, the fact that Tata Communications has the financial capacity to consummate the Merger and the Company’s ability to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement;

•	that the Merger is not subject to approval by Tata Communications’ stockholders;

•

that the Company’s stockholders who do not vote to approve the Merger Agreement and who follow certain prescribed procedures are entitled to dissent from the Merger and demand payment of the “fair value” of their shares of Company Common Stock, as and to the extent provided by Delaware law (as more fully described under “Appraisal Rights”);

•

the belief that the terms of the Merger Agreement, taken as a whole, provide protection against the risk that the consummation of the Merger is delayed or that the Merger cannot be completed due to required regulatory approvals, based on, among other things:

•

the covenants contained in the Merger Agreement obligating each of the parties to use reasonable best efforts to cause the Merger to be consummated, subject to the terms and conditions of the Merger Agreement;

•

the requirement that Parent and Merger Sub take certain actions to obtain the regulatory approvals required to consummate the Merger, subject to and in accordance with the terms and conditions of the Merger Agreement;

•	the limited nature of the conditions to completion of the Merger as provided by the Merger Agreement, including the absence of a financing condition; and

•

the fact that affiliates of directors Emilio Hirsch and Dario Calogero, who hold approximately 25% of the voting power of the outstanding shares of Company Common Stock, have duly executed and entered into the Voting Agreements, pursuant to which such stockholders have agreed to vote his or their respective shares in favor of the approval and adoption of the Merger Agreement, subject to, and in accordance with, the terms and conditions of the Voting Agreements;

•

the belief that the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable; and

•

the fact that a vote of the Company’s stockholders is required under Delaware law to approve the Merger Agreement, and that, under the Company’s certificate of incorporation, a vote of stockholders holding at least a majority of the voting power of the Company Common Stock is required to approve the Merger Agreement.

In the course of its deliberations, the Board also considered a variety of risks and countervailing factors related to the Merger Agreement and the Merger, including the following material factors:

•

the possibility that the Merger might not be consummated in a timely manner or at all due to a failure of certain conditions to the parties’ obligations to complete the Merger, including with respect to the required approval of the transaction by certain regulatory authorities, which is beyond the Company’s control, and by the Company’s stockholders;

•

the risks and costs to the Company if the Merger does not close in a timely manner or at all, including the potential negative impact on the Company’s ability to retain key employees, the diversion of management and employee attention, the potential disruptive effect on the Company’s day-to-day operations and the Company’s business relationships, and the market’s perception of the Company’s prospects, which could lead to a decline in the price of Company Common Stock;

•

the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations of the Company pending completion of the Merger;

•

the fact that the stockholders of the Company will have no ongoing equity interest in the Surviving Corporation following the Merger, meaning that the stockholders will not participate in Tata Communications’ or the Company’s future earnings or growth, if any, or in the value of the common stock, and will not participate in any potential future sale of the Company or any of its assets to a third party;

•

the provisions of the Merger Agreement that restrict the Company’s ability to participate in discussions or negotiations regarding alternative business combination transactions, subject to specified conditions, limitations and exceptions, and that require the Company to negotiate with Tata Communications (if Tata Communications desires to negotiate) prior to the Company being able to terminate the Merger Agreement to accept a Superior Proposal;

•	the possibility of distracting litigation from stockholder suits in connection with the Merger or attempts by stockholders to discourage a vote in favor of the Merger;

•

the significant costs involved in connection with negotiating the Merger Agreement and completing the Merger, including in connection with any litigation that may result from the announcement or pendency of the Merger, and the fact that if the Merger is not consummated the Company may be required to bear such costs; and

•

the fact that the receipt of cash by stockholders in exchange for shares of common stock pursuant to the Merger will be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes.

In addition to considering the factors described above, the Board also identified and considered a variety of other factors, including the fact that certain of the Company’s directors and executive officers may have financial interests in the Merger that may be different from, or in addition to, those of the Company’s stockholders generally, including those interests that are a result of potential compensation arrangements with the Company and potential post-closing compensation or employment arrangements with Tata Communications or its affiliates, as described more fully below in the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. The Board collectively reached the conclusion to approve the Merger Agreement and deem the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, to be advisable and in the best interests of the Company, in light of the various factors described above and other factors that the members of the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the Merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of the information available to the Board, including discussions with, and questioning of, the Company’s management and the financial and legal advisors. In considering the factors discussed above, individual members of the Board may have given different weights to different factors

This explanation of the Board’s reasons for recommending the approval of the Merger Agreement and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17.

Recommendation of the Company’s Board of Directors

After careful consideration, the Board has unanimously approved and adopted the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and its stockholders.

The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the Merger Agreement and the Merger.

Fairness Opinion of Northland Securities, Inc.

The Board retained Northland to act as its fairness opinion provider in connection with the Merger. In selecting Northland, the Board considered, among other things, Northland’s qualifications, expertise, reputation, and knowledge of our business and the industry in which we operate and of the Company.

On June 27, 2023, Northland rendered its oral opinion to the Board, which was subsequently confirmed in a letter dated June 28, 2023, stating that, as of the date of the letter and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications in such letter, the merger consideration to be paid to our common stockholders under the Merger Agreement is fair, from a financial point of view, to us and our Company Common Stock holders.

The full text of Northland’s written opinion letter, dated as of June 28, 2023, is attached as Annex B. You should read Northland’s opinion letter carefully and in its entirety for a discussion of, among other things, the scope of the review undertaken and the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Northland in connection with its opinion. This summary is qualified in its entirety by reference to the full text of the opinion letter. Northland’s opinion letter was directed to the Board, in its capacity as the Board, and addressed only the fairness from a financial point of view, as of the date of the opinion, to us and our Company Common Stock holders of the merger consideration to be paid to our Company Common Stock holders under the Merger Agreement. The opinion letter does not constitute a recommendation as to how any stockholder should vote with respect to the approval of the Merger or any other matter and does not in any manner indicate the price at which our securities will trade at any time. Northland assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any material adverse effect on us or the Merger. Northland was not asked to, nor did Northland, offer any opinion as to the material terms of the Merger Agreement or the form of the transactions contemplated thereby. In rendering its opinion, Northland assumed, with our consent, that the final executed form of the Merger Agreement would not differ in any material respect from the drafts that Northland examined, and that the conditions to the Merger in the Merger Agreement will be satisfied and that the Merger will be consummated on a timely basis in the manner contemplated by the Merger Agreement.

In connection with rendering its opinion, Northland has informed us that, among other things, it reviewed:

1.	the draft of the Merger Agreement, dated June 28, 2023;

2.	our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with the SEC pursuant to the Exchange Act;

3.	our historical financial statements for the calendar years ending December 31, 2020, December 31, 2021 and December 31, 2022 and the quarter ending March 31, 2023;

4.	our projected financial statements for the calendar years ending December 31, 2023, December 31, 2024 and December 31, 2025, prepared by our management;

5.	certain of our projected financial information for the calendar years ending December 31, 2026, December 31, 2027 and December 31, 2028, prepared by our management;

6.	certain of our non-public financial and business information provided to Northland by us and our advisors;

7.	certain of our internal financial information, estimates, and financial and operations forecasts, prepared by our management;

8.	certain of our issued press releases;

9.	certain industry and research reports relevant to the industry in which we operate;

10.

(i) the reported historical price and trading activity for our securities, (ii) certain of our financial stock market information, (iii) certain financial stock market information for certain other publicly traded companies, (iv) the financial terms of certain recent business combinations, and (v) other studies and analyses Northland has deemed appropriate; and

11.	other material documents made available in our virtual data room.

In its review and analysis and in arriving at its opinion, Northland assumed and relied on the accuracy and completeness of all of the financial and other information provided to or otherwise discussed with Northland or publicly available. Northland was not engaged to, and did not independently attempt to, verify any of such information. Northland also relied upon information provided by our management as to the reasonableness and achievability of the financial and production projections (and the assumptions and bases therefor) provided to Northland, and, with our consent, Northland assumed that the projections were reasonably prepared and reflect the best currently available estimates and judgments of our management. Northland was not engaged to assess the reasonableness or achievability of the projections or the assumptions on which they were based, and Northland expressed no view as to such projections or assumptions. In addition, Northland did not conduct a physical inspection or appraisal of any of the assets, properties or facilities of the Company, and Northland was not furnished with any such evaluation or appraisal.

Northland’s opinion was based on economic and market conditions and other circumstances existing on, and information made available to Northland as of, June 27, 2023 and does not address any matters subsequent to such date. Northland’s opinion was limited to the fairness from a financial point of view, as of the date of the opinion, to us and our common stockholders of the merger consideration to be paid under the Merger Agreement to our Company Common Stock holders. Northland’s opinion does not address our underlying business decision to effect the Merger or any other terms of the Merger Agreement. Although subsequent developments may affect Northland’s opinion, Northland does not have any obligation to update, revise, or reaffirm its opinion. Northland’s opinion was approved by the Northland Fairness Opinion Committee.

The following is a summary of the material financial analyses performed by Northland in arriving at its opinion. Northland’s opinion letter was only one of many factors considered by the Board in evaluating the Merger. Neither Northland’s opinion nor its financial analyses were determinative of the merger consideration or of the views of our Board or our management with respect to the merger consideration or the Merger. None of the analyses performed by Northland were necessarily assigned a greater significance by Northland than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Northland. The summary text set forth below describing each financial analysis does not constitute a complete description of Northland’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Northland. Northland calculated the Company’s Implied Enterprise Value (“EV”) to be $259,000,000 based on the merger consideration.

The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Northland with respect to any of the analyses performed by it in connection with its opinion. Rather, Northland made its determination as to the fairness, from a financial point of view, to us and our Company Common Stock holders of the merger consideration to be paid to our Company Common Stock holders under the Merger Agreement.

Selected Public Companies Analysis

Northland reviewed and compared certain publicly available financial data, ratios and trading multiples for comparable publicly traded companies that Northland determined, based on its experience and professional judgment, were similar in one or more respects to us, including, but not limited to, the nature of the business, size, diversification, margin profile and financial performance. The six selected public companies are shown below:

• 8x8, Inc.	• Telefonaktiebolaget LM Ericsson (publ)

• Bandwidth Inc.	• Twilio Inc.

• Sinch AB (publ)	• Zenvia Inc.

Financial data of the selected public companies were based on publicly available information, including information from public filings, third party equity research analysts’ estimates, and other publicly available information. Northland reviewed data, including EV, last twelve months (“LTM”) revenue, calendar year 2023 estimated revenue, calendar year 2024 estimated revenue, calendar year 2025 estimated revenue, LTM gross profit, calendar year 2023 estimated gross profit, calendar year 2024 estimated gross profit, calendar year 2025 estimated gross profit, calendar year 2023 estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”), calendar year 2024 estimated EBITDA, and calendar year 2025 estimated EBITDA of each of the selected publicly traded companies described above, the operations of which Northland deemed similar for purposes of this analysis, based on its professional judgement and experience. The multiples for each of the selected companies were calculated using their respective closing prices on June 27, 2023 and were based on the most recent publicly available information through S&P Capital IQ.

The low and high multiple outliers (Zenvia Inc. and Twilio Inc.) are excluded from the revenue multiples range shown below, based on Northland’s professional judgment and experience, given the unique distinguishing characteristics of those companies. The following table reflects the results of these analyses with respect to the selected public companies:

	Low	Mean	Median	High
LTM revenue multiples	0.6x	1.1x	1.1x	1.3x
Calendar year 2023 estimated revenue multiples	0.6x	1.1x	1.1x	1.3x
Calendar year 2024 estimated revenue multiples	0.6x	1.0x	1.0x	1.2x
Calendar year 2025 estimated revenue multiples	0.6x	0.9x	0.9x	1.2x
LTM gross profit multiples	0.5x	2.6x	2.4x	5.3x
Calendar year 2023 estimated gross profit multiples	0.4x	2.5x	2.4x	4.7x
Calendar year 2024 estimated gross profit multiples	0.3x	2.2x	2.1x	4.1x
Calendar year 2025 estimated gross profit multiples	0.3x	1.9x	1.6x	3.5x
Calendar year 2023 estimated EBITDA multiples	1.8x	9.3x	8.6x	16.2x
Calendar year 2024 estimated EBITDA multiples	1.1x	7.2x	7.4x	13.8x
Calendar year 2025 estimated EBITDA multiples	0.9x	6.3x	7.1x	10.3x

Northland made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of the Company’s assets and the selected public companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis.

Northland then applied the low to high LTM and calendar years 2023, 2024, and 2025 revenue multiples and gross profit multiples described above derived from the selected public companies to the corresponding data of the Company. This analysis indicated approximate implied enterprise value reference ranges for the Company of approximately $221 million to $438 million, $230 million to $451 million, $262 million to $501 million, and $302 million to $578 million based on LTM revenue of approximately $342 million and 2023, 2024, and 2025 revenue estimates of approximately $356 million, $412 million, and $486 million, respectively, and approximate implied enterprise value reference ranges for the Company of approximately $34 million to $386 million, $35 million to $381 million, $31 million to $396 million, and $35 million to $418 million based on LTM gross profit of approximately $74 million and 2023, 2024, and 2025 gross profit estimates of approximately $81 million, $96 million and $120 million, respectively. Northland then applied the low to high calendar years 2023, 2024, and 2025 EBITDA multiples to the corresponding data of the Company. This analysis indicated approximate implied enterprise value reference ranges for the Company of approximately $52 million to $473 million, $42 million to $498 million, and $48 million to $555 million based on 2023, 2024, and 2025 adjusted EBITDA estimates of approximately $29 million, $36 million, and $54 million, respectively, as compared to the Company’s EV of $259,000,000 based on the merger consideration. Adjusted EBITDA, a non-GAAP financial measure, as used per management, means income (loss) from operations plus transaction and one-off costs, various value creation and cost saving items, company restructuring, depreciation and amortization, RSUs bonus, and RSUs.

No company used in the selected public companies analysis is identical to the Company. In evaluating the selected public companies, Northland made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond our control, such as the impact of competition on us and the industry generally, industry growth and the absence of any adverse material change in our financial conditions and prospects or the industry or the financial markets in general.

Selected Precedent Transactions

In connection with its analysis, Northland compared publicly available statistics for technology transactions that were publicly announced with sufficient data to analyze, closed since January 1, 2019, and for companies deemed similar to ours in one or more respects, including, but not limited to, the nature of the business, size, diversification, margin profile and financial performance. The following were the selected precedent transactions used in the analysis:

Closed	Buyer / Acquirer	Target
December 2021	Sinch AB (publ)	Inteliquent, Inc.
March 2021	Centre Lane Partners V, L.P.	Synacor, Inc.
March 2021	Alianza, Inc.	CounterPath Corporation
November 2020	Sinch AB (publ)	SAP Digital Interconnect Of SAP SE
May 2019	Enghouse Systems Limited	Vidyo, Inc.
April 2019	Tanla Platforms Limited	Karix Mobile Private Limited

Northland also reviewed and compared certain publicly available transaction valuation metrics that Northland determined, based on its professional judgment, including revenue and EBITDA. Certain of this information was derived from S&P Capital IQ as of June 27, 2023.

The following table reflects the results of these analyses with respect to the selected precedent transactions:

	Low	Mean	Median	High
LTM revenue multiples	0.6x	1.2x	0.9x	2.1x
LTM EBITDA multiples	7.6x	11.9x	11.5x	16.8x

Northland then applied the low to high LTM revenue and EBITDA multiples described above derived from the selected precedent transactions to the corresponding data of the Company. This analysis indicated approximate implied enterprise value reference ranges for the Company of approximately $190 million to $732 million and approximately $136 million to $299 million based on LTM revenue of approximately $342 million and adjusted EBITDA of approximately $18 million, respectively, as compared to the Company’s EV of $259,000,000 based on the merger consideration.

No transaction used in the selected precedent transactions analysis is identical to the Company or the Merger. In evaluating the selected precedent transactions, Northland made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond our control. These include, among other things, the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.

Discounted Cash Flow Analysis

Northland performed a discounted cash flow analysis of the Company, by calculating the estimated present value (as of June 27, 2023) of the unlevered, after-tax free cash flows that the Company was forecasted to generate during the calendar years ending December 31, 2023 through December 31, 2028 based on financial projections and estimates of our management. Northland calculated implied terminal values for the Company by applying to the calendar year 2028 estimated unlevered, after-tax free cash flow of us a selected range of perpetuity growth rates of 0.5% to 2.5%. The present values (as of June 27, 2023) of the cash flows and terminal values were then calculated using a selected range of discount rates of 10.0% to 16.0% derived from a weighted cost of capital calculation. This analysis indicated an approximate implied aggregate enterprise value reference range for the Company of $247 million to $485 million, as compared to the Company’s EV of $259,000,000 based on the merger consideration.

Although discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including commodity prices and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of the Company’s present or future value or results. Discounted cash flow analysis in isolation from other analyses is not an effective method of evaluating transactions.

Miscellaneous

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Northland did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Northland made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

In connection with Northland’s services as our financial advisor in connection with the Merger, Northland is entitled receive a non-refundable fee of $400,000, of which $200,000 was payable immediately upon the delivery of their opinion and $200,000 upon the signing of the Merger Agreement. In the event any additional opinion is delivered, we will pay an additional fee of $15,000 immediately upon delivery of each additional opinion. No portion of the fee was based upon whether Northland delivered a favorable opinion with respect to the merger consideration to be paid to our common stockholders pursuant to the Merger Agreement. In addition, we have agreed to reimburse Northland for certain of its expenses and to indemnify Northland and related persons against various potential liabilities, including certain liabilities that may arise in connection with Northland’s engagement.

Northland, as a customary part of its investment banking business, is continually engaged in performing financial analyses regarding businesses and their securities in connection with acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions for estate, corporate and other purposes. Northland provides investment banking and other services to a wide range of entities and individuals from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Northland may trade or otherwise effect transactions in debt or equity securities of the Company, Tata Communications or certain of their respective affiliates. During the two-year period prior to the date of Northland’s opinion, no material relationship existed between Northland or any of its affiliates and the Company or Tata Communications pursuant to which compensation was received by Northland or any of its affiliates. Northland or its affiliates may in the future provide investment banking and other financial services to the Company and Tata Communications and their respective affiliates for which it or they would expect to receive compensation.

Unaudited Prospective Financial Information

In the ordinary course of business and not in connection with the Merger, management of the Company prepared certain unaudited prospective financial information of the Company for the calendar years 2023 through 2028, which information is referred to as the “Projections.” The Projections were prepared in the ordinary course for internal use only and not for public disclosure and were provided to the Board for the purposes of considering, analyzing and evaluating the Merger. The Projections were also provided to and approved by the Company for use by, Northland for purposes of its fairness opinion, as described in the section of this proxy statement entitled “The Merger—Fairness Opinion of Northland Securities, Inc.” The Projections were provided to Tata Communications in connection with its consideration and evaluation of the Merger.

The Projections are not included in this proxy statement to influence any decision on whether to vote for the Merger proposal, but rather we have included a summary of these Projections below to give our stockholders access to certain nonpublic information provided to the Board and Northland in connection with the Merger. The inclusion of the Projections should not be regarded as an indication that the Board, the Company, Tata Communications, Merger Sub, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of actual future results.

The Projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company’s control. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. The Projections were prepared for internal use and were not prepared with a view toward public disclosure or toward compliance with United States generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections included in this proxy statement have been prepared by, and are the responsibility of, the Company’s management. EY S.p.A., the Company’s independent registered public accounting firm, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information, and accordingly, EY S.p.A. does not express an opinion or any other form of assurance with respect thereto. The EY S.p.A. report incorporated by reference in this proxy statement relates to the Company’s historical financial information. It does not extend to the Projections and should not be read to do so.

Projections of this type are based on estimates and assumptions in many respects, and as a result, subject to interpretation. While presented with numeric specificity, these Projections were based on numerous variables and assumptions (including, but not limited to, industry performance and competition and general business, economic, market and financial conditions and additional matters specific to the Company’s businesses) that are inherently subjective and uncertain and are beyond the control of our management. Important factors that may affect actual results and cause these Projections to not be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the “Risk Factors” section of our Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement. Also see the section of this proxy statement entitled “Where You Can Find More Information.” These Projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these Projections. Since the Projections cover multiple years, such information by its nature becomes less predictive with each successive year. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

The Projections contain certain adjusted financial measures that our management believes the most meaningful and useful to investors, analysts, rating agencies and others who use financial information in evaluating the performance of the Company. The adjusted financial measures are not meant to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. While we believe these adjusted financial measures provide meaningful and useful information to investors, analysts, rating agencies and others who use financial information in evaluating the performance of the Company, there are limitations associated with the use of these adjusted financial measures. These adjusted financial measures are not prepared in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. The SEC rules that would otherwise require a reconciliation of an adjusted financial measure to a GAAP financial measure do not apply to adjusted financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of adjusted financial measures were not relied upon by our Board or our financial advisor in connection with their respective evaluation of the Merger. Accordingly, we have not provided a reconciliation of the adjusted financial measures included in the Projections to the relevant GAAP financial measures.

The following is a summary of the Projections:

Summary of the Unaudited Prospective Financial Information

(dollars in millions)

	Calendar Year
	2023		2024		2025
Revenue	$356.5		$411.8		$485.5
Gross Profit	$81.2		$96.5		$119.7
Net Income (Loss)	($29.6)		($26.8	) (2)	($6.9)
Adjusted EBITDA (1)	$29.2		$35.2	(2)	$53.7

	Calendar Year
	2026		2027		2028
Adjusted EBITDA (1)	$57.1	(2)	$66.9	(2)	$69.0	(2)

(1)

Adjusted EBITDA is defined as of any date of calculation, the consolidated earnings or loss of Kaleyra and its subsidiaries, before finance income and finance cost (including bank charges), tax, depreciation and amortization calculated from the unaudited consolidated financial statements of such party and its subsidiaries, plus (i) transaction and one-off expenses, (ii) without duplication of clause (i), severance or change of control payments, (iii) any expenses related to company restructuring, (iv) any compensation expenses relating to stock options, restricted stock units, restricted stock or similar equity interests as may be issued by Kaleyra or any of its subsidiaries to its or their employees and (v) any provision for the write down of assets. In performing its discounted cash flow analysis, Northland relied on the prospective financial information summarized in the above chart.

(2)

In the Projections used by Northland, Net Loss and Adjusted EBITDA were $(25.9) million and $36.1 million in 2024, and Adjusted EBITDA in 2026, 2027 and 2028 was $56.4 million, $66.2 million and $68.3 million, respectively; the small differences are due to the exclusion of savings from the Value Creation Program.

Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the Projections set forth above. No one has made or makes any representation to any stockholder regarding the information included in the Projections.

For the foregoing reasons, as well as the basis and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that the Projections will necessarily be predictive of actual future events, and they should not be relied on as such. Except as required by applicable securities laws, the Company does not intend to update or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Financing

We understand that Tata Communications intends to fund the merger consideration through available cash.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board that you vote to approve and adopt the Merger Agreement and the Merger, you should be aware that aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other stockholders of the Company generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to the stockholders of the Company that the Merger Agreement and the Merger be approved and adopted. See the section of this proxy statement entitled “The Merger—Background of the Merger” and the section entitled “The Merger—Reasons for the Merger.” The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve and adopt the Merger Agreement and the Merger. These interests are described in more detail below, and certain of them are quantified in the disclosure below.

Treatment of Company Equity Awards

At the Effective Time of the Merger, each Vested Company RSU will be cancelled and converted solely into the right to receive an amount in cash (without interest) equal to (1) the total number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time of the Merger, multiplied by (2) the Per Share Price, less applicable withholding taxes.

At the effective time of the Merger, each Unvested Company RSU will be cancelled and converted solely into the contingent right to receive a converted cash award equal to (1) the total number of shares of Company Common Stock subject to such Unvested Company RSU as of immediately prior to the Effective Time of the Merger, multiplied by (2) the Per Share Price, less applicable withholding taxes. Except as otherwise provided in the Merger Agreement, each such converted cash award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company RSU immediately prior to the Effective Time of the Merger, with payment forfeited to the extent vesting is not satisfied; provided, however, that if a holder of a converted cash award is terminated by Tata Communications or the Surviving Corporation without “cause” (as defined in such holder’s then-effective employment agreement with the Company or one of its subsidiaries or, if none, determined consistently in accordance with the Company’s past practices) in connection with the closing of the Merger or thereafter but on or prior to December 31, 2024, such holder’s then unvested converted cash award will automatically accelerate and become vested upon such date of termination.

As of the date of this proxy statement, the aggregate number of shares of Company Common Stock subject to Unvested Company RSU held by the Company’s directors and by members of the Company’s prior advisory board (which was terminated) as of December 31, 2023 (which we are using as the assumed closing date of the Merger solely for purposes of determining the number of Unvested Company RSU subject to vest at the closing of the Merger (the “Assumed Closing Date”)), is approximately 194,462, each of which will vest in connection with the closing of the Merger.    As of the date of this proxy statement, the aggregate number of shares of Company Common Stock subject to Unvested Company RSU held by the Company’s executive officers is approximately 207,834, and approximately 50,790 of those will vest on or prior to the Assumed Closing Date.

Name	Number of Shares Subject to Company RSUs
Kathleen Miller	39,554
Karin-Joyce Tjon	39,554
Avi Katz	36,909
Neil Miotto	18,455
John Mikulsky	18,455
Matteo Lodrini	17,646
Emilio Hirsch	16,428
Dinu Raluca (1)	2,392
Carlo Enrico (1)	1,784
Frederic Mazurier (1)	1,784
Peter Wang (1)	1,501

(1)	Member of the Company’s prior advisory board.

The table above sets forth the number of shares of Company Common Stock, rounded to the nearest whole share, subject to Company RSUs held by each of the Company’s directors and former members of the Company’s prior advisory board (which was terminated) as of the Assumed Closing Date, which vest on the Company’s standard vesting dates on each February 20, May 20, August 20 and November 20 during the applicable vesting schedule. The number of shares subject to Company RSUs is subject to change prior to the Assumed Closing Date.

Success and Closing Retention Bonuses

Some or all of the Company’s directors and executive officers may receive success and closing retention bonuses in an aggregate amount not to exceed $10 million, as will be determined prior to closing of the Merger by the Board in consultation with Tata Communications. These bonuses are payable in recognition of the extraordinary efforts put forth by the recipients to facilitate the Merger and to help retain the relevant Company employees to attempt to ensure the continuity of the Company’s business up until the closing of the Merger.

Post-Closing Services

Certain of the Company’s directors and executive officers may be offered post-closing employment, consulting arrangements or directorships by Tata Communications or one or more of its affiliates. As of the date of this proxy statement, none of our executive officers or directors has been formally offered any employment, consulting arrangement or directorship with Tata Communications or one or more of its affiliates. Prior to or following the closing of the Merger, however, certain of our executive officers or directors may enter into agreements with Tata Communications or their respective affiliates regarding employment, consulting arrangements or directorships with Tata Communications or one or more of its affiliates.

Special Committee

Each of the Company’s non-executive directors is a member of the Special Committee, which committee is authorized to oversee the due diligence and negotiation process with respect to the Merger and manage the pre-closing process with Tata Communications regarding the Merger. To the extent a member of the Special Committee devotes in excess of five hours to committee activities during any week, the Company shall pay such member $700 for each excess hour of work, provided that no member shall be entitled to receive in excess of $85,000 in any calendar month for such work.

Indemnification

Under the Merger Agreement, from and after the Effective Time, Tata Communications has agreed that it will, and will cause the Surviving Corporation to, honor and fulfill all obligations of the Company and its subsidiaries pursuant to any indemnification agreements between the Company and any of its subsidiaries or affiliates on the one hand and any of their respective current or former directors (“indemnified parties”). From and after the Effective Time until the sixth anniversary of the Effective Time, Tata Communications has agreed that it will, and will cause the Surviving Corporation to cause the organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses at least as favorable as the indemnification, exculpation and advancement of expenses provisions in the organizational documents of the Company and its subsidiaries as of the date of the Merger Agreement.

From and after the Effective Time until the sixth anniversary of the Effective Time, Tata Communications has agreed that it will, and will cause the Surviving Corporation to, subject to certain limitations, indemnify, defend and hold harmless the indemnified parties, against any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts incurred by such person in connection with any claim, action, suit, proceeding or investigation (including amounts paid in settlement or compromise of such proceedings) arising directly or indirectly, out of or pertains, directly or indirectly to (i) the fact that such person is or was a director or officer of the Company or any of its subsidiaries; (ii) any act or omission taken in such person’s capacity as a director or officer or (iii) the Merger.

From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation will (and Tata Communications will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability and similar insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. Prior to the Effective Time, the Company will purchase a prepaid six year “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier.

Change in Control Severance Benefits Under Existing Relationships

Severance Entitlements

On December 9, 2022, the Company entered into the Transition and Employment Agreement with Dario Calogero (the “Calogero Employment Agreement”), which contains terms substantially similar to those in Mr. Calogero’s prior employment agreement with the Company, effective as of November 26, 2019, and provides that if Mr. Calogero is terminated for “cause” by the Company or because he resigns without “good reason” (as such terms are defined in the Calogero Employment Agreement and together defined as a “Calogero Qualifying Termination”), then he will be paid his unpaid base salary for the period prior to the effective date of termination (if any), any accrued but unused vacation time as of the effective date of termination (if any), all unreimbursed expenses as of the effective date of termination (if any), and other payments entitlements or benefits Mr. Calogero held rights to prior to the effective date of termination (if any) (collectively, the “Other Rights”). If the Company terminates Mr. Calogero’s employment without “cause,” or he terminates his employment for “good reason” (each as defined in the Calogero Employment Agreement), he will receive additional payments from the Company, subject to him entering into a release in favor of the Company. If such termination is not within the two (2)-year period following a Change in Control (as such term is defined in the Calogero Employment Agreement and which includes the Merger), then Mr. Calogero will receive as severance, in addition to the Other Benefits, a lump sum amount equal to two (2) times the sum of (A) his then-current base salary plus (B) an amount equal to his annual target bonus. If such termination is within the two (2)-year period following a “change in control” (as defined in the Calogero Employment Agreement and which includes the Merger), then the severance amount will be for three (3) times, rather than two (2) times, the sum of (1) his then-current base salary, plus (2) an amount equal to his annual target bonus, which will also be payable in a lump sum. In each case, Mr. Calogero will also receive a bonus for the year of termination, as well as immediate vesting of any service-based vesting conditions applicable to long-term awards previously granted to him, provided that any performance-vesting conditions will still apply. In addition, Mr. Calogero will receive insurance coverage for Mr. Calogero and members of his family that is no less favorable than the insurance coverage provided by the Company for the shorter of (i) the two (2)-year period following any such Calogero Qualifying Termination or (ii) the date on which Mr. Calogero obtains comparable coverage under a subsequent employer plan. Such severance payments and benefits will be conditioned on Mr. Calogero’s compliance with certain restrictive covenants, including a confidentiality provision, an invention assignment provision and twelve (12)-month post-termination non-competition and non-solicitation covenants.

On June 1, 2021, the Company entered into an employment agreement with Giacomo Dall’Aglio (the “Dall’Aglio Employment Agreement”). Under the Dall’Aglio Employment Agreement, either party may terminate the Dall’Aglio Employment Agreement at any time. If Mr. Dall’Aglio’s employment is terminated by the Company without “cause”, or Mr. Dall’Aglio resigns for “good reason” (each as defined in the Dall’Aglio Employment Agreement and together defined as a “Dall’Aglio Qualifying Termination”), in each case other than in connection with a “change in control” (as defined in the Dall’Aglio Employment Agreement and which includes the Merger), Mr. Dall’Aglio will be entitled to receive (A) a lump sum cash payment equal to the sum of (i) his then-current base salary and (ii) the amount equal to 100% of his annual target bonus, (B) Mr. Dall’Aglio’s then applicable target annual bonus for the year in which the termination occurred, (C) accelerated vesting of any service-based vesting conditions applicable on any outstanding long-term awards, (D) any other benefits Mr. Dall’Aglio is entitled to in accordance with any terms of any plan, arrangement or program maintained by the Company, and (E) insurance coverage for Mr. Dall’Aglio and members of his family that is no less favorable than the insurance coverage provided by the Company for the shorter of (i) the one (1)-year period following any such Dall’Aglio Qualifying Termination or (ii) the date on which Mr. Dall’Aglio obtains comparable coverage under a subsequent employer plan. If the Dall’Aglio Qualifying Termination occurs within a one (1)-year period following a “change in control,” then Mr. Dall’Aglio will be entitled to receive the same severance amounts as described above. The receipt of any severance is subject to Mr. Dall’Aglio’s signing a release of claims in favor of the Company. The Dall’Aglio Employment Agreement also contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-compete and non-solicitation covenants generally continue for a period of twelve (12) months following the termination of employment.

On January 14, 2020, Kaleyra S.p.A and Mr. Nicola Vitto entered into an employment agreement in connection with his appointment as Chief Product & Technology Officer, effective as of January 16, 2020 (the “Vitto Employment Agreement”). The Vitto Employment Agreement does not provide for enhanced severance or notice provisions in connection with a change in control and can be terminated in accordance with the notice periods applicable by law. Any severance payment is payable in accordance with the terms of Italian law, including Article 8(8) of Legislative Decree no. 252 of December 5, 2005.

Quantification of Payments and Benefits to the Company’s Named Executive Officers

The information in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of the Company’s named executive officers that is based on or otherwise related to the Merger, and assumes, among other things, that each named executive officer will experience a qualifying termination immediately following the consummation of the Merger. Please note that the amounts described and quantified below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date and do not reflect certain compensation actions that may occur before the effective time of the Merger.

For purposes of calculating the amounts included in the table below, we have used the information available as of July 27, 2023 and assumed that a termination of each named executive officer’s employment by Tata Communications or its subsidiaries without cause immediately following the effective time of the Merger. The calculations in the table below do not include amounts the named executive officers were already entitled to receive or will be vested in as of the closing of the Merger. For purposes of calculating the amounts below, the per share value of a share of Company Common Stock was based on the per share merger consideration ($7.25 per share).

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Perquisites and Benefits ($) (3)	Total ($) (4)
Dario Calogero	$3,290,000	$413,004	$57,350	$3,760,354
Giacomo Dall’Aglio	$630,000	$322,234	$26,888	$979,122
Nicola Junior Vitto	—	$219,907	—	$219,907

(1)

Cash. Represents severance payments under the executive’s employment agreement upon a termination without “cause” or resignation for “good reason” (as defined in the respective employment agreements), including (i) with respect to Mr. Calogero, a cash severance payment in an amount equal to the sum of (A) three (3) times (1) his annual base salary ($470,000), plus (2) 100% of his annual target bonus ($470,000), and (B) a bonus for the year of termination ($470,000), and (ii) with respect to Mr. Dall’Aglio, a cash severance payment in an amount equal to the sum of (A) (1) his annual base salary ($315,000), plus (2) 100% of his annual target bonus ($157,500), and (B) a bonus for the year of termination ($157,500). In each case, severance is payable in a lump sum. Receipt of these payments is subject to the employee’s execution of a general release of claims in favor of the Company and its affiliates. For purposes of calculating the amounts included in the table above, we have assumed that the employee’s employment will be terminated by the Company without cause immediately following the effective time of the Merger. The amount payable to each named executive officer is a “double-trigger” payment, which means the amount will become payable only upon a qualifying termination of employment following the effective time of the Merger. The Vitto Employment Agreement does not provide for enhanced severance or notice provisions in connection with a change in control and can be terminated in accordance with the notice periods applicable by law.

(2)

Equity. The numbers in this column represent the value of accelerated vesting of outstanding Unvested Company RSUs at the Assumed Closing Date of the Merger. As described in the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Company Equity Awards,” outstanding Unvested Company RSUs will be cancelled and converted into the contingent right to receive a cash payment subject to vesting, subject to earlier payment upon a termination without “cause” in connection with the closing of the Merger or thereafter but on or prior to December 31, 2024. The amounts set forth below in respect of the unvested Company RSUs constitute “double-trigger” payments, as such amounts represent the value of the converted cash awards to be received in respect of such Company RSUs, which will become payable only upon a “qualifying termination” of employment following the effective time of the Merger. Set forth below is the value attributable to the unvested Company RSUs held by each named executive officer:

Name	Company RSUs ($)
Dario Calogero	$413,004
Giacomo Dall’Aglio	$322,234
Nicola Junior Vitto	$219,907

For a more detailed discussion regarding the treatment of equity awards, see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Company Equity Awards.”

(3)

Perquisites and Benefits. Amounts in this column represent estimated insurance coverage for Messrs. Calogero and Dall’Aglio, for the shorter of (i) the two (2)-year or one (1)-year period, respectively, following the date of a termination without “cause” or resignation for “good reason” (as defined in the respective employment agreements) or (ii) the date on which the executive obtains comparable insurance coverage. The amount payable to each named executive officer is a “double-trigger” payment, which means the amount will become payable only upon a qualifying termination of employment following the effective time of the Merger. The Vitto Employment Agreement does not provide for continued coverage in the Company’s insurance plans following his termination of employment and any such coverage would be determined under applicable law.

Name	Continued Insurance Coverage ($) (1)
Dario Calogero	$57,350
Giacomo Dall’Aglio	$26,888
Nicola Junior Vitto	—

(1)

Insurance coverage was estimated based upon the healthcare and life insurance benefits received by each of the Company’s named executive officer in fiscal year 2022, as disclosed in the Annual Report on Form 10-K filed with the SEC on March 16, 2023.

(4)

280G. The amounts in this column do not reflect any potential reductions to such amounts that may occur pursuant to the Section 280G best-net cutback provisions included in Messrs. Calogero’s and Dall’Aglio’s employment agreements.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to holders of Company Common Stock whose shares are exchanged for cash pursuant to the Merger. This discussion is based on the provisions of the Internal Revenue Code of 1986 (the “Code”), applicable U.S. Treasury regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue

Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the Medicare contribution tax on net investment income, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company Common Stock that is:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Company Common Stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

This discussion applies only to holders of shares of Company Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of Company Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, holders who will hold, directly or indirectly, an equity interest in the Surviving Corporation, holders who acquired their shares of Company Common Stock through the exercise of employee stock options or other compensation arrangements and holders who own or have owned (directly, indirectly or constructively) five percent (5%) or more of the Company Common Stock (by vote or value)).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Company Common Stock, you should consult your tax advisor.

Holders of Company Common Stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax and any U.S. federal, state, local, foreign or other tax laws.

Consequences to U.S. Holders

A U.S. holder whose shares of Company Common Stock are converted into the right to receive cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of Company Common Stock surrendered in the Merger is greater than one year as of the date of the Merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Company Common Stock at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Company Common Stock.

Consequences to Non-U.S. Holders

A non-U.S. holder whose shares of Company Common Stock are converted into the right to receive cash in the Merger generally will not be subject to U.S. federal income taxation unless:

•

gain resulting from the Merger is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by any applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the Merger occurs and certain other conditions are satisfied.

Any gain recognized by a non-U.S. holder described in the first bullet above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “U.S. person” as defined under the Code. A non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business.

Gain described in the second bullet above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by certain U.S. source capital losses, if any, of the non-U.S. holder.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Company Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non-U.S. holder pursuant to the Merger if the non-U.S. holder has provided the appropriate Internal Revenue Service Form W-8 (or applicable successor form).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of shares of Company Common Stock should consult their tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax and the effect of any U.S. federal, state, local, foreign or other tax laws.

Regulatory Approvals

Antitrust Approval in the U.S.

Under the HSR Act and related rules, certain transactions, including the proposed Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the DOJ, and the FTC and all statutory waiting period requirements have been satisfied. On July 13, 2023, both parties filed their respective Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC. As a result, assuming the Notification and Report Forms are deemed complete, neither agency either issues a request for additional information and documents, and the acquiring person does not “pull and refile” its Notification and Report Form at the end of the initial waiting period, the required waiting period under the HSR Act will expire at 11:59 p.m. (Eastern Time) on August 14, 2023.

At any time before or after the expiration of the statutory waiting period under the HSR Act, or before or after the effective time of the Merger, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of assets of the Company or Tata Communications (or its controlling parent) or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither the Company nor Tata Communications believes that the Merger will violate federal antitrust laws, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

CFIUS Approval

The Merger is conditioned on the receipt of CFIUS Approval, which shall mean that (i) the Company and Tata Communications have received notice from CFIUS that (a) CFIUS has determined that the Merger is not a “covered transaction” and is not subject to review under Section 721 of Title VII of the Defense Production Act of 1950, as amended and as may be amended from time to time, including the regulations promulgated thereunder, codified at 31 C.F.R. Part 800, et seq. (the “DPA”), (b) CFIUS has concluded an assessment, review or investigation of the Merger and determined that there are no unresolved national security concerns, and has therefore terminated all action under the DPA, or (c) CFIUS has determined, pursuant to 31 C.F.R. § 800.407(a)(2), that it is not able to conclude action pursuant to a CFIUS declaration but has not requested the submission of a CFIUS notice; or (ii) if CFIUS has sent a report to the President of the United States requesting the President’s decision, then the President has (A) announced a decision not to take any action to suspend or prohibit the Merger or (B) not taken any action to suspend or prohibit the Merger after 15 days from the date of receipt of the report from CFIUS.

The Company and Tata Communications plan to file a short-form “declaration” with CFIUS pursuant to 31 C.F.R. § 800.402 in the next few weeks. Following CFIUS’s acceptance of the declaration, CFIUS will begin a 30-day assessment period of the transaction, after which CFIUS will either (1) issue the CFIUS Approval under one of the circumstances described above, or (2) request that the parties file a long-form “notice,” which would involve a review period of up to 45 days, followed, if necessary, by an investigation period of up to 45 days.

Other Merger Filings or Clearances

Pursuant to the applicable requirements of the Foreign Exchange Management (Overseas Investment) Directions, 2022 (the “Directions”), Tata Communications submitted an Application to the Special Director of the Enforcement Directorate of India on May 17, 2023 seeking their No Objection Certificate under Rule 10(1) of the Directions. The waiting period with respect to such notice expired on July 17, 2023 and Tata Communications is deemed to have received requisite approval for the transaction.

Timing

Although Tata Communications and the Company do not expect the relevant regulatory authorities to raise any significant concerns in connection with their review of the Merger, there is no assurance that Tata Communications or the Company, as applicable, will obtain all required regulatory approvals on a timely basis, if at all, or that these approvals will not include a restriction, limitation or condition which, in such case, would permit Tata Communications or the Company to refuse to close the transactions contemplated by the Merger Agreement and consummate the Merger.

Other

Other than the approvals and notifications described above, neither the Company nor Tata Communications is aware of any material regulatory approvals required to be obtained, or waiting periods required to expire, after the making of a filing. If the Company or Tata Communications discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although, as is the case with the regulatory approvals described above, there can be no assurance that they will be obtained on a timely basis, if at all. Tata Communications and the Company are each required to use their respective reasonable best efforts to file all the necessary documentation and obtain consents of the relevant governmental authorities in order to consummate the acquisition.

Delisting and Deregistration of Company Common Stock

If the Merger is completed, the Company Common Stock will be delisted from the NYSE and deregistered under the Exchange Act. As such, we would no longer be required to file periodic reports with the SEC with respect to the Company Common Stock.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached hereto as Annex A to this proxy statement, are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about the Company in its periodic and current reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or its subsidiaries or affiliates. The Merger Agreement contains representations and warranties by the Company, Tata Communications and Merger Sub that were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the description of the Merger Agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A to this proxy statement and which is incorporated herein by reference.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See section entitled “Where You Can Find Additional Information.”

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the Effective Time, Merger Sub, a wholly owned subsidiary of Tata Communications, will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the Surviving Corporation in the Merger. As a result of the Merger, the Company will become a wholly owned subsidiary of Tata Communications. Merger Sub was formed solely for purposes of the Merger and has no material assets or operations of its own.

At the Effective Time, the certificate of incorporation and the amended and restated bylaws of the Company, as in effect immediately prior to the effective time of the Merger will be amended and restated as of the effective time of the Merger to be, in the case of the certificate of formation, in the form of the certificate of incorporation exhibited to the Merger Agreement and, in the case of the bylaws, in the form (except with respect to the name of the Company) of the bylaws of Merger Sub, and as so amended will be the certificate of incorporation and bylaws of the Surviving Corporation. The directors of Merger Sub immediately before the effective time of the Merger will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal. The officers of the Company immediately before the effective time of the Merger will be the initial officers of the Surviving Corporation and will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Closing and Effective Time of the Merger

The closing of the Merger will take place at 9:00 a.m. Eastern Time on a date to be agreed upon by the Company, Merger Sub and Tata Communications that is no later than the fifth business day after the satisfaction or waiver of all of the conditions described in the section of this proxy statement entitled “The Merger Agreement—Conditions of the Merger” beginning on page 67 (other than any condition that by its nature cannot be satisfied until the closing of the Merger, but subject to satisfaction of any such condition), remotely by exchange of documents and signatures, unless another date or place is agreed to in writing by the Company, Tata Communications and Merger Sub.

The Merger will become effective as of the date and time of the filing of the certificate of Merger with the Secretary of State of the State of Delaware, or such later time as specified in the certificate of Merger and as is agreed to by the Company and Tata Communications.

Effect of the Merger on Capital Stock

The Merger Agreement provides that, at the Effective Time, each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than any shares of Company Common Stock that are held by the Company as treasury stock or owned by Tata Communications or any of its subsidiaries (including Merger Sub), or any shares of Company Common Stock as to which appraisal rights have been properly exercised in accordance with Delaware law), will be automatically cancelled, extinguished and converted into the right to receive the Per Share Price. Following the Effective Time, each holder of Company Common Stock will cease to have any rights with respect to such Company Common Stock, except for the right to receive the merger consideration therefor, without interest.

Each share of Company Common Stock owned by Tata Communications or any of its subsidiaries (including Merger Sub) immediately prior to the Effective Time will be automatically cancelled and extinguished without any conversion thereof or consideration paid therefor. Each share of Company Common Stock held in the treasury of the Company will be cancelled and extinguished and no payment or other consideration will be made with respect to such shares.

Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately before the Effective Time of the Merger will thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Treatment of Company Equity Awards

At the Effective Time, each Vested Company RSU will be cancelled and converted solely into the right to receive an amount in cash (without interest) equal to (1) the total number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time, multiplied by (2) the Per Share Price, less applicable withholding taxes.

At the Effective Time, each Unvested Company RSU will be cancelled and converted solely into the contingent right to receive a converted cash award equal to (1) the total number of shares of Company Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time, multiplied by (2) the Per Share Price, less applicable withholding taxes. Except as otherwise provided in the Merger Agreement, each such converted cash award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company RSU immediately prior to the Effective Time, with payment forfeited to the extent vesting is not satisfied; provided, however, that if a holder of a converted cash award is terminated by Tata Communications or the Surviving Corporation without “cause” (as defined in such holder’s then-effective employment agreement with the Company or one of its subsidiaries or, if none, determined consistently in accordance with the Company’s past practices) in connection with the closing of the Merger or thereafter but on or prior to December 31, 2024, such holder’s then unvested converted cash award will automatically accelerate and become vested upon such date of termination.

Treatment of Company Warrants

At the Effective Time, each issued and outstanding warrant to purchase shares of Company Common Stock, whether listed on the NYSE or otherwise (each, a “Company Warrant”), outstanding as of immediately prior to the Effective Time will, pursuant to the terms of the Warrant Agreement, dated December 7, 2017, by and between GigCapital, Inc. and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), be automatically cancelled and converted into the right to receive (without interest) an amount in cash equal to the product of (i) the total number of shares of Company Common Stock underlying such Company Warrant multiplied by (ii) the excess, if any of (A) the Per Share Price over (B) the Exercise Price (as defined in the Warrant Agreement), as reduced as described below.

In connection with the Merger Agreement, on June 28, 2023, the Company and Continental Stock Transfer & Trust Company, entered into an amendment to the Warrant Agreement (the “Warrant Amendment”), amending the Company’s warrant holders’ (“Warrant Holders”) rights under the Warrant Agreement. The Warrant Agreement provides that, upon the completion of the Merger, the Exercise Price (as defined in the Warrant Agreement) will be reduced by an amount equal to the difference between (A) the Exercise Price in effect prior to such reduction minus (B) (I) the Per Share Price minus (II) the Black-Scholes Warrant Value (as defined in the Warrant Agreement). The Warrant Amendment provides that immediately following (and after giving effect to) the reduction of the Exercise Price as set forth in the immediately preceding sentence, each outstanding Company Warrant will be automatically cancelled with no action required from the Warrant Holders and converted into a right to receive an amount in cash, without interest, equal to (A) the total number of shares of Common Stock underlying such Company Warrant multiplied by (B) the excess, if any, of (I) the Per Share Price over (II) the Exercise Price (as reduced).

At or prior to the closing, Tata Communications will deposit (or cause to be deposited) with the Payment Agent (as defined below in Payment; Surrender of Shares), by wire transfer of immediately available funds, the aggregate consideration owed to all holders of Company Warrants (the “Warrant Consideration”). As promptly as reasonably practicable, but in any event no later than fifteen business days after the closing, the Warrant Consideration will be paid by the Company or the Surviving Corporation all amounts required to be paid to such holders in respect of Company Warrants that are cancelled and converted pursuant to the Merger Agreement and the Warrant Agreement.

Dissenting Shares

Pursuant to the Merger Agreement, shares of Company Common Stock held by a holder who has demanded and perfected such holder’s demand for appraisal of such holder’s shares of Company Common Stock in accordance with Delaware law and as of the effective time has neither effectively withdrawn nor lost such holder’s right to such appraisal (such shares, “dissenting shares”), will not be converted into or represent a right to receive cash pursuant to the Merger Agreement, but the holder of such dissenting shares will be entitled to only such rights as are granted to holders of dissenting shares by Delaware law.

Payment; Surrender of Shares

Before the Effective Time, Tata Communications will designate a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”). At or prior to the closing, Tata Communications will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock are owed under the Merger Agreement.

Promptly following the Effective Time (and in any event within three business days), Tata Communications and the Surviving Corporation will cause the paying agent to mail to each holder of record as of immediately prior to the Effective Time of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than shares owned by Tata Communications or its subsidiaries and dissenting shares, as applicable) (the “Certificates”) (i) a letter of transmittal and (ii) instructions on how to surrender certificates representing such Company Common Stock in exchange for the price payable with respect to the shares of Company Common Stock formerly represented thereby. Upon delivery of the Certificates for cancellation and the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Per Share Price.

No record holder of uncertificated shares of Company Common Stock (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to the Merger Agreement. Instead, such record holder, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), will be entitled to receive an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (2) the Per Share Price, and the transferred Uncertificated Shares will be cancelled.

No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and transfer of Uncertificated Shares. Until surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price.

If payment of the Per Share Price is to be made to a person other than the person in whose name surrendered Certificates or transferred Uncertificated Share is registered, it will be a condition to such payment that:

•	the person requesting such exchange present proper evidence of transfer or will otherwise be in proper form for transfer; and

•

the person requesting such payment will have paid any transfer and other taxes required by reason of the payment of the Per Share Price to a person other than the registered holder of such Certificate or Uncertificated Share surrendered or will have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

Prior to the Effective Time, Tata Communications and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent will transmit to DTC or its nominee on the closing date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than shares owned by Tata Communications or its subsidiaries and dissenting shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Per Share Price.

Each certificate representing Company Common Stock that is surrendered will be cancelled. You should not send in your Company Common Stock certificates until you receive a letter of transmittal with instructions from the paying agent. Do not send Company Common Stock certificates with your proxy card.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company, Tata Communications and Merger Sub. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement (including in the confidential disclosure letter delivered by the Company to Tata Communications in connection therewith). In addition, some of those representations and warranties were made as of specified dates, may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to stockholders or may have been used for the purpose of allocating contractual risk between the parties to the Merger Agreement rather than establishing matters as facts.

The representations and warranties made by the Company (including, in certain cases, with respect to its subsidiaries) relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate power to own its properties and assets and conduct its business as currently conducted;

•	qualification to do business;

•	the corporate power and authority of the Company to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•

the valid authorization of the execution, delivery and performance of the Merger Agreement by the Company and the consummation by it of the Merger and the other transactions contemplated by the Merger Agreement;

•	the absence of any consents or approvals of, or any declaration, filing or registration with, any governmental entity being necessary to consummate the Merger;

•

the absence of conflicts with, or violations of, the organizational documents, governmental orders, or applicable law and certain material contracts as a result of the execution, delivery and performance of the Merger Agreement;

•	the capitalization of the Company, the ownership of its subsidiaries and the absence of any other subsidiaries;

•	the Company’s SEC filings since December 31, 2021 and the financial statements included therein, and the implementation and maintenance of disclosure controls and procedures;

•	the absence of any material adverse effect on the Company since December 31, 2022 and the absence of certain other changes or events;

•	the absence of certain undisclosed liabilities;

•	compliance with applicable laws, regulations, orders and other requirements of applicable governmental entities;

•	compliance with all governmental licenses, authorizations, approvals and orders held by the Company and its subsidiaries;

•	material contracts and the validity and enforceability of material contracts;

•	accuracy of the information in this proxy statement;

•	absence of legal proceedings;

•	employee compensation and benefits matters;

•	labor matters;

•	matters related to the Company’s owned real property and the Company’s leases;

•	intellectual property matters;

•	environmental matters and compliance with environmental laws;

•	data privacy matters;

•	anti-corruption and compliance, sanctions matters and compliance with import-export matters;

•	the payment of taxes, the filing of tax returns and other tax matters;

•	the receipt by the Board of a fairness opinion from Northland;

•	absence of brokers’, finder’s and similar fees payable in connection with the Merger and the other transactions contemplated by the Merger Agreement; and

•	transactions with affiliates.

For purposes of the Merger Agreement, “Company Material Adverse Effect” means an effect, individually or in the aggregate, which has or would reasonably be expected to, (i) have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole or (ii) prevent, materially impair or materially delay the ability of the Company to consummate the Merger, except to the extent such material adverse effect under clause (i) results from:

•	general economic conditions, or conditions in the global, international or regional economy generally, including changes in inflation, supply chain disruptions, and labor shortages;

•

conditions in the equity, credit, debt, financial, currency or capital markets, including (i) changes in interest rates or credit ratings; (ii) changes in exchange rates for the currencies of any country; or (iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•	conditions in the industries in which the Company and its subsidiaries conduct business or in any specific jurisdiction or geographical area in which the Company conducts business, or changes therein;

•

any political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, sabotage, cyber-attacks by or sponsored by a governmental authority, terrorism or military actions, including any escalation or worsening of the foregoing or any threats thereof, in each case, in the United States or any other country or region in the world;

•

earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages or electrical black-outs, and other force majeure events, including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;

•

the negotiation, execution, delivery or performance of the Merger Agreement or the announcement of the Merger Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, governmental authorities, vendors or any other third person;

•	the compliance by any party with the express terms of the Merger Agreement, including any action taken or refrained from being taken pursuant to the express terms of the Merger Agreement;

•	any action taken or refrained from being taken, in each case to which Tata Communications has, in writing, approved or consented to following the date of the Merger Agreement;

•

changes or proposed changes in GAAP or other accounting standards, in any applicable laws (or the enforcement or interpretation of any of the foregoing) or in any regulatory or legislative conditions, including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or the enforcement thereof) by any governmental authority, or any panel or advisory body empowered or appointed thereby;

•	any epidemics, pandemics (including COVID-19 and any evolutions or mutations thereof), plagues, other outbreaks of illness or public health events (including quarantine restrictions mandated by any governmental authority), including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;

•

any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions (including in connection with any dispute involving the Russian Federation and Ukraine);

•

any changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

•

any failure by the Company and its subsidiaries to meet (i) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (ii) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure in clauses (i) or (ii) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

•	the availability or cost of equity, debt or other financing to Tata Communications or Merger Sub;

•	any transaction litigation or any demand or legal proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;

•

the identity of, or any facts or circumstances relating to Tata Communications, Merger Sub, or their respective affiliates, the respective financing sources of or investors in the foregoing, with respect to the Company or its business; or

•	any breach by Tata Communications or Merger Sub of the Merger Agreement.

The representations and warranties made by Tata Communications and Merger Sub to the Company are more limited and relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate power to own its properties and assets and conduct its business as currently conducted;

•

the corporate power and authority of Tata Communications and Merger Sub to execute, deliver and perform its respective obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and no other corporate proceedings being necessary to authorize the Merger Agreement or the transactions contemplated thereby;

•

the absence of violations of or conflicts with organizational documents, applicable law or governmental orders and certain material contracts as a result of Tata Communications and Merger Sub executing, delivering and performing the Merger Agreement;

•

the absence of any consents, waivers, authorizations or approvals of any governmental entity or any declaration or notice or filing or registration with any governmental entity being necessary or required in connection with Tata Communications’ or Merger Sub’s execution, delivery and performance of the Merger Agreement;

•	the accuracy of the information provided by Tata Communications and Merger Sub in this proxy statement;

•	the absence of a vote or approval requirement by Tata Communications;

•	the availability of funds to pay the merger consideration on the closing date;

•	the operations of Merger Sub; and

•	the absence of legal proceedings.

Certain of the representations and warranties of Tata Communications and Merger Sub are qualified as to, among other things, “materiality” or certain events, changes, circumstances, effects, developments or state of facts that would reasonably be expected to have a material adverse effect on the ability of Tata Communications or Merger Sub to satisfy its obligations under the Merger Agreement.

The representations and warranties contained in the Merger Agreement will terminate upon the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms.

Covenants Related to the Conduct of Business

The Company has agreed to covenants in the Merger Agreement that affect the conduct of its business and that of its subsidiaries between the date of the Merger Agreement and the effective time of the Merger (or the earlier termination of the Merger Agreement). In addition, subject to certain exceptions specified in the Merger Agreement, required by applicable law or as agreed to by the parties, unless Tata Communications gives its written consent, the Company and each of its subsidiaries are restricted from, among other things:

•	conducting its business outside the ordinary course of business and inconsistent with past practice;

•	making any change in any of its organizational documents;

•	proposing or adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization

•

issuing, selling, delivering or agreeing or committing to issue, sell or deliver any Company securities (except as required by the terms of any specified employment agreements or arrangements or any award agreements under the Company Stock Plan or otherwise with respect to, and upon the vesting, exercise or settlement of, Company RSUs);

•

except for transactions solely among the Company and its subsidiaries or solely among the subsidiaries of the Company, reclassifying, splitting, combining, subdividing or redeeming, repurchasing, purchasing or otherwise acquiring or amending the terms of, directly or indirectly, any of the Company’s capital stock or other equity or voting interest (other than the withholding of shares of Company Common Stock to satisfy tax obligations incurred in connection with the vesting and settlement of Company RSUs and the acquisition by the Company of Company RSUs in connection with the forfeiture of such awards, in each case in accordance with their terms);

•

adjusting, splitting, combining or reclassifying any shares of capital stock, or issuing or authorizing or proposing the issuance of any other Company securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; declaring, setting aside or paying any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned subsidiary of the Company to the Company or one of its other wholly owned subsidiaries; modifying the terms of any shares of its capital stock or other equity or voting interest; pledging or encumbering any shares of its capital stock or other equity or voting interest;

•

incurring, assuming, or guaranteeing any indebtedness (other than indebtedness between the Company and its subsidiaries, performance bonds and surety bonds entered into in the ordinary course of business or any indebtedness for borrowed money in an amount not to exceed $350,000 in the aggregate at any time);

•

except as required by applicable law or under the terms of any Company employee benefit plan in effect as of the date of the Merger Agreement, or in the ordinary course of business with respect to persons eligible to earn an annual base salary or wages of $200,000 or less, or in conjunction with annual renewal or plan design changes for Company employee benefit plans that are made in the ordinary course of business and do not materially increase the cost of the Company and its subsidiaries, increasing the compensation payable to any officers, directors or employees or independent contractors of the Company; entering into, adopting, amending, modifying or terminating any employee benefit plan or making or granting any award under any employee benefit plan (other than payment of 2023 annual bonuses in the ordinary course of business, consistent with past practice); or hiring or terminating (other than for “cause”) any employee or other individual independent contractor of the Company;

•

selling, assigning, transferring, or otherwise disposing of, any of the Company’s or its subsidiaries’ material assets, other than such sales, assignments, transfers or other dispositions that are sales of products and services or dispositions of tangible assets in the ordinary course of business, do not have a purchase price that exceeds $500,000 individually or $1,000,000 in the aggregate, or expire in accordance with their statutory terms;

•

settling, releasing, waiving or compromising any pending or threatened legal proceeding for an amount equal to or in excess of $1,000,000 individually or $3,000,000 in the aggregate other than (i) any settlement where the amount paid by the Company is covered by insurance and (ii) as reflected or reserved against in the financial statements of the Company for amounts not in excess of those so reflected or reserved;

•	materially changing the accounting methods, principles or practices used by the Company or its subsidiaries unless required by GAAP, Regulation S-X of the Exchange Act or other law;

•

making, authorizing, or making any commitment with respect to, capital expenditures that are in the aggregate in excess of $1,000,000 for the Company or any of its subsidiaries, failing to operate in all material respects in accordance with the capital expenditure budget or asset maintenance plan, or entering into any lease of personal property or any renewals thereof except in the ordinary course of business substantially consistent with past practice;

•	except in the ordinary course of business, entering into or amending any material contracts;

•

acquiring any division any division, assets, properties, businesses or equity securities other than (i) in or from any wholly owned subsidiary of the Company or (ii) acquisitions of products and service in the ordinary course of business;

•

making any loans, advances or capital contributions to or investments in any third party, other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business or loans to subsidiaries of the Company in amounts less than $500,000 in the aggregate;

•	entering into, amending, or terminating any collective bargaining agreement or other labor agreement with a labor union, works counsel, or similar labor organization;

•	entering into any new line of business;

•

amending (i) the Company’s pricing terms in any contract other than in the ordinary course of business and pursuant to the terms of the contract or (ii) the Company’s standard pricing policy in effect as of the date of the Merger Agreement in a manner adverse to the Company and its subsidiaries;

•	failing to maintain in all material respects any material insurance policies;

•	entering into an agreement, contract, commitment or arrangement to do any of the foregoing;

Voting and Support Agreements

In connection with the consummation of the transactions contemplated by the Merger Agreement, certain stockholders of the Company affiliated with directors Dario Calogero and Emilio Hirsch have executed Voting Agreements in favor of Tata Communications concurrently with the execution of the Merger Agreement, pursuant to which such stockholders have agreed, among other things, to vote all shares of Company Common

Stock owned by them in favor of the approval and adoption of the Merger Agreement and the Merger. A copy of the Voting Agreements are attached to this proxy statement as Annex C.

No Solicitation by the Company

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company and its subsidiaries will not, and will not authorize or knowingly permit any of their respective representatives to, directly or indirectly:

•

solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•

furnish to any person any non-public information relating to the Company or any of its subsidiaries with the intent to induce or knowingly encourage or facilitate, any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

•

participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal (or inquiries, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal);

•	approve, endorse or recommend an Acquisition Proposal; or

•

enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction (as defined below), other than an acceptable confidentiality agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”).

The Company has agreed under the Merger Agreement to, within two business days of the execution of the Merger Agreement:

•

request the prompt return or destruction of all non-public information concerning the Company or its subsidiaries furnished to any third party with whom a confidentiality agreement was entered into at any time within the six-month period immediately preceding the date of the Merger Agreement; and

•

immediately cease and use its reasonable best efforts to cause each of its subsidiaries and its and their respective representatives to immediately (x) cease any discussions, communications or negotiations with any third party in connection with an Acquisition Proposal (or inquiries, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal) by such third party, in each case that exists as of the date of the Merger Agreement and (y) shut off all access of any third party to any electronic data room maintained by the Company with respect to the transactions contemplated by the Merger Agreement (except for the Company, Tata Communications and their respective representatives).

Until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or similar provision that prohibits a proposal being made to the Board (or any committee thereof) unless the Board (or any committee thereof) has determined in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law. The Merger Agreement provides that, notwithstanding the restrictions described above, if, at any time following the execution of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Company’s receipt of the requisite stockholder approval of the Merger Agreement and the Merger, the Company and the Board may participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its subsidiaries to, any person or such person’s representatives that has made, renewed or delivered to the Company an Acquisition Proposal after the date of the Merger Agreement that the Board has determined in good faith either constitutes a Superior Proposal (as defined below) or could reasonably be expected to lead to a Superior Proposal; provided, that the Company provides to Tata Communications and Merger Sub any material non-public information or data that is provided to any person given such access that was not previously made available to Tata Communications or Merger Sub within 48 hours following the time provided to such person.

Notwithstanding the restrictions described above, at any time prior to the receipt of requisite stockholder approval of the Merger Agreement:

•

the Board (or a committee thereof) may effect a Company Board Recommendation Change (as defined below) in response to an intervening event if the Board (or a committee thereof) determines in good faith that the failure to do so would be inconsistent with its fiduciary duties under applicable law; provided, that the Board (or a committee thereof) will not affect such a Company Board Recommendation Change unless:

•

the Company has provided prior written notice to Tata Communications at least five business days in advance to the effect that the Board (or a committee thereof) intends to effect a Company Board Recommendation Change, which notice will specify the basis for such Company Board Recommendation Change; and

•

prior to effecting such Company Board Recommendation Change, the Company and its representatives, during such five business day period, has been available to negotiate with Tata Communications and its representatives in good faith (to the extent that Tata Communications desires to so negotiate) to enable Tata Communications to make such adjustments to the terms and conditions of this Agreement in such a manner that would obviate the need to effect a Company Board Recommendation Change.

In the event the Company received an Acquisition Proposal that the Board has determined in good faith constitutes a Superior Proposal, then the Company Board may (i) effect a Company Board Recommendation Change with respect to such Acquisition Proposal, or (ii) cause the Company to terminate the Merger Agreement in order to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided, that the Board (or a committee thereof) will not take any action described in the foregoing clauses (i) and (ii) unless:

•	the Board (or a committee thereof) determines in good faith that the failure to do so is inconsistent with its fiduciary duties under applicable law;

•

the Company and its subsidiaries and their respective representatives have complied in all material respects with their obligations pursuant to the Merger Agreement with respect to such Acquisition Proposal;

•

the Company has (A) provided prior written notice to Tata Communications five business days in advance (such notice period, including any extension thereto, the “Notice Period”), and (B) prior to effecting such Company Board Recommendation Change or termination, the Company and its representatives, during the Notice Period, have been available to negotiate with Tata Communications in good faith to enable Tata Communications to make adjustments to the terms and conditions of the Merger Agreement; and

•

in the event of any termination of this Agreement in order to cause or permit the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will pay a termination fee to Tata Communications equal to $5 million.

The Company will as promptly as reasonably practicable (and, in any event, within 24 hours) notify Tata Communications if any Acquisition Proposal or any bona fide inquiries, offers or proposals that could reasonably be expected to lead to an Acquisition Proposal are received by the Company. The Company must keep Tata Communications reasonably informed, on a prompt basis, of the status and terms of any such Acquisition Proposal or bona fide inquiries, offers or proposals and the status of any related discussions or negotiations.

Under the Merger Agreement:

•	“Acquisition Proposal” means any bona fide written offer or proposal (other than an offer or proposal by Tata Communications or Merger Sub) to engage in an Acquisition Transaction;

•

“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving (i) any direct or indirect purchase or other acquisition by any person or group of shares of Company Common Stock representing more than 15% of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, (ii) any direct or indirect purchase or other acquisition by any person or group of more than 15% of the consolidated assets, net revenue or net income, or gross profit of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof as determined in good faith by the Board), (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any person or group would hold, directly or indirectly, shares of Company Common Stock representing more than 15% of the equity interests of the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction, or (iv) any combination of (i)-(iii).

•

“Superior Proposal” is an acquisition proposal (i) that the Board determines (taking into account all legal, regulatory, financial and other aspects of the proposal) is more favorable to the Company’s stockholders (from a financial point of view) than the Merger Agreement with Tata Communications; and (ii) which the Board determines is reasonably likely to be consummated.

•

“Company Board Recommendation Change” means the following actions (i) withholding, withdrawing, amending or modifying, or publicly propose to withhold, withdraw, amend or modify, the Company’s recommendation in favor of the Merger Agreement and the Merger in a manner adverse to Tata Communications in any material respect; (i) adopting, approving or recommending to the Company Common Stockholders an Acquisition Proposal; (ii) failing to include the Company’s recommendation in favor of the Merger and the Merger Agreement in this proxy statement; (iv) if an Acquisition Proposal structured as a tender or exchange offer is commenced, failing to publicly recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten business days of commencement thereof; or (v) failing to publicly reaffirm the Company’s recommendation in favor of the Merger and the Merger Agreement within five business days after Tata Communications so requests in writing

Other Covenants and Agreements

Stockholder Meeting

The Company has agreed to, as promptly as reasonably practicable after the date of the Merger Agreement, take all actions in accordance with applicable law, its constituent documents and the rules of NYSE, duly call, give notice of, convene and hold a Special Meeting of the Company’s stockholders for the purpose of considering and taking action upon stockholder approval of the Merger Agreement, which meeting is the subject of this proxy statement.

Efforts to Complete the Merger

Prior to the closing of the Merger, the Company, Tata Communications and Merger Sub have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, in each case as are necessary, proper or advisable pursuant to applicable laws to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by the Merger Agreement, including by obtaining all consents, waivers, approvals, orders and authorizations from governmental authorities, and making all registrations, declarations and filings with governmental authorities, in each case that are necessary or advisable to consummate the transactions.

In addition, the Company and Tata Communications have agreed to use reasonable best efforts to:

•

file the required notification under the HSR Act as promptly as practicable (and in any event within 10 business days of the Merger Agreement) and all other required notifications, filings, forms and submissions, including any draft notifications requiring pre-notification, with the relevant governmental authorities as are required by certain foreign regulatory laws as applicable;

•	make any filings as may be required or deemed desirable to submit to CFIUS;

•

cooperate and coordinate (and will cause its respective affiliates to cooperate and coordinate) with the other in the making of such filings and supply each other (or cause to be supplied) with any information that may be required in order to make such filings; and

•

supply (or cause to be supplied) any additional information that may be required or requested by the FTC, CFIUS, the DOJ or the governmental authorities of other applicable jurisdiction in which any such filing is made.

Notwithstanding anything to the contrary in the Merger Agreement, Tata Communications will not be required to, and the Company will not, without consent of Tata Communications, offer, negotiate, commit to or effect, other than such actions the effects of which are de minimis in the aggregate to Tata Communications and its subsidiaries taken as a whole:

•

the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any or all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Tata Communications and Merger Sub (and their respective affiliates, if applicable) or of the Company and its subsidiaries;

•

the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of Tata Communications and Merger Sub (and their respective affiliates, if applicable) or of the Company and its subsidiaries;

•	the modification of any course of conduct regarding future operations of Tata Communications and Merger Sub (or their respective affiliates, if applicable) or of the Company or its subsidiaries; and

•	any other restrictions on the activities of Tata Communications or Merger Sub (and their respective affiliates, if applicable) or of the Company or its subsidiaries.

Tata Communications will oppose any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any governmental authority that could restrain, prevent or delay any required consents applicable to the Merger, including by defending through litigation, any action asserted by any person in any court or before any governmental authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any governmental authority.

Indemnification

Under the Merger Agreement, from and after the Effective Time, Tata Communications has agreed that it will, and will cause the Surviving Corporation to, honor and fulfill all obligations of the Company and its subsidiaries pursuant to any indemnification agreements between the Company and any of its subsidiaries or affiliates on the one hand and any of their respective current or former directors (“indemnified parties”). From and after the Effective Time until the sixth anniversary of the Effective Time, Tata Communications has agreed that it will, and will cause the Surviving Corporation to cause the organizational documents of the Surviving

Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses at least as favorable as the indemnification, exculpation and the advancement of expenses provisions in the organizational documents of the Company and its subsidiaries as of the date of the Merger Agreement.

From and after the Effective Time until the sixth anniversary of the Effective Time, Tata Communications has agreed that it will, and will cause the Surviving Corporation to, subject to certain limitations, indemnify, defend and hold harmless the indemnified parties, against any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts incurred by such person in connection with any claim, action, suit, proceeding or investigation (including amounts paid in settlement or compromise of such proceedings) arising directly or indirectly, out of or pertains, directly or indirectly to (i) the fact that such person is or was a director or officer of the Company or any of its subsidiaries; (ii) any act or omission taken in such person’s capacity as a director or officer or (iii) the Merger.

From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation will (and Tata Communications will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability and similar insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. Prior to the Effective Time, the Company will purchase a prepaid six year “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier.

Employee Matters

From and after the Effective Time, the Surviving Corporation will (and Tata Communications will cause the Surviving Corporation to) assume and honor all of the Company’s Employee Plans (as defined in the Merger Agreement) in accordance with their terms as in effect immediately prior to the Effective Time, except that nothing will prohibit the Surviving Corporation from amending or terminating any such Employee Plans in accordance with their terms.

We refer to each individual who is an employee of the Company or any of its subsidiaries immediately prior to the Effective Time and continues to be an employee of Tata Communications or one of its subsidiaries (including the surviving corporation) immediately following the Effective Time as a “continuing employee.”

During the 12-month period following the Effective Time, during which a continuing employee remains employed by the Surviving Corporation or one of its subsidiaries, the Surviving Corporation and its subsidiaries will (and Tata Communications will cause the Surviving Corporation and its subsidiaries to) provide each continuing employee with (i) base salary or wage rate and annual cash incentive opportunities that are, in each case, not less than the base salary or wage rate and annual cash incentive opportunities in effect for such continuing employee immediately before the Effective Time; (ii) employee benefits (excluding, in each case, severance, nonqualified deferred compensation, retention, change in control compensation, or equity or equity-based plans or arrangements) that are substantially similar in the aggregate to those in effect for (or available to) such continuing employee as of the Effective Time; and (iii) severance benefits that are substantially similar in the aggregate to either (a) the applicable severance benefits for such continuing employee as required by local laws or (y) the applicable severance benefits provided to similarly situated employees of Tata Communications. However, the terms and conditions of employment for any continuing employees covered by a collective bargaining agreement or other agreement with any labor union, works council, or other labor organization will be governed by such applicable agreement until it is modified, superseded or terminated in accordance with its terms and/or applicable law.

In addition, the Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Tata Communications will cause the Surviving Corporation and its subsidiaries to) use commercially reasonable efforts to cause to be granted to each continuing employee credit for all service with the Company or any of its subsidiaries prior to the Effective Time for purposes of eligibility to participate, and vesting where length of service is relevant, except to the extent that it would result in duplication of coverage or benefits for the same period of service or for purposes of any defined contribution pension plan. In addition, Tata Communications will or will cause the Surviving Corporation and its subsidiaries to use commercially reasonable efforts to provide that:

•

each continuing employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans made available to continuing employees at or after the Effective Time (which we refer to as the “new plans”) to the extent that coverage pursuant to any new plan replaces coverage pursuant to a corresponding Company plan in which such continuing employee participates immediately before the Effective Time (which we refer to as the “old plans”);

•

for purposes of each new plan providing life insurance, medical, dental, pharmaceutical, vision, or disability benefits to any continuing employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such new plan are to be waived for such continuing employee and his or her covered dependents, subject to approval of the insurance carrier(s) of such new plans, to the extent such conditions were inapplicable or waived under the comparable Company employee plan in which such continuing employee participated immediately prior to the Effective Time; and

•

for purposes of each new plan providing medical, dental, pharmaceutical, or vision benefits, any eligible expenses incurred by the continuing employees and their covered dependents during the portion of the plan year of the old plan ending on the date that continuing employees’ participation in the corresponding new plan begins, if such participation begins in the year in which the Effective Time occurs, to be given full credit, subject to approval of the insurance carrier(s) of such new plan, pursuant to such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

Any vacation or paid time off accrued but unused by a continuing employee as of immediately prior to the Effective Time will be credited to such continuing employee following the Effective Time, and will otherwise be subject to the terms of such vacation and/or paid time off policies as determined by Tata Communications and its affiliates from time to time (but in no event subject to forfeiture).

Other Covenants

The Merger Agreement contains additional agreements between the Company and Tata Communications relating to, among other things:

•	access to information prior to the effective time of the Merger and confidentiality of such information;

•	the coordination of press releases and other public announcements or filings relating to the transactions contemplated by the Merger Agreement;

•	the notification of stockholder litigation or claims in connection with the Merger Agreement;

•

notification of any occurrence or non-occurrence reasonably likely to result (i) in an inaccuracy of a representation or warranty under the Merger Agreement, (ii) in an unsatisfied condition (in any material respect) to the Merger at the effective time of the Merger and (iii) in a material failure by the Company, Tata Communications or Merger Sub to comply with and satisfy any covenant under the Merger Agreement; and

•	compliance of Merger Sub with all of its obligations under or related to the Merger Agreement.

Conditions to the Merger

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver by the Company and Tata Communications of the following conditions at or prior to the Effective Time:

•	the approval of the Merger Agreement and the Merger by the requisite vote of stockholders of the Company;

•	the expiration or termination of any applicable waiting period under the HSR Act;

•	the Company and Tata Communications have received CFIUS Approval;

•

the expiration or termination of any applicable waiting periods and all required clearances and regulatory approvals have been obtained from the relevant U.S. governmental entities and certain non-U.S. governmental entities as applicable;

•

in the event that any governmental authority has commenced, or communicated that it is considering or intends to commence, proceedings or an investigation relating to the transactions contemplated by the Merger Agreement, written confirmation from such governmental authority that any such proceedings or investigations have concluded or that it has cleared the transactions contemplated by the Merger Agreement; and

•

the absence of any order, law or injunction (whether temporary, preliminary or permanent) by any governmental authority in effect that prevents or otherwise makes illegal the consummation of the Merger.

The respective obligations of Tata Communications and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of the Company (subject to certain materiality qualifications);

•	the Company’s performance of and compliance with its covenants, obligations and conditions under the Merger Agreement;

•	the delivery of an officer’s certificate by the Company certifying that the conditions described in the preceding bullet points have been satisfied;

•	the absence of any Company Material Adverse Effect that has occurred and is continuing since the date of the Merger Agreement; and

•	the absence of any restraint in effect which would result in a burdensome condition.

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of Tata Communications and Merger Sub (subject to certain materiality qualifications);

•	Tata Communication’s and Merger Sub’s performance of and compliance with their covenants, obligations and conditions under the Merger Agreement in all material respects; and

•	the delivery of an officer’s certificate by Tata Communications and Merger Sub certifying that the conditions described in the two preceding bullet points have been satisfied.

The consummation of the Merger is not subject to any financing condition.

Termination

The Company and Tata Communications may terminate the Merger Agreement by mutual written consent at any time before the Effective Time.

In addition, either the Company or Tata Communications may terminate the Merger Agreement if:

•

the Merger is not consummated on or before December 28, 2023, subject to an extension until March 28, 2024 if the required regulatory approvals have not been received (the “Termination Date”), provided that such right to terminate the Merger Agreement shall not be available to any party if the failure of such party, has been the primary cause of or primarily resulted in the failure of the consummation of the Merger to have occurred on or before the Termination Date;

•

any governmental law or order or other legal restraint or prohibition restraining or prohibiting the Merger becomes final and non-appealable or any law is in effect that permanently prevents or makes illegal the consummation of the Merger, provided that the right to terminate the Merger Agreement will not be available to a party if the issuance of such permanent injunction or other final and non-appealable judgment or order, or statute, rule or regulation was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement; or

•	the requisite vote of the stockholders of the Company to approve and adopt the Merger Agreement and the Merger is not obtained at the Special Meeting (including any adjournments or postponements).

The Company may also terminate the Merger Agreement:

•

in connection with entering into a definitive agreement related to a Superior Proposal prior to the receipt of the required vote of the stockholders of the Company to approve and adopt the Merger Agreement and the Merger, subject to the terms and conditions of the Merger Agreement; or

•

if Tata Communications or Merger Sub has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, such that the conditions to the Company’s obligations to complete the Merger would not be satisfied, and such breach is not cured within 30 days following notice of breach.

Tata Communications may also terminate the Merger Agreement:

•

in the event of a Company Board Recommendation Change, provided that Tata Communications may not terminate the Merger Agreement if it fails to exercise such right within ten Business Days after it receives notices of the change of recommendation; or

•

if the Company has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, such that the conditions to Tata Communications’ obligations to complete the Merger would not be satisfied, and such breach is not cured within 30 days following notice of breach.

The Company will pay a termination fee of $5,000,000 in the following scenarios:

•

if (i) the Merger Agreement is validly terminated by Tata Communications as a result of: (x) the Merger not being consummated by the Termination Date, (y) the requisite consent of the Company’s stockholders adopting the Merger Agreement not being obtained by the Termination Date, or (z) the Company’s breach of the representations, warranties or covenants in a manner that would cause the conditions to the closing of the Merger set forth in the Merger Agreement to not be satisfied, (ii) prior to such termination, a third party announced and did not publicly withdraw or abandon a proposal for an alternative transaction for the Company, and (iii) within twelve months following such termination, the Company consummated an alternative business combination transaction or entered into a definitive agreement providing for the consummation an alternative business combination transaction;

•

if, prior to obtaining the requisite stockholder approval, Tata Communications terminates the Merger Agreement because the board of directors of the Company changes its recommendation regarding the Merger; or

•

the Company terminates the Merger Agreement to enter into a definitive agreement providing for an alternative business combination transaction the board of directors of the Company deems to be superior to the Merger.

The Company can terminate the Merger Agreement:

•

prior to the approval and adoption of the Merger Agreement and the Merger by the Company’s stockholders at the Special Meeting, in order to concurrently enter into a definitive agreement with respect to a Superior Proposal, subject to Board authorization and the Company’s compliance with the non-solicitation provisions of the Merger Agreement; or

•

if either Tata Communications or Merger Sub breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in the Merger Agreement, which breach or failure to perform or comply would give rise to the failure to satisfy certain conditions to completion of the Merger, and such breach or failure cannot be cured by the outside date (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement).

Tata Communications will be required to pay the Company a termination fee equal to $5,000,000 in the following scenarios:

•

if (i) either party terminates the Merger Agreement due to a failure to consummate the Merger prior to the Termination Date and (ii) at the time of such termination, all closing conditions have been satisfied or waived other than Tata Communications’ receipt of a certain approval or deemed approval from the Royal Bank of India.

Payment of the Company Termination Fee is the sole and exclusive remedy available to Parent and Merger Sub, with respect to the Merger Agreement in the event the Company Termination Fee becomes due and payable pursuant to the terms of the Merger Agreement, and is paid, except for fraud or willful and material breach.

Payment of the Parent Termination Fee is the sole and exclusive remedy available to the Company, with respect to the Merger Agreement in the event the Parent Termination Fee becomes due and payable pursuant to the terms of the Merger Agreement, and is paid, except for fraud or willful and material breach.

As of July 17, 2023, Parent is deemed to have received approval under Rule 10(1) of the Foreign Exchange Management (Overseas Investment) Rules of 2022 and as such the Parent Termination Fee will not become payable.

Amendment and Waivers

Subject to applicable law, the Merger Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of Tata Communications, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof), except that in the event that the Company has received the requisite stockholder approval, no amendment may be made to the Merger Agreement that requires the approval of the Company Common Stockholders pursuant to the DGCL without such approval. Any time prior to the effective time of the Merger, any party to the Merger Agreement may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties by the other party contained in the Merger Agreement or in any document delivered pursuant thereto, and (iii) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement.

Expenses

Subject to any exceptions set forth in the Merger Agreement, all fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with the Merger Agreement and Merger will be paid by the party incurring such fees, costs and expenses.

Specific Performance

The parties are entitled to an injunction or any other appropriate form of specific performance or equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Governing Law and Jurisdiction; Waiver of Jury Trial

The Merger Agreement is governed by Delaware law. Each party to the Merger Agreement has consented to submit to the jurisdiction of the Chancery Court of the State of Delaware. In addition, each party has irrevocably waived any right to a trial by jury in respect of any litigation arising out of or relating to the Merger Agreement or the transactions contemplated thereby.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to the Company’s stockholders for an advisory (non-binding) vote to approve the payment by the Company of certain compensation to the named executive officers of the Company that is based on or otherwise related to the Merger. This proposal is commonly known as “say-on-golden parachutes,” and we refer to it as the named executive officer Merger-related compensation proposal. This compensation is summarized in the Golden Parachute Compensation table under “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger,” including the footnotes to that table and the related narrative discussion. The various plans and arrangements pursuant to which these compensation payments may be made generally have previously formed part of the Company’s overall compensation program for the Company’s named executive officers and previously have been disclosed to stockholders in public filings, including the Company’s annual proxy statement. These historical arrangements were adopted and approved by the Board or the Compensation Committee of the Board, which is composed solely of non-employee directors, and are believed to be reasonable and in line with marketplace norms.

The Board encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement.

The Board unanimously recommends that the Company’s stockholders approve the following resolution:

“RESOLVED, that the stockholders of Company hereby approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise related to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table, the footnotes to that table and the related narrative discussion.”

The vote on the named executive officer Merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve and adopt the Merger Agreement and the Merger. Accordingly, you may vote to approve and adopt the Merger Agreement and the Merger and vote not to approve the named executive officer Merger-related compensation proposal and vice versa. Because the vote on the named executive officer Merger-related compensation proposal is advisory only, it will not be binding on either the Company or Tata Communications. Accordingly, if the Merger Agreement and Merger are approved and adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of the Company’s stockholders.

The above resolution approving the Merger-related compensation of the Company’s named executive officers on an advisory basis will require the affirmative vote of the holders of a majority of the votes cast, in person or represented by proxy, at the Special Meeting at which a quorum is present.

The Board unanimously recommends a vote “FOR” the named executive officer Merger-related compensation proposal.

VOTE ON ADJOURNMENT (PROPOSAL 3)

The Company’s stockholders are being asked to approve a proposal that will give the Company authority to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt the Merger Agreement and the Merger, if there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement and the Merger. If this adjournment proposal is approved, the Special Meeting could be adjourned by the Board to any date. In addition, regardless of whether a quorum is present, the chairperson of the Special Meeting has the power under the Company’s bylaws to adjourn the Special Meeting from time to time. Furthermore, the Board could postpone the Special Meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons.

If the Special Meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign, date and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign, date and return a proxy and you indicate that you wish to vote in favor of the proposal to approve and adopt the Merger Agreement and the Merger but do not indicate a choice on the adjournment proposal, your shares of Company Common Stock will be voted in favor of the adjournment proposal. The Company does not intend to call a vote on this proposal if Proposal 1 has been approved at the Special Meeting.

The Board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF THE COMPANY COMMON STOCK

The Company Common Stock is traded on the NYSE under the symbol “KLR.”

The following table sets forth during the periods indicated the high and low sales prices of the Company Common Stock for each of the Company’s fiscal quarters since 2021:

	Market Price
	High	Low
2023 (through July 27, 2023)	$7.00	$1.57
First Quarter	$4.69	$1.63
Second Quarter (through June 27, 2023)	$5.27	$1.57

2022	$35.84	$1.79
First Quarter	$35.84	$20.16
Second Quarter	$24.29	$6.75
Third Quarter	$10.85	$3.39
Fourth Quarter	$5.42	$1.79

2021	$72.64	$31.11
First Quarter	$72.64	$31.50
Second Quarter	$56.56	$36.56
Third Quarter	$46.13	$33.07
Fourth Quarter	$49.80	$31.11

The closing sale price of the Company Common Stock on June 27, 2023, which was the last trading day before the announcements of the transaction, was $4.80 per share. On [                    ], 2023, the most recent practicable date before this proxy statement was mailed to stockholders, the closing price for the Company Common Stock was $[        ] per share. You are encouraged to obtain current market quotations for the Company Common Stock in connection with voting your shares of Company Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Company Common Stock of Kaleyra by:

•	each person known to be the beneficial owner of more than 5% of the Company Common Stock of Kaleyra;

•	each of Kaleyra’s officers and directors; and

•	all executive officers and directors of Kaleyra as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including RSUs and warrants that are currently exercisable or exercisable within 60 days, or restricted stock units that will vest within 60 days. As of July 27, 2023 there were 13,325,920 shares of Company Common Stock outstanding.

Unless otherwise indicated, Kaleyra believes that all persons named in the table have sole voting and investment power with respect to all shares of Company Common Stock beneficially owned by them.

Name and Address of Beneficial Owner (1)	Number of Shares (8)	% of Class (2)
Esse Effe S.p.A. (3)	1,633,039	12.25%
EFFE PI Società Semplice (3)	1,659,641	12.45%
Maya Investments Limited (4)	1,524,595	11.44%
Dr. Avi S. Katz (5)	375,075	2.81%
Neil Miotto (6)	99,668	*
John Mikulsky	45,164	*
Dario Calogero	1,702,328	12.77%
Giacomo Dall’Aglio	50,888	*
Mauro Carobene	31,343	*
Matteo Lodrini	73,159	*
Nicola Junior Vitto	38,173	*
Geoffrey Grauer	14,324	*
Dr. Emilio Hirsch (3)	1,699,285	12.75%
Karin-Joyce Tjon Sien Fat	16,559	*
Kathleen Miller	16,559	*
All directors and executive officers (12 individuals) as a group	4,162,526	31.24%
Lynrock Lake LP (7)	1,419,529	10.65%

*	Less than 1%.
(1)

Unless otherwise indicated, the business address of each of Dr. Avi S. Katz, Neil Miotto and John Mikulsky is 1731 Embarcadero Road, Suite 200, Palo Alto, CA 94303. The address for Esse Effe S.p.A. and EFFE PI Società Semplice is 41, Via Valeggio, Torino, Italy, 10129, Maya Investments Limited is Corso Di Porta Nuova 16, Milan, Italy, 20121 and the other individuals is c/o Kaleyra, Inc., 85 Broad Street, New York, NY 10004

(2)

Based on 13,325,920 shares of Company Common Stock outstanding on July 27, 2023. In accordance with SEC rules, percent of class as of July 27, 2023, is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(3)

Esse Effe S.p.A is affiliated with EFFE PI Società Semplice (“EFFE PI”), which is affiliated with Dr. Emilio Hirsch who is a director of Kaleyra, and the shares are beneficially owned by EFFE PI and Mr. Hirsch.

(4)	Maya Investments Limited is affiliated with Dario Calogero and the shares are beneficially owned by Mr. Calogero who is the Chief Executive Officer and a director of Kaleyra.
(5)	Includes 45,425 shares of Company Common Stock underlying warrants that are currently exercisable.
(6)	Includes 5,047 shares of Company Common Stock underlying warrants that are currently exercisable.
(7)

Based on the Form 13G/A filed by Lynrock Lake LP with the SEC on February 14, 2023, Lynrock Lake Master Fund LP directly held 1,419,529 shares of common stock, which included 1,343,338 shares of common stock issuable upon conversion of the Company’s 6.125% Convertible Senior Note due 2026. Lynrock Lake LP is the investment manager of Lynrock Lake Master Fund LP, and pursuant to an investment management agreement, Lynrock Lake LP has been delegated full voting and investment power over securities of the Company held by Lynrock Lake Master Fund LP. Cynthia Paul, the Chief Investment Officer of Lynrock Lake LP and Sole Member of Lynrock Lake Partners LLC, the general partner of Lynrock Lake LP, may be deemed to exercise voting and investment power over securities of the Company held by Lynrock Lake Master Fund LP. The address of the foregoing entities is c/o Lynrock Lake LP, 2 International Drive, Suite 130, Rye Brook, NY 10573.

(8)	Share information after giving effect to the reverse stock split executed as of March 9, 2023.

APPRAISAL RIGHTS

Under Delaware law, holders of the Company Common Stock are entitled to dissenters’ rights of appraisal in connection with the Merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL (“Section 262”). Pursuant to Section 262, stockholders of the Company who do not vote in favor of the Merger and who comply with the applicable requirements of Section 262 will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (the “Court”) if the Merger is completed. It is possible that the fair value as determined by the Court may be more or less than, or the same as, the merger consideration. Stockholders should note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Merger, are not opinions as to, and do not in any manner address, fair value under the DGCL. Stockholders electing to exercise appraisal rights must comply with the strict procedures set forth in Section 262 in order to demand and perfect their rights. Any stockholder of the Company wishing to preserve its rights to appraisal must make a demand for appraisal as described below.

The following is intended as a brief summary of the material provisions of Section 262 required to be followed by dissenting Company Common Stockholders wishing to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Section 262, the full text of which appears in Annex C to this proxy statement.

Under Section 262, the Company is required to notify stockholders not less than 20 days before the Special Meeting to vote on the Merger that appraisal rights will be available. A copy of Section 262 must be included with that notice. The Special Meeting will be held on [                    ] , 2023.

This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the Merger under Section 262 of the DGCL.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 and consult your legal advisor. A copy of the Delaware statutory provisions related to appraisal rights may be accessed without subscription or cost at the following publicly available website https://delcode.delaware.gov/title8/c001/sc09/#262. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of Company Common Stock, you must:

•	NOT vote your shares of Company Common Stock in favor of the approval and adoption of the Merger Agreement and the Merger;

•	deliver to the Company a written demand for appraisal of your shares before the date of the Special Meeting, as described further below under “—Written Demand and Notice;”

•	continuously hold your shares of Company Common Stock through the date the Merger is consummated; and

•	otherwise comply with the procedures set forth in Section 262.

If you sign, date and return a proxy card, or submit a proxy by telephone or through the internet, that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy, unless the proxy is revoked, will be voted for the approval and adoption of the Merger Agreement and the Merger. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the approval and adoption of the Merger Agreement and the Merger or abstain from voting on the approval and adoption of the Merger Agreement and the Merger.

Only a holder of record of shares of Company Common Stock, or a person duly authorized and explicitly purporting to act on that stockholder’s behalf, is entitled to assert appraisal rights for the shares of Company

Common Stock registered in that stockholder’s name. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s Company Common Stock. A proxy or vote against the Merger will not constitute such a demand. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial owner must, in such cases, have the registered stockholder submit the required demand in respect of those shares.

If the shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of Company Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

Failure to strictly follow the procedures set forth in Section 262 may result in the loss, termination or waiver of appraisal rights. Stockholders who vote in favor of the adoption and approval of the Merger Agreement and the Merger will not have a right to have the fair market value of their shares of Company Common Stock determined. However, failure to vote in favor of the approval and adoption of the Merger Agreement and the Merger is not sufficient to perfect appraisal rights. If you desire to exercise your appraisal rights, you must also submit to the Company a written demand for payment of the fair value of the Company Common Stock held by you. In order to assist stockholders in determining whether to exercise appraisal rights, copies of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2022 are incorporated by reference in this proxy statement.

Written Demand and Notice

A written demand for appraisal should be filed with the Company before the Special Meeting. The demand notice will be sufficient if it reasonably informs the Company of your identity and that you wish to seek appraisal with respect to your shares of Company Common Stock. All demands should be delivered to: Kaleyra, Inc., Via Marco D’Aviano 2, 20131 Milano, Italy, Attention: Corporate Secretary.

The Surviving Corporation, within 10 days after the effective date of the Merger, will notify each stockholder who has complied with Section 262 and who has not voted in favor of the Merger of the effective date of the Merger.

Judicial Appraisal

Within 120 days after the effective date of the Merger, the Surviving Corporation or any stockholder who is entitled to appraisal rights and has otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition with the Court demanding a determination of the value of the Company Common Stock held by all such stockholders. The Surviving Corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the Surviving Corporation will file a petition. Accordingly, it is the obligation of the holders of Company Common Stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Company Common Stock and with whom agreements as to the value of their shares of Company Common Stock have not been reached by the Surviving Corporation. After notice to the

Surviving Corporation and dissenting stockholders who demanded payment of their shares of Company Common Stock, the Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Court may require the stockholders who have demanded appraisal for their shares of Company Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Court may dismiss the proceedings as to that stockholder.

After the Court determines the holders of Company Common Stock entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through this proceeding, the Court will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid, if any, upon the amount determined to be “fair value” in an appraisal proceeding. In determining the fair value of the shares the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time and the date of payment of the judgment.

Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the Merger Agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Court. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.

Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Company Common Stock, except for dividends or distributions, if any, payable to stockholders of record at a date before the Merger.

Request for Appraisal Data

If you submit a written demand for appraisal of your shares of Company Common Stock and otherwise properly perfect your appraisal rights, you may, upon written request mailed to the Surviving Corporation within

120 days after the effective date of the Merger, receive a written statement identifying (i) the aggregate number of shares of Company Common Stock that were not voted in favor of the adoption and approval of the Merger Agreement and the Merger and with respect to which the Company has received written demands for appraisal; and (ii) the aggregate number of holders of such shares. The Surviving Corporation will mail this statement to you within 10 days after receiving your written request. If no petition is filed by either the Surviving Corporation or any dissenting stockholder within the 120-day period after the effective date of the Merger, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file a petition with respect to the appraisal of the fair value of their shares or that the Surviving Corporation will initiate any negotiations with respect to the fair value of those shares. The Surviving Corporation will be under no obligation to take any action in this regard and the Company and Tata Communications have no present intention to do so. Accordingly, it is the obligation of stockholders who wish to seek appraisal of their shares of Company Common Stock to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder’s right to an appraisal to cease.

Withdrawal

Even if you submit a written demand for appraisal of your shares of Company Common Stock and otherwise properly perfect your appraisal rights, you may withdraw your demand at any time after the effective date of the Merger, except that any such attempt to withdraw made more than 60 days after the effective date of the Merger will require the written approval of the Surviving Corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. The foregoing, however, will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered under the Merger Agreement within 60 days after the effective date of the Merger. If you withdraw your demand, you will be deemed to have accepted the terms of the Merger Agreement, which terms are summarized in this proxy statement and which agreement is attached in its entirety as Annex A to this proxy statement.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Section 262 and is qualified in its entirety by reference to the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website https://delcode.delaware.gov/title8/c001/sc09/#262. The Company urges any stockholder wishing to exercise appraisal rights, if any, to read this summary and Section 262 carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of your statutory appraisal rights.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Kaleyra stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our proxy materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our proxy materials mailed to you, please submit a request to our Corporate Secretary, or call ICR, Inc. at (203-682-8299), and we will promptly send you what you have requested. You can also contact ICR, Inc. at the phone number above if you received multiple copies of the Special Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

STOCKHOLDER PROPOSALS OR NOMINATIONS

TO BE PRESENTED AT NEXT ANNUAL MEETING

Depending on the date of the consummation of the Merger, the Company may not hold an annual meeting of stockholders in 2023. If the Merger is not consummated, you will continue to be entitled to attend and participate in the Company’s annual meetings of stockholders, and the Company would expect in such circumstance to hold a 2023 annual meeting of stockholders, in which case the Company would provide notice of or otherwise publicly disclose the date on which such 2023 annual meeting will be held.

If the 2023 annual meeting of stockholders is held, pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our proxy statement for the 2023 annual meeting. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to the Secretary at our principal executive offices no later than the close of business on June 27, 2023 (120 days prior to the anniversary of last year’s mailing date). Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.

Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement for the 2023 annual meeting. Our Nominating and Corporate Governance Committee reviews all stockholder proposals and makes recommendations to the Board for actions on such proposals. For information on qualifications of director nominees considered by our Nominating and Corporate Governance committee, see the “Corporate Governance” section of our proxy statement for our 2022 annual meeting filed with the SEC on October 21, 2022.

In addition, our Bylaws provide that any stockholder intending to nominate a candidate for election to the board or to propose any business at our 2023 annual meeting, other than non-binding proposals presented pursuant to Rule 14a-8 under the Exchange Act, must give notice to the Secretary at our principal executive offices, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given). The notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information concerning the proposing or nominating stockholder’s ownership of and agreements related to our stock. If the 2023 annual meeting is held more than 30 days before or after the first anniversary of the date of the 2022 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2023 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal or nomination. To make a submission or request a copy of our Bylaws, stockholders should contact our Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The SEC maintains a website that contains reports, proxies and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website.

The Company will make available a copy of its public reports, without charge, on its website at www.investors.kaleyra.com/sec-filings as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at the address and phone number set forth below. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Company Common Stock entitled to vote at the Special Meeting. In order to ensure timely delivery of such documents prior to the Special Meeting, any such request should be made promptly to the Company. A copy of any exhibit to a filing may be obtained upon request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing the exhibit).

Kaleyra, Inc.

Via Marco D’Aviano 2

2031, Milan, Italy

Attention: Investor Relations

(203) 741-8811

E-mail: investors@kaleyra.com

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the Special Meeting:

•	Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2022, filed with the SEC on March 16, 2023;

•	Quarterly Report on Form 10-Q for the Fiscal Quarter Ended March 31, 2023, filed with the SEC on May 10, 2023;

•	Definitive Proxy Statement for the Company’s 2022 Annual Meeting, filed with the SEC on October 21, 2022; and

•	Current Reports on Form 8-K, filed with the SEC on May 12, 2023, June 28, 2023, and June 30, 2023.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [                    ], 2023. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

TATA COMMUNICATIONS LIMITED

and

KALEYRA, INC.

Dated as of June 28, 2023

A-ii

A-iii

EXHIBITS

Exhibit A     Voting Agreement

Exhibit B     Certificate of Incorporation of the Company

Exhibit C     Form of Joinder

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 28, 2023, by and among Tata Communications Limited, a company listed on BSE Limited and National Stock Exchange of India Limited (“Parent”), and Kaleyra, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub (as defined below) and the Company are sometimes referred to herein as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

A. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof.

B. The board of directors of Parent has (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders are entering into Voting Agreements with Parent, in the form attached hereto as Exhibit A (the “Voting Agreements”).

D. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

E. As promptly as practicable following receipt of RBI Approval, Parent shall form Merger Sub as a Delaware corporation and a wholly owned subsidiary of Parent, and following the formation of Merger Sub, Parent shall cause Merger Sub to enter into the Joinder.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means any confidentiality agreement (x) in effect as of the date hereof or (y) executed, delivered and effective after the date hereof and, in either case, containing terms that (1) are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal, and (2) do not prohibit the Company from providing any information to Parent in accordance with Section 5.3 or from otherwise complying with the provisions of Section 5.3.

(b) “Acquisition Proposal” means any bona fide written offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than 15% of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or Group, or stockholders of any such Person or Group, of more than 15% of the consolidated assets, net revenue or net income, or gross profit of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as determined in good faith by the Company Board);

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or stockholders of any such Person or Group, would hold, directly or indirectly, shares of Company Common Stock representing more than 15% of the equity interests of the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or

(iv) any combination of the foregoing.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

(e) “Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and the regulations promulgated pursuant to each of the foregoing laws.

(f) “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the (Indian) Prevention of Corruption Act, 1988 and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(g) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2022 set forth in the Company’s Form 10-K filed by the Company with the SEC on March 16, 2023.

(h) “Burdensome Condition” means (i) any prohibition or limitation on the ownership, management or operation by Parent or any of its Subsidiaries of any portion of the Company or any portion of the business, properties or assets of the Company or Parent or any of its Subsidiaries, (ii) any requirement that Parent or any of its Subsidiaries dispose of or hold separate, or enter into any licensing or similar arrangement with respect to, the Company or any portion of the businesses, properties or assets of the Company or Parent or any of its Subsidiaries, in each case as a result of the transactions contemplated by this Agreement, (iii) any prohibition or limitation on the ability of Parent or any of its Subsidiaries to acquire or hold, or exercise any right of ownership of and freedom of action with respect to, the Company or (iv) any prohibition or limitation on Parent or any of its Subsidiaries effectively controlling any portion of the business, properties or assets of the Company, in each of clauses (i) through (iv), that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that, for purposes of determining whether any requirement, prohibition or limitation would have, or would reasonably be expected to have individually or in the aggregate, a Burdensome Condition, impacts on Parent and/or the Company and their respective Subsidiaries will be aggregated.

(i) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York or Mumbai, India.

(j) “Bylaws” means the Amended and Restated Bylaws of the Company.

(k) “CFIUS Approval” means (i) Parent and the Company have received written notice from CFIUS that CFIUS has determined that the transaction contemplated by this Agreement is not a “covered transaction” and is not subject to review under the DPA, (ii) Parent and the Company have received a written notice issued by CFIUS that it has concluded an assessment, review or investigation of the CFIUS Declaration or CFIUS Notice provided pursuant to the DPA with respect to the transaction contemplated by this Agreement, determined that there are no unresolved national security concerns, and has therefore terminated all action under the DPA, (iii) if CFIUS has sent a report (the “CFIUS Report”) to the President of the United States (“POTUS”) requesting POTUS’s decision, then POTUS has (A) announced a decision not to take any action to suspend or prohibit the transaction contemplated by this Agreement or (B) not taken any action to suspend or prohibit the transaction contemplated by this Agreement after 15 days from the date of receipt of the CFIUS Report, or (iv) if the parties submitted a CFIUS Declaration, the parties have received a written notice from CFIUS that it has determined, pursuant to 31 C.F.R. § 800.407(a)(2), that it is not able to conclude action pursuant to the CFIUS Declaration but has not requested the submission of a CFIUS Notice.

(l) “CFIUS Declaration” means a declaration with respect to the transaction contemplated by this Agreement submitted to CFIUS in accordance with 31 C.F.R. Part 800 Subpart D.

(m) “CFIUS Notice” means a notice with respect to the transaction contemplated by this Agreement submitted to CFIUS in accordance with 31 C.F.R. Part 800 Subpart E.

(n) “Charter” means the Second Amended and Restated Certificate of Incorporation of the Company.

(o) “Code” means the Internal Revenue Code of 1986.

(p) “Communications Authorization” means any Governmental Authorization required under any Communications Law, including, for the avoidance of doubt, any Governmental Authorization issued by, obtained from, or made with the Indian Department of Telecommunications, the Telecom Regulatory Authority of India, the Ministry of Electronics and Information Technology, and/or the Italian Autorità per le Garanzie nelle Comunicazioni or the Ministero delle Imprese e del made in Italy (MIMIT).

(q) “Communications Law” means any Law governing the offering or provision of telecommunications, electronic communications, or other communications services, platforms, or solutions, and any activities related thereto, including, for the avoidance of doubt, any Law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of the Indian Department of Telecommunications, the Telecom Regulatory Authority of India, Ministry of Electronics and Information Technology, and/or the Italian Autorità per le Garanzie nelle Comunicazioni or the Ministero delle Imprese e del made in Italy (MIMIT).

(r) “Company Board” means the Board of Directors of the Company.

(s) “Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(t) “Company Indebtedness” means, collectively, debt outstanding under the Contracts set forth on Section 1.1(t) of the Company Disclosure Letter.

(u) “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, or used or held for use by the Company or any of its Subsidiaries in the business of the Company and its Subsidiaries.

(v) “Company Material Adverse Effect” means any change, event, effect or development that, individually or in the aggregate, (x) has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) would prevent, materially impair or materially delay the consummation by the Company of the Merger prior to the Termination Date; provided, that, in the case of clause (x) only, none of the following, and no conditions, changes, events, effects or developments arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred (subject to the limitations set forth below):

(i) general economic conditions, or conditions in the global, international or regional economy generally, including changes in inflation, supply chain disruptions, and labor shortages;

(ii) conditions in the equity, credit, debt, financial, currency or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) conditions in the industries in which the Company and its Subsidiaries conduct business or in any specific jurisdiction or geographical area in which the Company conducts business, or changes therein;

(iv) any political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, sabotage, cyber-attacks by or sponsored by a Governmental Authority, terrorism or military actions, including any escalation or worsening of the foregoing or any threats thereof, in each case, in the United States or any other country or region in the world;

(v) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages or electrical black-outs, and other force majeure events, including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;

(vi) the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, Governmental Authorities, vendors or any other third Person (other than for purposes of the representations and warranties contained in Section 3.5 or 3.6);

(vii) the compliance by any Party with the express terms of this Agreement, including any action taken or refrained from being taken pursuant to the express terms of this Agreement;

(viii) any action taken or refrained from being taken, in each case to which Parent has, in writing, approved or consented to following the date of this Agreement;

(ix) changes or proposed changes in GAAP or other accounting standards, in any applicable Laws (or the enforcement or interpretation of any of the foregoing) or in any regulatory or legislative conditions, including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or the enforcement thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby;

(x) any epidemics, pandemics (including COVID-19 and any evolutions or mutations thereof), plagues, other outbreaks of illness or public health events (including quarantine restrictions mandated by any Governmental Authority), including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;

(xi) any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions (including in connection with any dispute involving the Russian Federation and Ukraine);

(xii) any changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder); and

(xiii) any failure by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure in clauses (xiii)(A) or (xiii)(B) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xiv) the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xv) any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;

(xvi) the identity of, or any facts or circumstances relating to Parent, Merger Sub, or the respective Affiliates of the foregoing, the respective financing sources of or investors in the foregoing, with respect to the Company or its business;

(xvii) any breach by Parent or Merger Sub of this Agreement;

(xviii) the matters set forth in Section 3.12 the Company Disclosure Letter;

except, in each case of clauses (i), (ii), (iii), (iv), (v), (ix), (x), and (xi), to the extent that such conditions, changes, events, effects or developments have had a materially disproportionate adverse effect on the Company relative to other companies, of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

(w) “Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

(x) “Company Private Warrant” means each Company Warrant that is not redeemable by the Company.

(y) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by, or filed in the name of, the Company or any of its Subsidiaries.

(z) “Company RSUs” means awards of restricted stock units of the Company, whether granted pursuant to any of the Company Stock Plans or otherwise.

(aa) “Company Stock Plans” means the Kaleyra 2019 Equity Incentive Plan, as may be amended or amended and restated, and each other Employee Plan that provides for or has provided for the award of incentive equity underlying Company Common Stock, under which there are outstanding options or such incentive equity awards.

(bb) “Company Stockholders” means the holders of shares of Company Common Stock.

(cc) “Company Termination Fee” means an amount equal to $5,000,000.

(dd) “Company Warrants” means the issued and outstanding warrants to purchase shares of Company Common Stock, whether listed on NYSE or otherwise.

(ee) “Computer Systems” means all information technology and computer systems (including Software, information technology and telecommunication hardware and other hardware and equipment) used for or relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, that are owned, leased or licensed by the Company or a Subsidiary.

(ff) “Confidentiality Agreement” means the agreement listed in Section 9.4 of the Company Disclosure Letter.

(gg) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other paid time off or leave of absence) and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(hh) “Contract” means any binding written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(ii) “Convertible Notes” means the Company’s 6.125% Convertible Senior Notes due June 1, 2026 issued pursuant to the Convertible Notes Indenture.

(jj) “Convertible Notes Indenture” mean the Indenture, dated as of June 1, 2021, between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).

(kk) “COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions, mutations or variants of the coronavirus (COVID-19) disease, and any further epidemics or pandemics arising therefrom.

(ll) “Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction, including without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, and the so-called Donetsk and Luhansk People’s Republics.

(mm) “DOJ” means the United States Department of Justice or any successor thereto.

(nn) “DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended and as may be amended from time to time, including the regulations promulgated thereunder, codified at 31 C.F.R. Part 800, et seq.

(oo) “Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other material bonus, commission, stock option, stock appreciation right, restricted stock, restricted stock unit, performance stock unit, stock purchase or other equity based, incentive compensation, profit sharing, savings, retirement, pension, disability, insurance, vacation, deferred compensation, severance, separation, termination, retention, change of control, stay bonus, and other similar material plan, program, agreement or arrangement (whether or not in writing) that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee or other individual service provider of the Company or any of its Subsidiaries or otherwise with respect to which the Company or any of its Subsidiaries has any current or potential liability, and, for the avoidance of doubt, includes any legacy plan acquired by the Company or any of its Subsidiaries under which there are outstanding options and/or incentive equity awards, other than any such plan, scheme or arrangement that is sponsored or provided by a Governmental Authority.

(pp) “Environmental Law” means any applicable Law in effect on or prior to the Closing Date relating to the protection of the environment (including ambient air, surface water, groundwater or land), pollution, or the release, management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of, or exposure to, any Hazardous Substance.

(qq) “Environmental Permits” means Governmental Authorizations required under Environmental Laws.

(rr) “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

(ss) “ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

(tt) “Exchange Act” means the Securities Exchange Act of 1934.

(uu) “Foreign Regulatory Law” means any applicable requirements of the competition, merger control, antitrust, foreign direct investment or similar applicable law of any jurisdiction outside of the United States, including the Communication Laws.

(vv) “FTC” means the United States Federal Trade Commission or any successor thereto.

(ww) “GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.

(xx) “Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, ministry, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

(yy) “Governmental Authorization” means any authorizations, approvals, licenses, registrations, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

(zz) “Group” has the meaning as used in Section 13(d) of the Exchange Act.

(aaa) “Hazardous Substance” means any toxic or hazardous material, substance or waste, or pollutant or contaminant, defined or regulated under Environmental Laws.

(bbb) “Health Care Laws” means all Laws relating to the Company’s business, including (a) all Laws related to health care fraud and abuse, including the federal Anti- Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal Physician Self-Referral Prohibition (commonly referred to as the “Stark Law”) (42 U.S.C. § 1395nn), the federal False Claims Act (31 U.S.C. § 3729 et seq.), the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a- 7a), the federal Exclusion Laws (42 U.S.C.§ 1320a-7), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the regulations promulgated pursuant to each of the foregoing statutes, and all other federal statutes or regulations governing the submission of claims and the relationships between health care providers, payors and patients, and any comparable self-referral or fraud and abuse Laws promulgated by any state including, without limitation, so-called all payor self-referral or fraud and abuse Laws; (b) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and the regulations promulgated pursuant to each of the foregoing Laws; (c) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); (d) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); and (e) all applicable implementing regulations, rules, ordinances and Governmental Authorization related to any of the foregoing; and (f) any other requirements of Law relating to the business.

(ccc) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and its implementing regulations.

(ddd) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(eee) “Intellectual Property” means any and all of the following, as they exist in any jurisdiction throughout the world and under any international treaties or conventions: (i) patents, patent applications of any kind, and patent rights (collectively, “Patents”); (ii) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans, and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works (including without limitation all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above), mask work rights and registrations and applications for registration of any of the foregoing (collectively, “Copyrights”); (iv) rights under applicable trade secret Law in trade secrets and other confidential or proprietary information (including know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, process technology, software development methodologies, algorithms, technical information, proprietary business information, customer and supplier lists, customer and supplier records, pricing and cost information, reports, plans, drawings, data, databases, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans) (collectively, “Trade Secrets”); (v) Internet Domain names, (vi) rights to social media accounts, and (vii) any and all other intellectual property rights and/or proprietary rights recognized by Law.

(fff) “Intervening Event” means any positive change, event, effect, development or circumstance (including any change in probability or magnitude of circumstances) that (i) was not known or reasonably foreseeable to the Company Board on the date of this Agreement (or, if known by the Company Board, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and (ii) does not relate to (A) any Acquisition Proposal or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account).

(ggg) “Joinder” means the joinder to this Agreement, in substantially the form attached hereto as Exhibit C, which shall be entered into by Merger Sub as promptly as practicable following receipt of RBI Approval.

(hhh) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Product Technology Officer and Chief People Officer, in each case after reasonable inquiry of such individual’s direct reports.

(iii) “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling, requirement, circular or direction issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.

(jjj) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, investigation, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator or other tribunal.

(kkk) “Material Contract” means any of the following Contracts (other than Employee Plans):

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole;

(ii) any Contract containing any covenant or other provision restricting the right of the Company or any of its Subsidiaries (A) to engage in any line of business or in any business with any Person or (B) pursuant to any “most favored nation”, “exclusivity” or similar provisions, in the case of each of clauses (ii)(A) and (ii)(B) which restriction is material to the Company and its Subsidiaries, taken as a whole;

(iii) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of (a) equity or (b) real or tangible assets, other than in the ordinary course of business, in each case, pursuant to which the Company or its Subsidiaries have material continuing obligations;

(iv) with any customer of the Company or any of its Subsidiaries who, in the year ended December 31, 2022 was one of the fifteen (15) largest sources of revenues for the Company and its Subsidiaries (or in the year ended December 31, 2023 is expected to be one of the fifteen (15) largest sources of revenues for the Company and its Subsidiaries), based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business);

(v) with any vendor of the Company or any of its Subsidiaries who, in the year ended December 31, 2022, was one of the fifteen (15) largest sources of payment obligations for the Company and its Subsidiaries (or in the year ended December 31, 2023, is expected to be one of the fifteen (15) largest sources of payment obligations for the Company and its Subsidiaries), based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business);

(vi) relating to or evidencing indebtedness of the Company or any Subsidiary of the Company in excess of $350,000 (excluding intercompany loans between the Company and any of its Subsidiaries or between any Subsidiaries of the Company);

(vii) any License In or License Out;

(viii) any material Lease;

(ix) any Contract containing a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $500,000;

(x) with any Governmental Authority;

(xi) any Contract involving a material joint venture, profit sharing, or similar agreement from which the Company or any of its Subsidiaries recognized revenues in excess of $500,000 during the Company’s 2022 fiscal year (excluding distribution or resale agreements entered in the ordinary course of business);

(xii) any Contracts between the Company and its Subsidiaries, on the one hand, and any of the Company Related Parties, on the other hand (in each case other than employment and compensatory arrangements), which are currently in force or under which any party thereto has outstanding obligations; and

(xiii) any Contract relating to interest rate, currency, or commodity derivatives or hedging transactions.

(lll) “Merger Sub” means from and following the execution of the Joinder, the entity party to such Joinder which shall be a Delaware corporation and wholly owned subsidiary of Parent.

(mmm) “NYSE” means the New York Stock Exchange, including NYSE American LLC, and any successor stock exchange or inter-dealer quotation system operated by the New York Stock Exchange or any successor thereto.

(nnn) “Open Source Software” means any software (in source or object code form) that is subject to (i) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache

Software License, or any other public source code license arrangement) or (ii) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (A) disclosed, distributed, made available, offered, licensed or delivered in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (D) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

(ooo) “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, memorandum of association, articles of association, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a legal entity.

(ppp) “Parent Related Parties” means the former, current and future holders of any equity, controlling persons, directors, officers, agents and attorneys, Affiliates (other than Parent or Merger Sub), Representatives, members, managers, general or limited partners, stockholders and assignees of each of Parent and Merger Sub.

(qqq) “Parent Termination Fee” means an amount equal to $5,000,000.

(rrr) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable Law (other than Laws in respect of Tax); (v) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type) affecting title to the Leased Real Property, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property; (viii) any nonexclusive license, option, or covenant of, or other nonexclusive contractual obligation with respect to, any Intellectual Property entered into in the ordinary course; (ix) liens pursuant to any Company Indebtedness; (x) statutory, common Law or contractual liens (or other encumbrances of any type) securing payments not yet due, including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any Leased Real Property, whether contractual, statutory or otherwise; (xi) matters that would be disclosed by an accurate survey or inspection of the Leased Real Property; or (xii) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property or other assets subject thereto.

(sss) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(ttt) “Personal Information” means: (i) all information defined or described as “personal data,” “personal information,” “personally identifiable information,” “PII,” “protected health information” or any similar term in the Company’s privacy policies or other public-facing statements or under applicable Privacy Law or (ii) any information that identifies, could be used to identify (alone or in combination with other information) or is otherwise identifiable with an individual, household or a device. Personal Information may relate to any individual or a current, prospective or former customer, employee, or vendor. Personal Information includes information in any form, including paper, electronic and other forms.

(uuu) “Privacy Law” means (i) any applicable Law, or other applicable requirement that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, and any such legal requirement governing privacy, data security, or data or security breach notification, including, without limitation, as applicable, the California Consumer Privacy Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Illinois Biometric Information Privacy Act and other laws governing the processing of biometric data, United States state laws concerning privacy, data protection, and / or data security, and all analogous laws in all foreign jurisdictions as are applicable to the Company, including the UK Data Protection Act 2018, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (General Data Protection Regulation or “GDPR”), the GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018, EU Directive 2002/58/EC, the UK Privacy and Electronic Communications (EC Directive) Regulations 2003 and any laws or regulations implementing either or both of the GDPR and EU Directive 2002/58/EC (each as amended from time to time) and any analogous legislation in any jurisdiction in which the Company carries on its business and / or from which the Company collects Personal Information; (ii) the (Indian) Information Technology Act 2000 read with the (Indian) Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules 2011 and (iii) HIPAA (defined above).

(vvv) “Products” means all products and services (including Software used to make any service available) developed, produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any of its Subsidiary.

(www) “RBI Approval” means approval or deemed approval of the Transactions, and Parent’s and Merger Sub’s obligations with respect thereto, under the Foreign Exchange Management (Overseas Investment) Directors, 2022.

(xxx) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration, in the case of each of the foregoing clauses (i), (ii), and (iii), which are filed with, issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world.

(yyy) “Sanction(s)” means all laws, regulations, and orders administered or enforced by the United States Government, including without limitation the Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

(zzz) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(aaaa) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(bbbb) “Securities Act” means the Securities Act of 1933.

(cccc) “Software” means all computer software, applications and software code (in any format, including object code or source code), software implementations of algorithms, models and methodologies, and related documentation and materials.

(dddd) “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

(eeee) “Superior Proposal” means any Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors (if any) and outside legal counsel) is reasonably likely to be consummated in accordance with its terms (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that the Company Board (or a committee thereof) considers relevant, including certainty of closing, and any revisions to this Agreement) and if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “60%”.

(ffff) “Tax” means any U.S. federal, state and local and non-U.S. taxes, assessments and similar governmental charges and impositions (including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes, license, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, withholding, social security (or similar), unemployment, disability, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever), imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed thereon, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person (other than any obligations arising pursuant to a commercial contract entered into in the ordinary course of business the principal subject of which is not Taxes).

(gggg) “Tax Return” means any return, declaration, report, statement, or information return filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(hhhh) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (and/or their respective directors and/or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, other than any Legal Proceedings among the Parties related to this Agreement.

(iiii) “Transactions” means the Merger and the other transactions contemplated by this Agreement.

(jjjj) “Vested Company RSUs” means a Company RSU that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the date hereof as a result of the consummation of the Transactions.

(kkkk) “Warrant Agreement” means that certain warrant agreement, dated December 12, 2017, by and between GigCapital, Inc. and Continental Stock Transfer & Trust Company, a New York corporation, as amended.

(llll) “Willful and Material Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would cause or constitute, or would be reasonably expected to cause or constitute, a material breach of this Agreement.

1.2 Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Anti-Money Laundering Laws	3.27
Capex Budget	5.2(k)
Capitalization Date	3.7(a)
Cash Replacement Company RSU Amounts	2.8(a)(ii)
Certificate of Merger	2.2
Certificates	2.10(c)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(e)(i)
Company Disclosure Letter	Article III
Company Plans	6.11(c)
Company Related Parties	8.3(f)
Company SEC Documents	Article III
Company Securities	3.7(d)
Company Stockholder Meeting	6.5
Continuation Period	6.11(c)
D&O Insurance	6.10(c)
DGCL	Recital
Dissenting Company Shares	2.7(c)
DTC	2.10(d)
Effective Time	2.2
Electronic Delivery	9.14
Enforceability Exceptions	3.2
Enforcement Expenses	8.3(e)
Equity Award Holders	2.8(b)
FCPA	3.25(a)
Foreign Employee Plan	3.18(h)
Indemnified Person	6.10(a)
Indemnified Persons	6.10(a)
Information Security Reviews	3.21(c)
Lease	3.14(a)
Leased Real Property	3.14(a)
Licenses In	3.16(a)
Licenses Out	3.16(a)
Maximum Annual Premium	6.10(c)
Merger	Recital
Merger Sub	Preamble
New Plan	6.11(d)
Notice Period	5.3(d)(ii)(3)

Term	Section
Official	3.25(a)
Old Plans	6.11(d)
Other Indemnified Persons	6.10(e)
Other Required Company Filing	6.4(b)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Material Adverse Effect	7.3(a)
Party	Preamble
Payment Agent	2.10(a)
Payment Fund	2.10(b)
Per Share Price	2.7(a)(ii)
POCA	3.25(a)
Privacy Requirements	3.21(a)
Proxy Statement	6.4(a)
Representatives	5.3(a)
Requisite Stockholder Approval	3.4
Surviving Corporation	2.1
Termination Date	8.1(c)
Third Party IP	3.16(b)(iii)
Trade Approvals	3.26(a)
Trade Laws	3.26(a)
UKBA	3.25(a)
Uncertificated Shares	2.10(c)
Unvested Company RSU	2.8(a)(ii)
Vested RSU Consideration	2.8(a)(i)
Voting Agreements	Recital
Warrant Consideration	2.9(a)

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.

(j) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof.

(k) All accounting terms used herein will be interpreted in accordance with GAAP.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(n) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at www.intralinks.com; or (ii) delivered or provided to Parent or its Representatives who are involved in the negotiation of the Transactions, in each case at any time prior to 24 hours in advance of the execution and delivery of this Agreement.

(p) All references to time shall refer to New York City time unless otherwise specified.

(q) All representations and warranties of Merger Sub, and all of Parent’s representations and warranties related to Merger Sub, are made as of the execution of the Joinder, and all covenants with respect to Merger Sub and its obligations thereunder apply from and after the execution of the Joinder.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., New York City time, remotely by exchange of documents and signatures (or their electronic counterparts), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the fifth Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.10(a)).

(b) Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 6.10(a)).

2.6 Directors and Officers. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:

(i) each share of common stock, par value $0.01 per share of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be canceled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $7.25, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.10 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.12); and

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock or (B) owned by Parent or any of its Subsidiaries (including Merger Sub), in each case as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal. Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that is held by holders of such Company Common Stock who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such Company Common Stock held by any such holder (the “Dissenting Company Shares”) will not be converted into the right to receive the Per Share Price pursuant to this Section 2.7, and holders of such Dissenting Company Shares will be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder fails to perfect or effectively withdraws or loses their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Company Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Per Share Price and the Surviving Corporation shall remain liable for payment of the Per Share Price for such Dissenting Company Shares in accordance with this Agreement. At the Effective Time, any holder of Dissenting Company Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. For purposes of this Section 2.7(c), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares, and Parent may offer comments or suggestions with respect to such demands but, prior to the Effective Time, will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.8 Company RSUs.

(a) Company RSUs. At the Effective Time, each Company RSU outstanding as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be treated as follows:

(i) Vested Company RSUs. Except as otherwise agreed between Parent (or one its Affiliates) and a holder of Vested Company RSUs, each Vested Company RSU shall be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time (the “Vested RSU Consideration”); provided, that to the extent any such amount relates to a Vested Company RSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts, without interest and subject to applicable withholding Taxes, at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Vested Company RSU that shall not trigger a Tax or penalty under Section 409A of the Code.

(ii) Unvested Company RSUs. Each Company RSU outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU (an “Unvested Company RSU”) shall be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Unvested Company RSU as of immediately prior to the Effective Time (the “Cash Replacement Company RSU Amounts”), which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with Parent or its Affiliates (including the Surviving Corporation or its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSUs for which such Cash Replacement Company RSU Amounts were exchanged would have vested and been payable pursuant to its terms (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting pursuant to any Employee Plan as in effect on the date hereof); provided, however, that if a holder of a Cash Replacement Company RSU Amount is terminated by Parent, the Company or the Surviving Corporation without “cause” (as defined in such holder’s then-effective employment agreement with the Company or one of its Subsidiaries or, if none, determined consistently in accordance with the Company’s past practices) in connection with the Closing or thereafter but on or prior to December 31, 2024, such holder’s then unvested Cash Replacement Company RSU Amount shall automatically accelerate and become vested upon such date of termination. Except as otherwise provided in this Section 2.8(a), all Cash Replacement Company RSU Amounts will have the same terms and conditions (including with respect to vesting) as applied to the Unvested Company RSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts.

(b) Payment Procedures. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate Vested RSU Consideration owed to all holders of Vested Company RSUs (collectively, the “Equity Award Holders”). As promptly as reasonably practicable, but in any event no later than the first regularly scheduled payroll date that is no less than five Business Days after the Closing Date, the Equity Award Holders will be paid by the Company or the Surviving Corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of Vested Company RSUs that are cancelled and converted pursuant to this Section 2.8, less any required withholding pursuant to Section 2.13. The Company or the Surviving Corporation shall pay any portion of a Cash Replacement Company RSU Amount that vests to the applicable holder thereof no later than the first regularly scheduled payroll date following the date on which such portion vests.

(c) Further Actions. The Company shall take all action necessary to effect the cancellation and conversion of Unvested Company RSUs upon the Effective Time and otherwise to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act).

2.9 Company Warrants.

(a) Warrant Treatment. At the Effective Time, each Company Warrant outstanding as of immediately prior to the Effective Time shall, pursuant to the terms of the Warrant Agreement, be automatically cancelled and converted into the right to receive (without interest) an amount in cash equal to the product of (i) the total number of shares of Company Common Stock underlying such Company Warrant multiplied by (ii) the excess, if any of (A) the Per Share Price over (B) the Exercise Price (as defined in the Warrant Agreement) (the “Warrant Consideration”).

(b) Payment Procedures. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, the aggregate Warrant Consideration owed to all holders of Company Warrants. As promptly as reasonably practicable, but in any event no later than fifteen Business Days after the Closing Date, the Warrant Consideration will be paid by the Company or the Surviving Corporation all amounts required to be paid to such holders in respect of Company Warrants that are cancelled and converted pursuant to this Section 2.9 and the Warrant Agreement.

2.10 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Payment Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7; provided, that the Company shall, at the written request of Parent, deposit with the Payment Agent at the Closing such portion of such aggregate consideration from the cash and cash equivalents in bank accounts of the Company or any of its Subsidiaries as specified in such request so long as such usage of cash and cash equivalents does not render the Company or any of its Subsidiaries unable to pay its obligations in the ordinary course of business as of immediately following the Closing. Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7.

(c) Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares, as applicable) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of uncertificated shares of Company Common Stock (other than Owned Company Shares) (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7 with respect of such Uncertificated Shares. In lieu thereof, such record holder, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (2) the Per Share Price, and the transferred Uncertificated Shares will be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.10(c). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Per Share Price.

(e) Transfers of Ownership. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(f) No Liability. Subject to applicable Law, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.10 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Law), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares five years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.11 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.10(c)) be cancelled and exchanged as provided in this Article II.

2.12 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.13 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation (without duplication) shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock and Company RSUs such amounts as are required to be deducted or withheld therefrom pursuant to any Law in respect of Taxes; provided that other than with respect to (a) any compensatory payments subject to payroll withholding or (b) any amounts required to be withheld as a result of a recipient’s failure to deliver a properly completed IRS Form W-9 or applicable W-8, as applicable, pursuant to the letter of transmittal, the Person intending to withhold shall use commercially reasonable efforts to notify the Person to whom amounts would otherwise be payable of any amounts that it intends to deduct and withhold as soon as is reasonably practicable prior to the payment with respect to which such amounts will be withheld (which notice shall set forth a description of the factual and legal basis for such withholding) and Parent, the Company and the Surviving Corporation, shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid in satisfaction of the corresponding obligations hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements, schedules and other documents filed or furnished by the Company with the SEC on or after December 31, 2021 (the “Company SEC Documents”) other than any disclosures contained (i) solely in the risk factors sections of such Company SEC Documents, and (ii) in any forward-looking statements in such Company SEC Documents that are of a nature that they speculate about future developments; provided that nothing disclosed in the Company SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.7 (Company Capitalization); or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the Organizational Documents and the bylaws of the Company or any of its Subsidiaries, in each case as amended through, and as in effect as of, the date of this Agreement, have been made available to the Parent and Merger Sub.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (A) and (B), the “Enforceability Exceptions”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof (collectively, the “Company Board Recommendation”).

(b) Fairness Opinion. The Company Board has received from Northland Securities an opinion, dated as of the date hereof, to the effect that, as of such date and based upon and subject to the various assumptions set forth therein, the Per Share Price to be paid to the holders (other than Parent and its Affiliates) of shares of

Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. As of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.

(c) Anti-Takeover Laws. Assuming the accuracy of the representations of Parent and Merger Sub set forth in Section 4.6, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in any applicable “anti-takeover” Law will not be applicable to the Merger or the transactions contemplated by the Voting Agreements.

3.4 Requisite Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of the Charter or the Bylaws; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) do not, assuming the Governmental Authorizations referred to in Section 3.6 are obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries; and (d) will not result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by the Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the NYSE; (iv) compliance with any applicable requirements of the HSR Act and any applicable Foreign Regulatory Laws and obtaining approval with respect thereto; (v) such filings as may be required or deemed desirable to submit to CFIUS; (vi) such Governmental Authorizations set forth on Section 3.6 of the Company Disclosure Letter and (vii) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock; and (ii) 1,000,000 shares of Company Preferred Stock. As of 11:59 p.m., New York City time, on June 27, 2023 (such time and date, the “Capitalization Date”), (A) 13,325,920 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; (C) 799,446 shares of Company Common Stock (all of which are Company Common Stock) were held by the Company as treasury shares; (D) outstanding Company Warrants to acquire 1,554,474 shares of Company Common Stock, of which 373,691 Company Warrants are Company Private Warrants; and (E)

$200,000,000 aggregate principal amount of Convertible Notes (with a conversion rate as of the date hereof equal to 16.9463 shares of Company Common Stock per $1,000 principal amount, subject to adjustment as provided in the Convertible Notes Indenture) were issued and outstanding. All issued and outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Stock Reservation and Awards. As of the Capitalization Date, the Company has reserved 1,035,969 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. As of the Capitalization Date, there were 1,177,377 shares of Company Common Stock subject to outstanding Company RSUs. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Common Stock, other than pursuant to the vesting and settlement of Company RSUs, in each case, which were granted prior to the date of this Agreement and disclosed in the prior sentence and has not issued any Company Preferred Stock.

(c) Company RSUs. Section 3.7(c)(i) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, and with respect to each outstanding Company RSU, the name of the holder of such Company RSU, the grant date of such Company RSU, the applicable vesting schedule (and the terms of any acceleration rights thereof). Each Company RSU was granted in accordance with the terms of the applicable Employee Plan and award agreements thereunder and all applicable governing law. Section 3.7(c)(ii) of the Company Disclosure Letter sets forth each employee or other individual service provider with an offer letter or other Contract or Employee Plan that contemplates a grant of, or right to purchase or receive Company RSUs, that in each case, have not been issued or granted as of the date of this Agreement, together with the number of such options, other equity awards or other equity securities and any promised terms thereof.

(d) Company Securities. Except as set forth in Sections 3.7(a) and (b), as of the date of this Agreement, there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company other than those which have become outstanding after the Capitalization Date, which were reserved for issuance as of the Capitalization Date as set forth in Section 3.7(b); (ii) no outstanding options, warrants, calls, convertible or exchangeable securities or other rights or binding arrangements that obligate the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a Subsidiary thereof); (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable security, or other similar right, agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; and (iii) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any of its Subsidiaries (the items in clauses (i), (ii) and (iii), collectively, the “Company Securities”).

(e) Other Rights. There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; or (ii) obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (B) to make payments based on the price or value of any Company Securities or (C) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. As of the date of this Agreement, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock.

3.8 Subsidiaries.

(a) Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company or a wholly owned Subsidiary of the Company owns one hundred percent of the capital stock of each direct or indirect Subsidiary of the Company. The Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock or other securities of the Company.

3.9 Company SEC Documents. Since December 31, 2021 and through the date of this Agreement, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date of this Agreement. Each Company SEC Document complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Document was filed, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements filed or furnished by the Company with the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.

3.10 Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Documents (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments). Except as has been described in the Company SEC Documents, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. There were no material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness, identified in the management of the Company’s assessment of internal controls as of and for the year ended December 31, 2022 (nor has any such material weakness been identified since such date through the date hereof).

(c) Internal Controls. Except as set forth on Schedule 3.10(c), since December 31, 2021 through the date of this Agreement, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company or any of its Subsidiaries that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company or any of its Subsidiaries. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or notes thereto, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement; (b) arising in connection with the Transactions or in connection with obligations under existing Contracts or applicable Law; (c) incurred in the ordinary course of business; and (d) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) Since December 31, 2022 through the date of this Agreement, except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business.

(b) Since December 31, 2022, there has not been any effect, change, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.13 Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party.

(b) Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each Subsidiary of the Company that is a party thereto and is in full force and effect, except where the failure to be valid and binding and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries,

or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since the date of the Audited Company Balance Sheet to the date hereof, the Company has not received any notice from or on behalf of any party to a Material Contract indicating that such party intends to terminate, or not renew, any Material Contract with such party.

3.14 Real Property.

(a) Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have a good and valid leasehold interest in all of its Leased Real Property, free and clear of all liens (except for Permitted Liens); (b) each lease, license, sublease and occupancy agreement (each, a “Lease“) with respect to material real property leased, licensed, subleased or otherwise used by the Company or its Subsidiaries as of the date hereof as lessee or sublessee (the “Leased Real Property”), is valid and binding on the Company or its Subsidiaries and is in full force and effect and, to the Knowledge of the Company, valid and binding on, and enforceable against, the other parties thereto; and (c) neither the Company nor any of its Subsidiaries is in breach or default under any of the Leases, beyond any applicable notice and cure periods specified in such Leases. Section 3.14 of the Company Disclosure Letter sets forth a true and complete list of all material Leased Real Property.

(b) Owned Real Property. Neither the Company nor any of its Subsidiaries owns any land, buildings or other real property.

3.15 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and since January 1, 2021 have been, in compliance with all applicable Environmental Laws and hold and are in compliance with all Environmental Permits, (ii) since January 1, 2021 to the date of this Agreement (or earlier if unresolved), no written notice of violation of, or liability arising under, any Environmental Law has been received by the Company or any of its Subsidiaries, (iii) no Legal Proceeding is pending or, to the Knowledge of the Company as of the date of this Agreement, threatened in writing against the Company or any of its Subsidiaries under any Environmental Law, and (iv) to the Knowledge of the Company, there has been no release of Hazardous Substances on Leased Real Property operated by the Company or any of its Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) Company Registered Intellectual Property and Internet domain names registered in the name of the Company or any Subsidiary, in each case including, to the extent applicable, (A) the owner of such filing, issuance or registration, (B) the date of filing, issuance or registration, and (C) the filing, issuance or registration number, (ii) (A) licenses, (B) sublicenses or (C) other agreements under which the Company or one of its Subsidiaries is granted a covenant-not-to-sue or assert or other rights by others in Intellectual Property, in the case of each of (A) and (B) with annual payments in excess of $500,000 (“Licenses In”), other than (w) non-disclosure agreements, (x) non-exclusive retail shrink-wrap, click-wrap, or other licenses for off-the-shelf software that is generally available on a commercial basis, (y) Open Source Software licenses, and (z) non-exclusive licenses that are merely incidental to the transaction contemplated by the applicable contract; (iii) (A) licenses, (B) sublicenses or (C) other agreements under which the Company has granted a covenant-not-to-sue or assert or other rights to others in Intellectual Property (“Licenses Out”), other than (x) in the case of each of (A) or (B) licenses or sublicenses with annual payments of less than $500,000, (y) nonexclusive licenses granted to customers, resellers, or distributors in the ordinary course of business and (z) non-disclosure agreements.

(b) Except as set forth on Section 3.16(b) of the Company Disclosure Letter:

(i) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to the Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, exclusively owns such Company Intellectual Property, free and clear of all liens, except for Permitted Liens;

(ii) all Company Registered Intellectual Property is (A) registered in the name of the Company or one of its Subsidiaries; and (B) have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries is subsisting, valid and enforceable;

(iii) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or one of its Subsidiaries alleging that any of the operation of the business of, or any activity by, the Company or one of its Subsidiaries infringes or violates (or since January 1, 2020 infringed or violated) the rights of others in or to any Intellectual Property (“Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP or that any of the Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries is invalid or unenforceable;

(iv) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the operation of the business of nor any activity by the Company or one of its Subsidiaries infringes or violates (or in the past infringed or violated) any Third Party IP or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP;

(v) except with respect to Company Intellectual Property that is owned by the Company or any of its Subsidiaries as a matter of law and except as would not reasonably be expected to be material and adverse to the business of the Company and its Subsidiaries taken as a whole, all former and current employees, consultants and contractors of the Company and its Subsidiaries who have created or developed the subject matter of any Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, have executed written instruments with the Company or the applicable Subsidiary that assign to the Company or the applicable Subsidiary all rights, title and interest (including all Intellectual Property) in and to all of such owned Company Intellectual Property;

(vi) to the Knowledge of the Company, (A) there is no, nor has there been any, infringement or violation by any person or entity of any of the Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries’ rights therein or thereto and (B) there is no, nor has there been any, misappropriation by any person or entity of any of the Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries or the subject matter thereof;

(vii) except as would not be material and adverse to the business of the Company and its Subsidiaries as a whole, the Company and each Subsidiary has taken all reasonable measures to protect the confidentiality and value of the subject matter of all Trade Secrets owned or purported to be owned by the Company and its Subsidiaries;

(viii) neither the Company or its Subsidiary has (A) granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the Products, or (B) provided or disclosed any source code of any Product to any person or entity;

(ix) except as would not reasonably be expected to have, individually or in the aggregate, a company Material Adverse Effect, (A) none of the Products were developed with or contain, incorporate, links to or are called by, are distributed with, or otherwise use any Open Source Software (and Section 3.18(b)(ix) of the Company Disclosure Letter identifies the manner in which such Open Source Software has been used by the Company and each of its Subsidiaries (e.g., used in development of Products, contained or incorporated in

Products, linked to or called by Products, or distributed with Products)), and (B) the development of any Product with any such Open Source Software, and the incorporation, linking, calling, distribution or other use in, by or with any such Product of any such Open Source Software, does not obligate the Company or any of its Subsidiaries to disclose, make available, offer or deliver to any third party any portion of the source code of such Product or component thereof other than the applicable Open Source Software; except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all licenses for Open Source Software that it uses;

(x) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, following the Closing Date, the Parent will have the same or substantially similar rights and privileges in the Company Intellectual Property and Computer Systems as the Company and its Subsidiaries had in the Company Intellectual Property and Computer  Systems immediately prior to the Closing Date.

3.17 Tax Matters.

(a) Each of the Company and its Subsidiaries have timely filed (taking into account valid extensions) all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects;

(b) The Company and each of its Subsidiaries have paid all material Taxes that are required to be paid by it (whether or not shown as due on any Tax Return);

(c) Each of the Company and its Subsidiaries has timely paid or withheld with respect to their shareholders, employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all material Taxes required to be paid or withheld;

(d) Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations with respect to, or extended the period for the assessment or collection of, any Tax, which waiver or extension remains in effect;

(e) No audits, examinations, disputes or claims with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing; no written claim has been made by a Governmental Authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns (or a particular type of Tax Returns) that the Company or such Subsidiary, as the case may be, is or may be subject to Tax (or subject to a particular type of Tax) in that jurisdiction; there are no liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(f) The Company or any of its Subsidiaries has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger;

(g) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement, other than any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (B) has been a member of an affiliated group filing a consolidated, unitary or combined or other similar Tax Return (other than an affiliated group the common parent of which is the Company or any Subsidiary of the Company); or (C) has any liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law;

(h) The Company is treated as a corporation for U.S. federal income Tax purposes, and has been since the date of its formation. Each of the Subsidiaries is characterized for U.S. federal income tax purposes in accordance with its default classification;

(i) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iv) any deferred intercompany gain or excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (v) installment sale or open transaction disposition made on or prior to the Closing Date, or (vi) prepaid amount received or deferred revenue accrued, in each case, outside the ordinary course of business, on or prior to the Closing Date;

(j) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2); and

(k) The Company has not been, during the applicable period provided in Section 897(c) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

3.18 Employee Benefits.

(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Employee Plans.

(b) Absence of Certain Plans. Neither the Company nor any of its ERISA Affiliates has, within the last six (6) years, ever maintained, sponsored or participated in, or contributed to or been required to contribute to or had any liability (whether contingent or otherwise) or obligation with respect to, (i) a “multiemployer plan” (as defined in Section (3)(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), (iii) a plan that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (iv) any funded welfare benefit plan within the meaning of Section 419 of the Code, or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has, within the last six (6) years, incurred any liability under Title IV of ERISA that has not been satisfied in full.

(c) Compliance. Each Employee Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable Law, including without limitation the applicable provisions of ERISA, the Affordable Care Act, and the Code. Each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the U.S. Internal Revenue Service, and to the Knowledge of the Company, no event or omission has occurred that would result in the revocation of the qualified status of any such Employee Plan or require corrective action to the IRS Employee Plans Compliance Resolution System to maintain such qualification. No Employee Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. All payments and/or contributions required to have been timely made with respect to all Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Plan and applicable Law.

(d) Employee Plan Legal Proceedings. There are no Legal Proceedings pending or, as of the date of this Agreement, threatened on behalf of or against any Employee Plan or to the Knowledge of the Company, any fiduciary thereof, other than routine claims for benefits, and to the Knowledge of the Company, there is no reasonable basis for any such Legal Proceeding.

(e) No Welfare Benefit Plan. No Employee Plan provides material post-termination or retiree life insurance or health benefits to any person, except as may be required by Section 4980B of the Code or any similar Law for which such person pays the full cost of such benefits or as required by applicable Law, or continued coverage through the end of the month in which such termination occurs.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has announced its intention to modify or terminate any Employee Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Plan. No Employee Plan provides major medical health or long-term disability benefits that are not fully insured through an insurance contract.

(g) Section 409A. Each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment that has been made under any Employee Plan is subject to the penalties of Section 409A(a)(1) of the Code.

(h) Foreign Employee Plans. With respect to each Employee Plan that is subject to the laws of a jurisdiction outside of the United States (a “Foreign Employee Plan”), the fair market value of the assets of each funded Foreign Employee Plan (including the liability of any insurer to any such Foreign Employee Plan) is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Employee Plan according to the actuarial assumptions and valuations most recently used to determined employer contributions to such Foreign Employee Plan and, to the Knowledge of the Company, none of the transactions contemplated by this Agreement will cause such assets or insurance obligations to be materially less than such benefit obligations. Each Foreign Employee Plan required or intended to be registered, qualified or approved under applicable Law has in fact been registered, qualified or approved, as the case may be, under applicable Law and has been maintained in good standing with applicable regulatory authorities in all material respects, and if intended to qualify for favorable tax treatment, there are no existing circumstances or events that have occurred that would reasonably be expected to affect adversely such favorable tax treatment with respect to such Foreign Employee Plan. No notice, investigation or material penalty relating to the Company Stock Plans and any Foreign Employee Plan has been issued, imposed, made or threatened by HM Revenue & Customs, and to the Knowledge of the Company, and there are no circumstances which may reasonably be expected to give rise to any such notice, investigation or material penalty.

(i) Any person who is a resident in the United Kingdom who holds shares or securities in the Company or any Subsidiary that are restricted securities within the meaning of Part 7 ITEPA 2003 either paid no less than unrestricted market value for the acquisition of such restricted securities or has made a valid election under Section 431 ITEPA 2003 in respect of such restricted securities.

(j) No Employee Plan provides for any tax “gross-up” or similar “make-whole” payments.

(k) None of the execution and delivery of this Agreement, the stockholder approval of this Agreement, or the consummation of the Transactions could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries; (ii) further restrict any rights of the Company to amend or terminate any Employee Plan; or (iii) result in any payment or benefit made by the Company or any of its Subsidiaries to be characterized as a parachute payment within the meaning of Section 280G of the Code in each case, except as set forth in Section 3.18(k) of the Company Disclosure Letter or as provided in this Agreement.

(l) Documents. True, complete and correct copies of the following documents, with respect to each Employee Plan, where applicable, have previously been delivered to Parent: (i) all documents embodying or governing such Employee Plan (or for unwritten Employee Plans a written description of the material terms of such Employee Plan) and any funding medium for the Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all material modifications thereto; (vi) the most recent non-discrimination testing results; and (vii) all non-routine correspondence to and from any Governmental Authority within the last three (3) years.

3.19 Labor Matters.

(a) Census. Section 3.19(a) of the Company Disclosure Letter set forth a true and complete list, as of June 23, 2023, of each employee of the Company and its Subsidiaries, together with each such employee’s period of continuous service, workplace location, job title or job function, employing entity (including any professional employer organization), annual salary or pay rate (as appropriate), notice period, union status, location (country and city), and bonus and/or commission entitlements.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth the collective bargaining agreements, trade union agreements, or works council Contracts (or comparable agreements in each relevant jurisdiction in which a Company or Subsidiary employee performs their work) to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement. To the Knowledge of the Company, there are no ongoing or threatened activities or industrial action of any labor union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. There is no strike, lockout, slowdown or work stoppage, or other material labor dispute by or involving employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(c) Except as set forth in Section 3.19(c) of the Company Disclosure Letter: (i) neither the Company nor any of its Subsidiaries is currently planning to implement any group layoffs, collective redundancies, or other voluntary or involuntary employment termination programs that would or could reasonably be expected to require the Company or such Subsidiary to satisfy any notice obligations; (ii) to the Knowledge of the Company, no officer, executive, or other key employee of the Company or any of its Subsidiaries has any present intention to terminate his or her employment in connection with the transactions contemplated by this Agreement.

(d) The Company and each of its Subsidiaries is and has, during the last three (3) years, been in compliance with all labor- and employment-related Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the officers, executive officers or directors of the Company has been the subject of any allegations of sexual harassment, sexual misconduct or unlawful discrimination in connection with their activities for or on behalf of the Company or any of its Subsidiaries.

(e) No consultation or other form of individual or collective employee or workforce engagement procedure is required, triggered or engaged (whether by Law, Contract or any non-binding agreement or policy covering any employees of the Company or its Subsidiaries introduced or applied by their employing entity) in relation to any employees of the Company or any of its Subsidiaries in any relevant jurisdiction by or in connection with the execution of this Agreement, Closing, or the transaction contemplated by this Agreement.

3.20 Compliance with Laws.

(a) The Company and each of its Subsidiaries is, and since January 1, 2017 have been, in compliance with all Laws, including, for the avoidance of doubt, all Communications Laws, that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since January 1, 2017 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, the substance of which has not been resolved. For the avoidance of doubt, Governmental Authorizations includes all Communications Authorizations.

(c) The Company and each of its Subsidiaries, to the extent applicable, pay and have, since January 1, 2017, paid any and all amounts due to the relevant Governmental Authority in compliance with the Communication Laws.

3.21 Privacy and Data Security.

(a) The Company and its Subsidiaries comply, and have, since January 1, 2020, complied, in all material respects with all: (i) Privacy Laws; (ii) the Company’s and its Subsidiaries’ published policies, statements, and binding contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information; and (iii) all applicable industry standards including, without limitation, the Payment Card Industry Data Security Standard and all other applicable requirements of the payment card brands (all of the foregoing, collectively, the “Privacy Requirements”). The Company and its Subsidiaries display a privacy policy on each website and mobile application owned, controlled, or operated by the Company and its Subsidiaries, and each such privacy policy incorporates all material disclosures to data subjects as required by the Privacy Requirements. None of the disclosures made or contained in any such privacy policy has been materially inaccurate, misleading or deceptive, or in violation of the Privacy Requirements (including containing any material omission).

(b) The Company and its Subsidiaries have obtained, or have contractually obligated its customers to obtain, all consents required from data subjects under Privacy Requirements, and the Company and its Subsidiaries hold auditable records evidencing such consent.

(c) The Company and its Subsidiaries maintain records of their processing activities in accordance with Privacy Requirements.

(d) The Company and its Subsidiaries have implemented commercially reasonable organizational, physical, administrative, and technical measures and policies consistent with the Privacy Requirements (including HIPAA) to protect: (i) the integrity, security, and operations of all Computer Systems under the Company’s control that process Personal Information; and (ii) all Personal Information owned, controlled, or stored by or on behalf of the Company and its Subsidiaries from and against data security incidents or other misuse. The Company and its Subsidiaries have implemented reasonable procedures, materially consistent with the requirements of all applicable Privacy Requirements, to detect data security incidents and to protect Personal Information against loss and against unauthorized access, use, modification, disclosure, or other misuse.

(e) The Company and its Subsidiaries have: (i) regularly conducted and regularly conduct vulnerability testing, risk assessments, and external audits of, and track security incidents related to, the Computer Systems (collectively, “Information Security Reviews”); (ii) timely remediated material or critical findings or vulnerabilities identified in such Information Security Reviews, including by installing software security patches and other fixes; and (iii) timely made available true and accurate copies of all Information Security Reviews conducted in the previous year.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Computer Systems are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of the business of the Company and its Subsidiaries as previously conducted and as currently conducted. Since January 1, 2020, the Computer Systems have not materially malfunctioned or failed in a manner that resulted in significant or chronic disruptions to the operation of the business of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the Knowledge of the Company, the Computer Systems do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the Knowledge of the Company, none of the Computer Systems contain any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time, or upon command by any Person. The Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology consistent with industry practices.

(g) In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or processed by or on behalf of the Company and its Subsidiaries, the Company and its Subsidiaries have, in accordance with Privacy Requirements, entered into binding written data processing agreements with any such third party that comply in all material respects with applicable Privacy Requirements with respect to Personal Information. The Company and its Subsidiaries have disclosed all such data processing agreements to which the Company is a party.

(h) There have been no data security incidents, data breaches, ransomware incidents, or unauthorized access or other misuse related to any Computer Systems or Personal Information in the custody or control of the Company or its Subsidiaries or, to the Knowledge of the Company, any service provider acting on behalf of the Company or its Subsidiaries, that would require notification of individuals or any Governmental Authority, or otherwise have a Company Material Adverse Effect on the Company’s business. The Company and its Subsidiaries have a data breach response plan, which is regularly tested.

(i) The consummation of any of the transactions contemplated hereby or thereby will not materially violate any Privacy Requirements as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained. The Company and its Subsidiaries are not subject to any Privacy Requirements that, following the Closing, would prohibit the Company or Parent from receiving or using Personal Information in the manner in which the Company receives and uses such Personal Information prior to the Closing.

(j) There have not been any Legal Proceedings against the Company or its Subsidiaries related to any data security incidents, ransomware incidents, or any violations of any Privacy Requirement, and, to the Knowledge of the Company, there are no facts or circumstances which could serve as the basis for any such Legal Proceedings. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have been party to or the subject of any Legal Proceedings or alleged violations of Privacy Requirements from any Person, and there is no such ongoing Legal Proceeding.

(k) The Company and its Subsidiaries have not transferred or directed any third party to transfer on their behalf Personal Information outside of the European Economic Area or the United Kingdom except in material compliance with applicable Privacy Requirements.

(l) To the Knowledge of the Company, the Company and its Subsidiaries have not distributed marketing communications to any data subject, including in the European Union and the United Kingdom, except in accordance with the Privacy Requirements.

(m) To the Knowledge of the Company, the Company or any of its Subsidiaries is in material compliance with all federal and state privacy and data security laws governing health information, including, without limitation, HIPAA. The Company or any of its Subsidiaries has entered into business associate agreements (as defined under HIPAA) with all third parties acting as business associate subcontractors, as defined in 45 C.F.R. § 160.103, of the Company or any of its Subsidiaries, as applicable. To the Knowledge of the Company, to the extent the Company or any of its Subsidiaries is acting as a business associate or subcontractor (as those terms are defined under HIPAA), the Company or any of its Subsidiaries is not and has never been in material violation or breach of a business associate agreement. The Company or any of its Subsidiaries has never received any written communication from any Governmental Authority that alleges that it is not in compliance with HIPAA. All of the respective workforce (as such term is defined in 45 C.F.R. § 160.103) of the Company or any of its Subsidiaries have received regular training on privacy and data security matters in compliance with Privacy Requirements.

(n) The Company has provided to Parent accurate and complete copies of any written complaint(s) delivered to the Company alleging a violation of any Privacy Requirements.

3.22 Health Care Matters. The Company and its Subsidiaries are and have been, since January 1, 2020, in compliance with all Health Care Laws. There have been no Legal Proceedings related to any Health Care Law against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority of any violation of, or alleged violation of any Health Care Law, and to the Knowledge of the Company, there are and have been no facts or circumstances that are likely to form the basis for any such Legal Proceeding. No Person has filed or to the Knowledge of the Company, threatened to file, against the Company or any of its Subsidiaries any Legal Proceeding under any Health Care Law.

3.23 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except for any Transaction Litigation, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) No Orders. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any order that would prevent or materially delay the consummation of the Transactions or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.24 Insurance. As of the date of this Agreement, the Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. As of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.25 Anti-Corruption Compliance.

(a) Neither the Company, nor any of its predecessors or current or former Subsidiaries (including any of their respective employees, officers or directors), has, at all times since January 1, 2020, taken or failed to take any action that would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act 2010 (“UKBA”), the (Indian) Prevention of Corruption Act, 1988 (“POCA”) any rules or regulations under these laws, or any other applicable anti-corruption or anti-kickback law or regulation, including without limitation: (i) the making of any offer or promise to pay, payment of, or authorization of payment of, directly or indirectly, money or anything of value to any person or Official, for the purpose of corruptly influencing an act or decision, inducing the doing or omission of any act in violation of a lawful duty, or securing an improper advantage, or the receipt of a corrupt payment or of anything of value under such circumstances; (ii) use of any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) establishment or maintenance of any unlawful fund of corporate monies or other properties; or (iv) making of any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority or employees of state-owned or state-controlled businesses.

(b) The Company and each of its Subsidiaries have in place adequate controls and systems to ensure compliance with applicable Laws pertaining to anti-corruption, including the FCPA, the UKBA and the POCA, in each of the jurisdictions in which the Company or any of its Subsidiaries currently does or in the past has done business, either directly or indirectly. Neither the Company, its predecessors, nor any of its Subsidiaries has undergone or is undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Authority relating to the FCPA, the UKBA, the POCA, anti-corruption, or anti-kickback activity. To the Knowledge of the Company, there are no threatened claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future claims, with respect to the FCPA, the UKBA, the POCA, anti-corruption, or anti-kickback activity by the Company, its predecessors, or its current or former Subsidiaries.

3.26 Trade Control Laws.

(a) The Company and its Subsidiaries have, at all times since January 1, 2020, been in compliance with all applicable import, export control, and economic and trade sanctions laws, regulations, statutes, and orders, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “Trade Laws”) and have obtained, or are otherwise qualified to rely upon, all necessary import and export licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other authorizations from, and made any filings with, any governmental authority required for (i) the import, export, and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals (the “Trade Approvals”).

(b) Neither the Company nor any of its Subsidiaries, nor any director, officer or, to the Knowledge of the Company, employee thereof, is an individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on any list of restricted or prohibited persons administered or maintained by any Sanctions authority, (iii) located, organized or ordinarily resident in a Designated Jurisdiction, or (iv) owned or controlled by any Person or Persons specified in (i), (ii), or (iii) above. The Company and its Subsidiaries do not, directly or indirectly, (x) have any investment in, or engage in any dealing or transaction with, any person in violation of any applicable Sanctions or (y) engage in any activity that could cause the Company to become subject to Sanctions.

(c) Except as set forth in Schedule 3.26(c) of the Company Disclosure Letter, all items (including software) manufactured, developed, or exported by the Company and its Subsidiaries over the last five years either (1) were not subject to the U.S. Export Administration Regulations, or (2) have been classified as EAR99 under the U.S. Export Administration Regulations. Schedule 3.26(c) of the Company Disclosure Letter includes for each item set forth therein, the Export Control Classification Number (under the Commerce Control List of the U.S. Export Administration Regulations) or United States Munitions List Category (of the International Traffic in Arms Regulations), the date such classification was made, and an indication whether the item was self-classified or the classification was the result of an agency determination.

(d) There are no pending or threatened claims against the Company or its Subsidiaries, nor any actions, conditions, facts, or circumstances that would reasonably be expected to give rise to any material future claims with respect to the Trade Laws or Trade Approvals. Neither the Company nor its Subsidiaries have been found in violation of, charged with, or convicted of violating any Trade Laws, nor filed any voluntary disclosures with any Governmental Authority regarding possible violations of Trade Laws. The Company has established sufficient internal controls and procedures to ensure compliance with the Trade Laws and has made available all of such documentation to Parent.

3.27 Money Laundering. The Company and each of its Subsidiaries are, and since January 1, 2020 have been, in compliance with all United States federal, state, and local laws and regulations and the laws and regulations of any foreign jurisdiction relating to the prevention of money laundering or terrorist financing applicable to the Company or any of its Subsidiaries or the property or business or operations of the Company or any of its Subsidiaries, including, without limitation, the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001, the (Indian) Prevention of Money Laundering Act 2002 (collectively, “Anti-Money Laundering Laws”). Neither the Company nor any of its Subsidiaries (A) has been found in violation of, charged with, or convicted of a predicate crime for money laundering under any of the Anti-Money Laundering Laws or other applicable law, (B) is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws, (C) has been assessed civil penalties under any Anti-Money Laundering Laws, or (D) has had any of its funds or property seized or forfeited in an action under any Anti-Money Laundering Laws. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company or any of its Subsidiaries with respect to any of the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

3.28 Brokers. There is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions.

3.29 Related Party Transactions. Except as set forth in the Company SEC Documents or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director, but not including any wholly owned Subsidiary of the Company) thereof or any stockholder that beneficially owns 5% or more of the shares of Company Common Stock, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.30 Company Information. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

3.31 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent on the date of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub (in the case of Merger Sub, upon execution of the Joinder) hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing. Parent (a) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (b) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Neither Parent nor Merger Sub is in violation of its Organizational  Documents.

4.2 Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) consummate the Transactions and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; and (c) assuming the Governmental Authorizations referred to in Section 4.4 are obtained, violate or conflict with any Law applicable to Parent or Merger Sub, except in the case of each of clauses (b) and (c) for such violations, conflicts, breaches, defaults, terminations or accelerations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent, Merger Sub or any of their Affiliates in connection with (a) the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by Parent and Merger Sub, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act, Italian antitrust Laws, “golden power” / foreign direct investment Laws and any applicable Foreign Regulatory Laws and obtaining approval with respect thereto; (iv) such filings as may be required or deemed desirable to submit to CFIUS; (v) the clearance by Italian Presidency of the Council of Ministers for the purpose of “golden power” or foreign direct investment Laws; (vi) the clearance with Mimit and AGCom if requested by Mimit; (vii) RBI Approval; and (viii) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, as of the date of this Agreement, threatened against Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6 Ownership of Company Common Stock. None of Parent or Merger Sub (a) owns any shares of Company Common Stock or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company during the three years prior to the date of this Agreement.

4.7 Brokers. Except for Lazard Frères & Co. LLC, there is no financial advisor, investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage or finder’s fee or commission in connection with the Merger.

4.8 Operations of Merger Sub. The authorized capital stock of Merger Sub shall consist solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. Merger Sub shall be formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Merger Sub shall not have engaged in any other business activities and shall not have incurred liabilities or obligations other than as contemplated by this Agreement. Parent shall be the lawful and beneficial owner of all of the outstanding capital stock and other equity and voting interest in, Merger Sub free and clear of all liens.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents.

4.10 Sufficiency of Funds. Parent has and will have as of the Effective Time, and will cause Merger Sub to have as of the Effective Time, available to them cash, cash equivalents and other sources of immediately available funds sufficient to pay the Per Share Price and all other cash amounts payable in connection with the Closing pursuant to this Agreement. In no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

4.11 Parent and Merger Sub Information. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.12 No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV or in any certificate delivered pursuant to this Agreement, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Merger Sub or their Affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Merger Sub or any of their respective Representatives.

4.13 Stockholder and Management Arrangements. As of the date of this Agreement, other than this Agreement and any other agreement contemplated hereby, including the Voting Agreements, or as set forth on Section 4.13 of the Parent Disclosure Letter, none of Parent or Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; (ii) the Company; or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (ii) any holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal.

4.14 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts, and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business plans), and that, except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub have not relied on such information or on any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of the Company and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants, or agreements set forth herein. Without limiting the generality of the foregoing, except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub each acknowledges and agrees that neither the Company nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts, or other forward-looking information made available to Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement, (b) as set forth in the Company Disclosure Letter, (c) as required by applicable Law, or (d) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) maintain its existence in good standing pursuant to applicable Law, (ii) preserve intact in all material respects its material assets and properties, (iii) conduct its business in all material respects in the ordinary course of business, and (iv) preserve intact in all material respects its significant commercial relationships with third parties; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section  5.2.

5.2 Forbearance Covenants. Except (a) as expressly contemplated by this Agreement, (b) as set forth in the Company Disclosure Letter, (c) as required by applicable Law or (d) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries, to:

(a) amend the Organizational Documents of the Company or amend in any material respect the Organizational Documents of any Subsidiaries of the Company;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) (i) issue, sell, deliver or agree or commit to issue, sell or deliver any Company Securities, except as required by the terms of any employment agreements or arrangements set forth on Section 5.2(c)(i) of the Company Disclosure Letter or any award agreements under the Company Stock Plans or otherwise with respect to, and upon the vesting, exercise or settlement of, Company RSUs, in each case, in effect on the date of this Agreement or granted after the date of this Agreement in compliance with this Agreement; or (ii) as contemplated by Section 5.2(g) or Section 6.11;

(d) except for transactions solely among the Company and its Subsidiaries or solely among the Subsidiaries of the Company, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, other than the withholding of shares of Company Common Stock to satisfy Tax obligations incurred in connection with the vesting and settlement of Company RSUs, and the acquisition by the Company of Company RSUs in connection with the forfeiture of such awards, in each case in accordance with their terms;

(e) (i) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (iii) modify the terms of any shares of its capital stock or other equity or voting interest; or (iv) pledge or encumber any shares of its capital stock or other equity or voting interest;

(f) (i) incur, assume, endorse, guarantee, or otherwise become liable for any indebtedness for borrowed money, except (A) guarantees or credit support provided by the Company or any of its Subsidiaries of the obligations of the Company or any of its Subsidiaries to the extent such indebtedness is in existence on the date of this Agreement or incurred in compliance with this Section 5.2(f), (B) performance bonds and surety bonds entered into in the ordinary course of business,(C) any indebtedness among the Company and its Subsidiaries or among the Company’s Subsidiaries and (D) any additional Indebtedness for borrowed money in an amount not to exceed $350,000 in the aggregate at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A) through (C);

(g) (i) enter into, adopt, amend or modify (including accelerating the vesting or payment), or terminate any Employee Plan or make or grant any award under any Employee Plan (including any equity, bonus, or incentive compensation) other than payment of 2023 annual bonuses in the ordinary course of business, consistent with past practice; (ii) increase the compensation of any director, officer or employee or other individual independent contractor of the Company; or (iii) hire or terminate (other than for “cause”) any employee or other individual independent contractor, except, in the case of each of clauses (i), (ii) and (iii), (A) in the ordinary course of business with respect to Persons eligible to earn an annual base salary or wages (or, in the case of non-employee service providers, equivalent compensation) of $200,000 or less, provided that such exclusion shall not apply to any issuance, sale, or delivery of any Company Securities; (B) to the extent required by applicable Law or pursuant to any Employee Plan in effect on the date of this Agreement and set forth on Section 3.18(a) of the Company Disclosure Letter; or (C) in conjunction with annual renewal or plan design changes for the Employee Plans (other than severance or separation plans, bonus or other incentive plans or equity or equity-based awards, plans and agreements) that are made in the ordinary course of business and do not materially increase the cost to the Company and its Subsidiaries;

(h) Settle, release, waive, or compromise any pending or threatened Legal Proceeding for an amount equal to or in excess of $1,000,000 individually or $3,000,000 in the aggregate other than (A) any settlement where the amount paid or to be paid by the Company or any of its Subsidiaries is covered by insurance coverage maintained by the Company or any of its Subsidiaries and (B) settlements of any Legal Proceedings for an amount not in excess of the amount, if any, reflected or reserved expressly and specifically with respect to such Legal Proceedings in the balance sheet (or the notes thereto) of the Company; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Proceeding which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(i) materially change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any Governmental Authority or applicable Law;

(j) change any material Tax election, or settle any income or other material Tax claim or assessment; consent to any extension or waiver of any limitation period with respect to any Tax claim or assessment; file an amended Tax Return that could reasonably be expected to materially increase the Taxes payable by the Company or its Subsidiaries; or enter into a closing agreement with any Governmental Authority regarding any Tax;

(k) other than as set forth in the capital expenditure budget set forth in Section 5.2(k) of the Company Disclosure Letter (the “Capex Budget”), (i) make, authorize, or make any commitment with respect to, capital expenditures that are in the aggregate in excess of $1,000,000 for the Company or any of its Subsidiaries, (ii) fail to operate in all material respects in accordance with the Capex Budget or asset maintenance plan set forth in Section 5.2(k)(ii) of the Company Disclosure Letter or (iii) enter into any lease of personal property or any renewals thereof except in the ordinary course of business substantially consistent with past practice;

(l) enter into, modify in any material respect, amend in any material respect or terminate (other than any Material Contract that has expired in accordance with its terms) any Material Contract except, in each case, in the ordinary course of business; provided, that any Material Contract (x) described by the definition set forth in Section 1.1(kkk)(iii) shall be exclusively governed by Section 5.2(m) and (y) described by the definition set forth in Section 1.1(kkk)(iv) shall be exclusively governed by Section 5.2(f);

(m) acquire any division, assets, properties, businesses or equity securities in any Person (including by merger, consolidation or acquisition of stock or assets), other than (i) in or from any wholly owned Subsidiary of the Company or (ii) acquisitions of products and services in the ordinary course of business;

(n) sell, assign, transfer, or otherwise dispose of, any of the Company’s or its Subsidiaries’ material assets, other than such sales, assignments, transfers or other dispositions that (i) are sales of products and services or dispositions of tangible assets in the ordinary course of business; (ii) do not have a purchase price that exceeds $500,000 individually or $1,000,000 in the aggregate; or (iii) expire in accordance with their statutory terms;

(o) sell, assign, transfer, license, abandon, cancel, permit to lapse or enter the public domain, pledge, encumber or otherwise dispose of any material Company Intellectual Property owned or purported to be owned by the Company, other than (i) the grant of nonexclusive licenses, (ii) the abandonment of registered Intellectual Property that is not material to the operation of the business of the Company or any of its Subsidiaries, each in the ordinary course of business, and (iii) registrations of Intellectual Property that expire in accordance with their statutory terms and can no longer be extended;

(p) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(q) make any loans, advances or capital contributions to, or investments in, any other Person, except for (i) extensions of credit to customers in the ordinary course of business; (ii) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s or its Subsidiaries’ policies related thereto; and (iii) loans, advances or capital contributions to, or investments in, any direct or indirect wholly owned Subsidiaries of the Company in amounts less than $500,000 in the aggregate;

(r) amend (i) the Company’s pricing terms in any Contract other than in the ordinary course of business and pursuant to the terms of the Contract or (ii) the Company’s standard pricing policy in effect as of the date hereof in a manner adverse to the Company and its Subsidiaries;

(s) effectuate or announce any plant closing, collective redundancy, employee layoff, furlough, reduction to terms and conditions of employment, or similar event that would require notice (or any similar obligations) by the Company or its Subsidiaries under the Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar applicable Law;

(t) enter into, amend, or terminate any collective bargaining agreement or other labor agreement with a labor union, works council, or similar labor organization;

(u) enter into any new line of business;

(v) fail to maintain in all material respects any material insurance policies; or

(w) agree, resolve or commit to take any of the actions prohibited by this Section 5.2.

5.3 No Solicitation.

(a) No Solicitation or Negotiation. Subject to the final sentence of this Section 5.3(a), and subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, and shall not authorize or knowingly permit any of their respective directors, officers, employees, investment bankers, attorneys, consultants, accountants and other advisors and representatives (collectively, “Representatives” ) to, directly or indirectly, (A) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (B) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any such Person access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage or knowingly facilitate, any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal; (C) participate or engage in discussions or negotiations with any

Person with respect to an Acquisition Proposal (or inquiries, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal), in each case other than informing such Persons of the existence of the provisions contained in this Section 5.3 and contacting such Person making the Acquisition Proposal to the extent necessary to clarify the terms of the Acquisition Proposal; (D) approve, endorse or recommend an Acquisition Proposal; or (E) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). Subject to the following two sentences of this Section 5.3(a), and subject to the terms of Section 5.3(b), within two Business Days of the execution of this Agreement the Company shall request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person with whom a confidentiality agreement was entered into at any time within the six month period immediately preceding the date hereof, and shall immediately cease and shall use its reasonable best efforts to cause each of its Subsidiaries and its and their respective Representatives to immediately (x) cease any discussions, communications or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal (or inquiries, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal) by such Person, in each case that exists as of the date of this Agreement and (y) shut off all access of any Person (other than the Parties and their respective Representatives) to any electronic data room maintained by the Company with respect to the Transactions. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or similar provision that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) unless the Company Board (or any committee thereof) has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. The Company shall be responsible for any breach of the terms of this Section 5.3(a) or Section 5.3(b) by its Subsidiaries and its and their Representatives.

(b) Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or such Person’s Representatives that has made, renewed or delivered to the Company an Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and such Person’s Representatives and financing sources) with such Acquisition Proposal if requested by such Person, in each case with respect to an Acquisition Proposal that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors (if any) and outside legal counsel) either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided, that the Company shall provide to Parent and Merger Sub any material non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or promptly (and in any event within 48 hours) following the time it is provided to such Person.

(c) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval:

(i) the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors (if any) and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, that the Company Board (or a committee thereof) shall not effect such a Company Board Recommendation Change unless:

(1) the Company has provided prior written notice to Parent at least five Business Days in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change, which notice shall specify the basis for such Company Board Recommendation Change; and

(2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such five Business Day period, has been available to negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement in such a manner that would obviate the need to effect a Company Board Recommendation Change; or

(ii) if the Company has received an Acquisition Proposal that the Company Board has determined in good faith (after consultation with its financial advisors (if any) and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(h) in order to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided, that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (A) and (B) unless:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors (if any) and outside legal counsel) that the failure to do so is inconsistent with its fiduciary duties under applicable Law;

(2) the Company and its Subsidiaries and their respective Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3) (i) the Company has provided prior written notice to Parent five Business Days in advance (such notice period, including any extension thereto in accordance with this Section 5.3(c)(ii)(3), the “Notice Period”) to the effect that the Company Board (or a committee thereof) intends to take the actions described in clauses (A) or (B) of Section 5.3(c)(ii), including the identity of the Person or Group making such Acquisition Proposal, the material terms thereof and copies of all material relevant agreements relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, have been available to negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement in such a manner that would obviate the need to effect a Company Board Recommendation Change or termination; provided, that in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(c)(ii)(3) with respect to such new written notice, it being understood that the “Notice Period” in respect of such new written notice will be three Business Days; and

(4) in the event of any termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1, including paying the Company Termination Fee in accordance with Section 8.3.

(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(c) or Section 5.3(f), the Company Board shall not:

(i) (A) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect;

(B) adopt, approve or recommend to the Company Stockholders an Acquisition Proposal; (C) fail to include the Company Board Recommendation in the Proxy Statement; (D) if an Acquisition Proposal structured as a tender or exchange offer is commenced, fail to publicly recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act; or (E) fail to publicly reaffirm the Company Board Recommendation within five Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions) (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e) Notice. From the Date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall as promptly as reasonably practicable (and, in any event, within 24 hours) notify Parent if any Acquisition Proposal or any bona fide inquiries, offers or proposals that could reasonably be expected to lead to an Acquisition Proposal are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Person or Group making such Acquisition Proposal or such bona fide inquiries, offers or proposals; and (ii) (A) copies of the applicable written Acquisition Proposal or any bona fide inquiries, offers or proposals or, if oral, a summary of the material terms and conditions of any such Acquisition Proposal or bona fide inquiries, offers or proposals and (B) any other transaction documents. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms (and supplementally provide the terms) of any such Acquisition Proposal or bona fide inquiries, offers or proposals (including any amendments thereto) and the status of any related discussions or negotiations. The Company shall notify Parent that it has entered into an Acceptable Confidentiality Agreement within 24 hours after the execution thereof.

(f) Certain Disclosures. Nothing contained in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication) or from making disclosures to the Company Stockholders pursuant to applicable securities Laws with regard to the Transactions or an Acquisition Proposal and no such communication by the Company or the Company Board permitted by this Section 5.3(f) shall be deemed to be a Company Board Recommendation Change; provided, that the foregoing shall in no way eliminate or modify the effect that such disclosure would otherwise have under this Agreement and it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(f) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.3, and it being further understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(c).

5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 6.1(a)) and subject to any different standard set forth herein with respect to any covenant or obligation (including Section 5.3(b)), Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company shall, on the other hand, use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the Transactions, including by (i) causing the conditions to the Merger set forth in Article VII to be satisfied and (ii) (A) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (B) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing material conditions and obligations, in each case, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

Limitations. Section 6.1(a) shall not apply to filings under the HSR Act and Foreign Regulatory Laws, which shall be governed by the obligations set forth in Section  6.2 below.

6.2 Antitrust and Regulatory Matters.

(a) Filing Under the HSR Act and Foreign Regulatory Laws. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall, to the extent required, within ten Business Days following the date of this Agreement, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act; and (ii) as promptly as practicable file such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, with the relevant Governmental Authorities as are required by other applicable Foreign Regulatory Laws listed in Schedule 7.1(b) of the Company Disclosure Letter in connection with the Merger. Each of Parent and the Company shall use reasonable best efforts to (A) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) use reasonable best efforts to take (and cause their Affiliates to take) all action reasonably necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any Foreign Regulatory Laws applicable to this Agreement or the Merger; and (2) obtain all clearances, consents, approvals, waivers, actions, non-actions and other authorizations pursuant to the HSR Act and Foreign Regulatory Laws applicable to this Agreement or the Merger, in each case as promptly as practicable and in any event prior to the Termination Date. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding the Merger in connection with such filings. If a Party or any of its Affiliates receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any Foreign Regulatory Laws applicable to the Merger, then such Party shall make (or cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request; provided, that no Party may extend any waiting period or enter into any agreement or understanding with any Governmental Authority without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Avoidance of Impediments. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to, and the Company shall not, without consent of Parent, offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any or all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent and Merger Sub (and their respective Affiliates, if applicable) or of the Company and its Subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of Parent and Merger Sub (and their respective Affiliates, if applicable) or of the Company and its Subsidiaries; (iii) the modification of any course of conduct regarding future operations of Parent and Merger Sub (or their respective Affiliates, if applicable) or of the Company or its Subsidiaries; and (iv) any other restrictions on the activities of Parent or Merger Sub (and their respective Affiliates, if applicable) or of the Company or its Subsidiaries, including the freedom of action of Parent and Merger Sub (and their respective Affiliates, if applicable) or of the Company or its Subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement, in each of the foregoing clauses (i)-(iv), other than such actions the effects of which are de minimis in the aggregate to Parent and its Subsidiaries taken as a whole after giving effect to the Transactions. Parent shall oppose any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Authority that could restrain, prevent or delay any required consents applicable to the Merger, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Governmental Authority.

(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Affiliates to), subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, material submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any material developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any substantive meeting, hearing, proceeding or discussions (whether in person, by telephone, by video or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided that each of the Company, Parent and Merger Sub may redact any valuation and related information.

(d) Communications Laws. The Company shall (and shall cause its respective Affiliates to) use its commercially reasonable efforts to undertake the steps set forth on Schedule 6.2(d) with respect to Communications Laws in the jurisdictions specified therein.

(e) Other Actions. Parent and Merger Sub shall not, and shall cause each of their Affiliates not to (i) enter into, agree to enter into, or consummate any Contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, equity interests, assets or rights in or of any Person that would reasonably be expected to, individually or in the aggregate, (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent and its Affiliates to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by Transactions, including the Merger, (B) materially increase the risk of any Governmental Authority entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions, including the Merger, or (C) cause Parent, Merger Sub or the Company to be required to obtain any additional clearances, consents, approvals and waivers under any Laws with respect to the Merger and the other Transactions or (ii) take any other action that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or the satisfaction of any of the closing conditions thereto. For purposes of this Section 6.2(e), “Affiliates” means Tata Communications Limited and its Subsidiaries.

6.3 CFIUS Filing.

(a) To the extent any of the following have not been completed prior to the date hereof, as soon as practicable after the date of this Agreement, Parent and the Company shall prepare and file the CFIUS Declaration or, as mutually agreed by Parent and the Company, the CFIUS Notice. Each of Parent and the Company shall use their respective reasonable best efforts to obtain CFIUS Approval, including without limitation (i) promptly preparing and submitting a CFIUS Notice in the event that CFIUS requests that Parent and/or the Company submit a CFIUS Notice pursuant to 31 C.F.R. § 800.407(a)(1); and (ii) providing any additional information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS assessment, review, or investigation of the transaction contemplated by this Agreement, within the time periods specified in the applicable regulations, or otherwise specified by the CFIUS staff.

(b) Parent and the Company shall, in connection with the efforts to obtain the CFIUS Approval, (i) cooperate in all respects and consult with each other in connection with the CFIUS Declaration or CFIUS Notice, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, CFIUS, by promptly providing copies to the other party of any such written communications, except for any exhibits to such communications providing personal identifying information and subject to redactions to preserve business confidential information; and (iii) permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other party the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS, in each of clauses (i), (ii) and (iii) of this Section 6.3(b) subject to confidentiality considerations contemplated by the DPA or required by CFIUS. Notwithstanding the foregoing, (A) none of Parent or Merger Sub or any of their respective Subsidiaries and Affiliates shall be required and (B) the Company, without the prior written consent of Parent, shall not be permitted, in the case of each of clauses (A) and (B), to undertake any efforts or take any action in connection with obtaining any action or nonaction, waiver, consent or approval with respect to the transactions contemplated by this Agreement if the undertaking of such efforts or taking of such action would reasonably be expected to result in a Burdensome Condition, and none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, and none of the Company or any of its Subsidiaries shall be required to take any such action that is not conditioned upon the Closing.

6.4 Proxy Statement and Other Required SEC Filings.

(a) Proxy Statement. As promptly as reasonably practicable, and in no event more than thirty days, following the date of this Agreement, the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement.

(b) Other Required Company Filing. If the Company is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(c) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(d) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, shall provide the other Party a reasonable opportunity to review and comment on any written communication with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(e) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(f) Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable, and in no event more than three Business Days, following the filing thereof with the SEC and the earlier of (x) the tenth calendar day following such filing with the SEC or (y) confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.

6.5 Company Stockholder Meeting. Within ten Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholder Meeting that is twenty Business Days after the date of such “broker search”. Subject to Section 5.3, following the clearance of the Proxy Statement by the SEC, the Company shall duly call and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval; provided that notwithstanding anything else to the contrary herein, the Company may postpone or adjourn the Company Stockholder Meeting (a) with the consent of Parent, (b) for the absence of a quorum necessary to conduct the business of the Company Stockholder Meeting, (c) after consultation with Parent, to ensure that any supplement or amendment to the Proxy Statement required by applicable law is provided to the Company Stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting, (d) after consultation with Parent, to allow for additional time for the solicitation of proxies in order to obtain the Requisite Stockholder Approval, or (e) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its staff, provided, however, that the Company may not postpone the Company Stockholder Meeting for more than an aggregate of ten Business Days without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company shall use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

6.6 Convertible Notes.

(a) On the Closing Date, Parent, Merger Sub and the Company shall, as and to the extent required by the Convertible Notes Indenture, execute, and use reasonable best efforts to cause the Trustee to execute, any supplemental indenture(s) required by the Convertible Notes Indenture as a result of the Merger and deliver any certificates and other documents required by the Convertible Notes Indenture to be delivered by such persons in connection with such supplemental indenture(s). Notwithstanding anything to the contrary in this Agreement and subject to the immediately preceding sentence, prior to the Effective Time, the Company shall give any notices and take all actions required under the terms of the Convertible Notes or the Convertible Notes Indenture as a result of the Merger, which actions shall include, without limitation, the Company (or its Subsidiaries or other Representatives, as applicable) (i) giving any notices that may be required in connection with the Merger and the other transactions contemplated by this Agreement and settling any conversions of the Convertible Notes occurring prior to or as a result of the Merger in accordance with the terms of the Convertible Notes Indenture, (ii) preparing any supplemental indentures required in connection with the Merger and the other transactions contemplated by this Agreement and the consummation thereof to be executed and delivered to the Trustee at or prior to the Effective Time, in form and substance reasonably satisfactory to the Trustee and Parent, and (iii) taking all such further actions, including, without limitation, delivering any officer’s certificates and legal opinions, as are necessary to comply with all of the terms and conditions of the Convertible Notes Indenture in connection with the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company will settle conversions, if any, of the Convertible Notes as required pursuant to the terms of the Convertible Notes Indenture. For the avoidance of doubt, the transactions contemplated by this Agreement, wherever referred to in Section 6.1 of this Agreement, shall be deemed to include effecting settlements of any conversions under the terms of the Convertible Notes and the Convertible Notes Indenture.

(b) The Company shall provide Parent and its counsel at least three (3) Business Days to review and comment on any notices, certificates, press releases, supplemental indentures, or other documents or instruments deliverable pursuant to the Convertible Notes Indenture prior to the dispatch or making thereof and shall incorporate all reasonable comments provided by Parent and its counsel with respect thereto.

6.7 Anti-Takeover Laws. The Company and the Company Board shall (a) take reasonable actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger or the transactions contemplated by the Voting Agreements; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger or the transactions contemplated by the Voting Agreements, take reasonable actions within their power to ensure that the Merger and transactions contemplated by the Voting Agreements may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement or the Voting Agreements (as applicable) and otherwise to minimize the effect of such statute or regulation on the Merger or the transactions contemplated by the Voting Agreements.

6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request, to the properties, books and records and personnel of the Company for the purpose of consummating the Transactions or planning for integration and transition, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information or providing access to such documents or information would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; or (c) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that does not (i) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries.

6.9 Section 16(b) Exemption. Prior to the Effective Time, the Company shall be permitted to take all such actions as may be reasonably necessary or advisable hereto to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock or Company RSUs) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries or Affiliates, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”), which indemnification agreements have been made available to Parent prior to the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Subsidiaries of the Company, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law, and any of its Subsidiaries or Affiliates in effect on the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person is or was a director, officer, employee or agent of the Company or such Subsidiary or Affiliate; (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director or officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates, or taken at the request of the Company or such Subsidiary or Affiliate (including in connection with serving at the request of the Company or such Subsidiary or Affiliate as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (iii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto, except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, the Surviving Corporation shall, to the extent permitted by applicable Law, advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, subject to any such individual’s affirmation or undertaking if required under the DGCL. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding and the Indemnified Person shall not settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by such Indemnified Person pursuant to this Agreement without the Parent’s consent. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability and similar insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfaction of the obligations set forth in the immediately preceding sentence, prior to the Effective Time, the Company shall purchase a prepaid six year “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier, except that the Company may not commit or spend on such “tail” policy annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”), and if the Company for any reason is unable to obtain the

“tail” policy for an annual cost less than or equal to the Maximum Annual Premium, the Company shall instead obtain as much comparable insurance as possible for an aggregate annual premium equal to the Maximum Annual Premium.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives), the “Other Indemnified Persons”) without the prior written consent of such affected Indemnified Person or other Person. Each of the Indemnified Persons or Other Indemnified Persons are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons and Other Indemnified Persons pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Charter and Bylaws; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b) Existing Arrangements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) assume and honor all of the Employee Plans in accordance with their terms as in effect immediately prior to the Effective Time, provided that nothing herein shall limit the Surviving Corporation’s ability to terminate or amend such Employee Plans in accordance with their terms.

(c) Employment; Benefits. For a period of twelve (12) months following the Effective Time (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall and Parent shall cause the Surviving Corporation and its Subsidiaries to maintain for the benefit of each Continuing Employee for so long as they remain employed by the Surviving Corporation and its Subsidiaries (i) base salary or wage rate and annual cash incentive opportunities that are, in each case, not less than the base salary or wage rate and annual cash incentive opportunities in effect for such Continuing Employee immediately before the Effective Time; (ii) employee benefits, including health and welfare, retirement plans (the “Company Plans“) (excluding, in each case and for the avoidance of doubt, severance, nonqualified deferred compensation, retention, change in control compensation, or equity or equity-based plans or arrangements) that are substantially similar in the aggregate to those in effect for (or available to) such Continuing Employee as of the Effective Time; and (iii) severance benefits that are substantially similar in the aggregate to either (x) the applicable severance benefits for such Continuing Employee as required by local Laws or (y) the applicable severance benefits provided to similarly situated employees of Parent.

(d) New Plans. With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plans, a “New Plan”), the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, and vesting where length of service is relevant (including for purposes of vacation accrual), except to the extent that it would result in duplication of coverage or benefits for the same period of service or for purposes of any defined contribution pension plan. In addition, and without limiting the generality of the foregoing, Parent will or will cause the Surviving Corporation and its Subsidiaries to use commercially reasonable efforts to provide that (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Company Plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan be waived, subject to approval of the insurance carrier(s) of such New Plan, for the Continuing Employees and their covered dependents to the extent such conditions were inapplicable or waived under the comparable Employee Plan in which such Continuing Employee participated immediately prior to the Effective Time; and (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begins, if such participation begins in the year in which the Effective Time occurs, to be given full credit, subject to approval of the insurance carrier(s) of such New Plan, pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will otherwise be subject to the terms of such vacation and/or paid time off policies as determined by Parent and its Affiliates from time to time (but in no event subject to forfeiture).

(e) Collective Bargaining Agreements. Notwithstanding anything in this Section 6.11 to the contrary, the terms and conditions of employment for any Continuing Employees covered by a collective bargaining agreement or other agreement with any labor union, works council, or other labor organization shall be governed by such applicable agreement until it is modified, superseded or terminated in accordance with its terms and/or applicable Law.

(f) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to: (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee; (ii) amend any Company Plan; or (iii) create any third party beneficiary rights in any Continuing Employee (or beneficiary or dependent thereof).

6.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13 Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form reasonably agreed to by the Parties, and following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice as is feasible); provided, that neither Parent nor the Company shall be obligated to engage in such consultation with respect to communications (including communications directed to employees, suppliers, customers, partners, vendors or stockholders) that are consistent with public statements previously made in accordance with this Section 6.13. provided, further, that the restrictions set forth in this Section 6.13 shall not apply to any release or public statement (i) made or proposed to be made by the Company with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any action taken in accordance with Section 5.3 or (ii) in connection with any dispute between the parties regarding this Agreement or the Merger.

6.14 Transaction Litigation. Prior to the Effective Time, the Company shall as promptly as reasonably practicable (and in any event within one Business Day) notify Parent in writing of any Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise or settle any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.14, “participate” means that the Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith.

6.15 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.16 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

6.17 Parent Vote. Immediately following the execution and delivery of the Joinder, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

6.18 Certain Arrangements. Without the prior consent of the Company, neither Parent, Merger Sub nor any of their respective Affiliates, directly or indirectly, shall, prior to obtaining the Requisite Stockholder Approval, have any formal or informal discussions with respect to, or enter into any agreement, arrangement or understanding (in each case, whether oral or written), or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), described in Section 4.13 of this Agreement.

6.19 Notification of Certain Matters. Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any change, event, effect, occurrence or development that (a) with respect to the Company, has had or would reasonably be expected have a

Company Material Adverse Effect, (b) with respect to Parent or Merger Sub, has had or would reasonably be expected to have a Parent Material Adverse Effect, and/or (c) is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the Termination Date. No notification given by any party pursuant to this Section 6.19 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement. The Company’s or Parent’s failure to comply with this Section 6.19 will not be taken into account for purposes of determining whether any conditions set forth in Article  VII to consummate the Mergers have been satisfied.

6.20 Pre-Closing Restructuring. Subject to Section 5.4, during the period from the date of this Agreement to the earlier of termination of this Agreement in accordance with its terms or the Effective Time, upon Parent’s reasonable request, the Company shall and the Company shall cause each of its Subsidiaries to reasonably cooperate with Parent, at Parent’s sole cost and expense, in preparing for or consummating any restructuring transaction that (i) may be required in connection with the transactions contemplated hereby as determined by Parent in its sole discretion and (ii) shall be conditioned upon and shall occur solely upon the consummation of the Merger or otherwise following the Closing. Any cooperation that is required to be provided by the Company and its Subsidiaries under this Section 6.20 shall not (i) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries.

6.21 Formation; Joinder. As promptly as practicable after receipt of RBI Approval, Parent shall take all action necessary to form Merger Sub as a Delaware corporation and wholly owned subsidiary of Parent, and following the formation of Merger Sub, Parent shall cause Merger Sub to enter into the Joinder.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) Antitrust Laws and Foreign Regulatory Laws. (i) The waiting periods applicable to the Transactions pursuant to the HSR Act will have expired or otherwise been terminated, (ii) the approvals, clearances or expirations of waiting periods or clearances, as applicable, under the Antitrust Laws and Foreign Regulatory Laws set forth in Schedule 7.1(b) of the Company Disclosure Letter will have expired, been earlier terminated or obtained (as applicable), and (iii) in the event that any Governmental Authority in any jurisdiction has commenced, or communicated to a Party that it is considering or intends to commence or that a decision whether or not to do so remains outstanding, proceedings or an investigation relating to the Transaction, each such Governmental Authority having confirmed in writing on terms satisfactory to the Parent and Merger Sub that any such proceedings or investigations have concluded or that it has cleared the Transaction to proceed; provided, however, that if as of the Termination Date (as may be extended pursuant to Section 8.1(c)), all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions) other than Section 7.1(b)(iii), the parties shall be deemed to have waived the condition set forth in Section 7.1(b)(iii) for purposes of Section 2.3 and the Closing shall occur pursuant to the terms of Section 2.3.

(c) No Prohibitive Laws or Injunctions. No Law, injunction or order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, enjoining or otherwise making illegal the consummation of the Merger shall have been enacted, entered or promulgated and be continuing in effect.

(d) CFIUS Approval. The CFIUS Approval shall have been obtained.

(e) RBI Approval. RBI Approval shall have been obtained.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by Parent where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. (i) the representations and warranties of the Company set forth in Section 3.12(b) shall be true and correct in all respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), (ii) the representations and warranties of the Company set forth in Section 3.7 shall be true and correct in all respects except for de minimis inaccuracies on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies only as of such specified date), (iii) the representations and warranties of the Company set forth in Section 3.1 (but only the first sentence thereof), Section 3.2, Section 3.3, Section 3.4, Section 3.8 and Section 3.29 shall be true and correct in all material respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects only as of such specified date), and (iv) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect has occurred and continuing since the date of this Agreement.

(e) No Burdensome Condition. There shall be no restraint in effect which would result in a Burdensome Condition.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay, or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions (a “Parent Material Adverse Effect”).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other final and non-appealable judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule or regulation has been enacted, entered or enforced that prohibits, makes illegal or enjoins the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the issuance of such permanent injunction or other final and non-appealable judgment or order, or statute, rule or regulation was primarily due to the failure of such Party to perform any of its obligations under this Agreement or if such Party shall have failed to comply with its obligations under Section 6.2;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., New York City time, on the date that is the 6 month anniversary of the date of this Agreement (the “Termination Date”); provided, however, that if as of the Termination Date any of the conditions set forth in Section 7.1(c) (solely to the extent such condition has not been satisfied due to an order or injunction arising under the HSR Act or any Foreign Regulatory Laws) or Section 7.1(b) shall not have been satisfied or waived, the Termination Date shall be automatically extended until 11:59 p.m., New York City time, on the date that is the 9 month anniversary of the date of this Agreement, and such date, as so extended, shall be the Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any party whose material breach of any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated prior to the Termination Date;

(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;

(e) by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or (b), except that if such breach is capable of being cured prior to the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 30 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.3(a) or (b);

(f) by Parent, if at any time prior to the Company’s receipt of the Requisite Stockholder Approval, the Company Board (or a committee thereof) has effected a Company Board Recommendation Change; provided, that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if Parent fails to terminate this Agreement pursuant to this Section 8.1(f) prior to 11:59 p.m., Eastern Time, on the date which is ten Business Days after Parent is notified in writing that the Company Board has effected a Company Board Recommendation Change;

(g) by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or (b), except that if such breach is capable of being cured prior to the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.2(a) or (b); or

(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval, in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal received after the date of this Agreement, if the Company (x) has complied in all material respects with Section 5.3 with respect to such Superior Proposal and (y) pays to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.3(b)(iii) substantially concurrently with (and as a condition to) such termination.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties, as applicable, except that this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing, but subject to Section 8.3(e), no termination of this Agreement will relieve any Party from any liability for fraud or any Willful and Material Breach of this Agreement by such Party prior to termination. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.10(e), Parent and the Company shall pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes, in each case, arising out of or in connection with entering into this Agreement, consummation of the Merger.

(b) Company Payments.

(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, any Person shall have publicly announced or made known to the Company Board an Acquisition Proposal and not publicly withdrawn or otherwise publicly abandoned such Acquisition Proposal prior to such termination; and (C) within twelve months following such termination of this Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company shall promptly (and in any event within three Business Days) after such consummation or entry into such definitive agreement pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “60%.”

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within three Business Days) following such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or substantially concurrently with (and as a condition to) such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) Parent Payments. If (i) this Agreement is validly terminated pursuant to Section 8.1(c), (ii) at the time of any such termination, all of the conditions in Article VII have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions) except for Section 7.1(e), then Parent must promptly (and in any event within three Business Days) following such termination pay the Parent Termination Fee by wire transfer of immediately available funds to an account or accounts designed in writing by the Company.

(d) Single Payment Only. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e) Payments; Default. The Parties acknowledge that (i) the agreements contained in this Section 8.3 are an integral part of the Transactions, (ii) the Company Termination Fee and the Parent Termination Fee are not a penalty, but are liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such amounts are payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision, and (iii) without these agreements, neither Party would enter into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to Section 8.3 and, in order to obtain such payment, Parent or the Company, as applicable, commences a Legal Proceeding that results in a judgment against the other Party for the amount set forth in Section 8.3 or any portion thereof, the Party required to make any such payment under Section 8.3 shall pay to the other Party, such Party’s reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (collectively, the “Enforcement Expenses“).

(f) Sole Remedy.

(i) In the event the Company Termination Fee becomes due and payable pursuant to Section 8.3(b), Parent’s receipt and acceptance of the Company Termination Fee (together with any Enforcement Expenses), will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, and upon payment and acceptance of the Company Termination Fee, none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Parent and Merger Sub and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement and Section 8.3(a), as applicable). The Company Related Parties are intended third party beneficiaries of this Section 8.3(f). In the event the Company Termination Fee becomes due and payable pursuant to Section 8.3(b), the Company or any of its Subsidiaries shall not have liability for monetary damages (including monetary damages in lieu of specific performance and damages pursuant to the penultimate sentence of Section 8.2(b)) in the aggregate in excess of the Company Termination Fee (less any portion thereof that has been paid) plus any amounts owed by the Company under Section 8.3(e), and the amount of the Company Termination Fee shall be the maximum aggregate liability of the Company and its Subsidiaries hereunder.

(ii) In the event the Parent Termination Fee becomes due and payable pursuant to Section 8.3(c), the Company’s receipt and acceptance of the Parent Termination Fee (together with any Enforcement Expenses), will be the sole and exclusive remedies of the Company and its Subsidiaries and each of their respective Affiliates against (A) Parent, its Subsidiaries (including Merger Sub) and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of Parent, its Subsidiaries (including Merger Sub) and each of their respective Affiliates (collectively, the “Parent Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, and upon payment and acceptance of the Parent Termination Fee, none of the Parent Related Parties will have any further liability or obligation to the Company relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement and Section 8.3(a), as applicable). The Parent Related Parties are intended third party beneficiaries of this Section 8.3(f). In the event the Parent Termination Fee becomes due and payable pursuant to Section 8.3(c), Parent and its Subsidiaries shall not have liability for monetary damages (including monetary damages in lieu of specific performance and damages pursuant to the penultimate sentence of Section 8.2(b)) in the aggregate in excess of the Parent Termination Fee (less any portion thereof that has been paid) plus any amounts owed by Parent under Section 8.3(e), and the amount of the Parent Termination Fee shall be the maximum aggregate liability of the Parent and its Subsidiaries (including Merger Sub) hereunder.

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent and Merger Sub shall be deemed a single Party solely for purposes of this Section 8.5). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by electronic mail or by hand (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)    if to Parent or Merger Sub to:

Tata Communications Limited

7th floor, Tower C, C21 & C36, ‘G’ Block

Bandra-Kurla Complex, Mumbai – 400 098, India

Attn:	Zubin Adil Patel
Email:	zubin.patel@tatacommunications.com

with copies (which will not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn:	James A. Hutchinson
Joshua M. Zachariah
Jean A. Lee
Email:	JHutchinson@goodwinlaw.com
JZachariah@goodwinlaw.com
JeanLee@goodwinlaw.com

with copies (which will not constitute notice, except for purposes of (and as set forth in) Section 9.10(a)) to:

Tata Communications Limited

c/o Tata Communications (America) Inc.

11911 Freedom Drive, Suite 250

Reston, VA 20190

Attn : Troy Reynolds

Email : Troy.Reynolds@tatacommunications.com

(b)    if to the Company (prior to the Effective Time) to:

Kaleyra, Inc.

85 Broad St

New York, NY, 10004

Attention: Dario Calogero

Email: Dario.calogero@kaleyra.com

with a copy (which will not constitute notice) to:

Willkie Farr & Gallagher LLP

787 7th Avenue

New York, NY, 10019

Attn: Robert B. Stebbins; Sean M. Ewen

Email: rstebbins@willkie.com; sewen@willkie.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, except that Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void. For the avoidance of doubt, the Parties acknowledge and agree that the formation of Merger Sub and the execution of the Joinder by Merger Sub shall not be deemed an assignment for purposes of this Section 9.3 and is otherwise permitted pursuant to this Section 9.3.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that an Affiliate of Parent and the Company have previously executed the Confidentiality Agreement, that shall continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement and the Company Disclosure Letter constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except (a) as set forth in or as contemplated by Section 6.10, (b) if the Closing occurs, for the right of the holders of Company Common Stock or Company RSUs to receive the Per Share Price and the Vested RSU Consideration, respectively, in each case after the Effective Time, and (c) as set forth in or contemplated by Section 8.3(f).

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein (including Section 8.3(e)), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

(b) Specific Performance. The Parties acknowledge and agree that (A) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (B) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (C) neither the ability of either Party to recover damages for fraud or any Willful and Material Breach of this Agreement nor the provisions of Section 8.3 are intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (D) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Subject to Section 8.3(f), the Parties further agree that (x) by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 9.8 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.8 prior to, or as a condition to, exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 or anything set forth in this Section 9.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

9.9 Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 (and, with respect to Parent, with service to the “copy” address c/o Tata Communications (America) Inc. as set forth in Section 9.2(a) constituting proper service for purposes of this Section 9.10(a)) or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby or thereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts;(e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY

JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other Environmental Laws) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

9.13 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent.

9.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

TATA COMMUNICATIONS LIMITED

By:	/s/ Mysore R Madhusudhan
Name: Mysore R Madhusudhan
Title: Executive Vice President Collaboration & Connected Solutions

[Signature Page to Agreement and Plan of Merger]

KALEYRA, INC.
By:	/s/ Dr. Avi S. Katz
Name: Dr. Avi S. Katz
Title: Chairman of the Board

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Voting Agreement

Exhibit B

Form of Certificate of Incorporation of the Company

Exhibit C

Form of Joinder

JOINDER TO AGREEMENT AND PLAN OF MERGER

This Joinder to Agreement and Plan of Merger (this “Joinder”) is entered into and delivered as of [●], 2023, by [MERGER SUB], a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

A.

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of June [●], 2023, by and among Merger Sub, Tata Communications Limited, an Indian limited company (“Parent”) and Kaleyra, Inc., a Delaware corporation (the “Company”) (as may be further amended or modified, the “Merger Agreement”).

B.	On [●], 2023, Parent received RBI Approval in connection with the transactions contemplated by the Merger Agreement.

C.	On [●], 2023, Parent formed Merger Sub for the sole purpose of the Merger.

D.	Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Merger Sub agrees as follows:

1. Joinder to Merger Agreement. Merger Sub agrees to become a party to, be bound by, and comply with the terms of the Merger Agreement as “Merger Sub” in the same manner as if Merger Sub were an original signatory to the Merger Agreement, and Merger Sub shall be fully bound by, and subject to, all of the covenants, terms, representations, warranties, rights, obligations and conditions of the Merger Agreement applicable to Merger Sub as though an original party thereto.

2. Corporate Power; Enforceability. Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Joinder; (b) perform its obligations hereunder; and (c) consummate the transactions contemplated hereby. This Joinder has been duly executed and delivered by Merger Sub and constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms.

3. Amendments. Subject to applicable Law and subject to the other provisions of the Merger Agreement, this Joinder may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

4. Miscellaneous. Sections 9.2 (Notices), 9.7 (Severability), 9.9 (Governing Law), 9.10 (Consent to Jurisdiction), 9.11 (Waiver of Jury Trial), and 9.14 (Counterparts) of the Merger Agreement are incorporated herein, mutatis mutandis.

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Annex B

June 28, 2023

Board of Directors of

Kaleyra, Inc.

Via Marco D’Aviano, 2

Milan, MI 20131

Italy

Dear Members of the Board of Directors:

We understand that Kaleyra, Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of June 28, 2023 (the “Merger Agreement”), by and among the Company and Tata Communications Limited, a company listed on BSE Limited and National Stock Exchange of India Limited (“Parent”), under which a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) will merge with and into the Company, with the Company surviving such merger (the “Merger”) as a direct wholly owned subsidiary of Parent.

The terms of the Merger are more fully set forth in the Merger Agreement and capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the Company and its common stockholders of the consideration paid by Parent to such stockholders pursuant to the Merger Agreement (our “Opinion”).

In connection with our review of the Merger and in arriving at our Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

1.	the draft of the Merger Agreement, dated June 28, 2023;

2.

the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company pursuant to the U.S. Securities Exchange Act of 1934;

3.	the Company’s historical financial statements for the calendar years ending December 30, 2020, December 31, 2021 and December 31, 2022 and the quarter ending March 31, 2023;

4.	the Company’s projected financial statements for the calendar years ending December 31, 2023, December 31, 2024 and December 31, 2025;

5.	certain projected financial information for the calendar years ending December 31, 2026, December 31, 2027 and December 31, 2028, prepared by the management of the Company;

6.	certain non-public financial and business information provided to us by the Company and its advisors;

7.	certain internal financial information, estimates, and financial and operations forecasts for the Company, prepared by the management of the Company;

8.	certain press releases issued by the Company;

9.	certain industry and research reports relevant to the industry in which the Company operates;

10.

(i) the reported historical price and trading activity for the securities of the Company, (ii) certain financial stock market information for the Company, (iii) certain financial stock market information for certain other publicly traded companies, (iv) the financial terms of certain recent business combinations, and (v) other studies and analyses we have deemed appropriate; and

11.	other documents made available in the Company’s virtual data room.

We have spoken with certain members of the management team of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Merger, and related matters. We participated in financial and business diligence calls with executive management of the Company, regarding, among other things, certain financial projections prepared by the Company, the business and financial results and outlook of the Company and the Merger structure and background. We have also compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that we deemed to be relevant. To the extent publicly available, we reviewed and analyzed financial terms of certain acquisition transactions involving companies operating in businesses and industries deemed similar to that in which the Company operates and selected companies deemed comparable to the Company; in addition, we performed discounted cash flow analyses on the Company on a stand-alone basis utilizing projections and various assumptions provided to us by management of the Company. In addition, we have conducted such other analyses, examinations, and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our Opinion.

With your consent, we have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and assume no responsibility to independently verify such data, material, and other information. In addition, the Company’s management team has advised us, and we have assumed with your permission, that the financial projections provided to us have been reasonably prepared in good faith on bases reflecting currently available estimates and judgments of the Company’s management team as to the future financial results and condition of the Company and we express no opinion regarding such projections or the assumptions on which they are based. We have relied upon the Company to advise us promptly if any information provided became inaccurate or had to be updated during the period of our review. If the foregoing assumptions are inaccurate, our Opinion could be materially affected. The Company does not publicly disclose certain of the internal financial information of the type provided to us in connection with our review of the Merger. As a result, such information was prepared for financial planning purposes and was not prepared with the expectation of public disclosure.

We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or our Opinion, and there is no information or any facts that would make the information reviewed by us incomplete or misleading. In addition, we have assumed, with your permission, that the Company will have sufficient liquidity to pay its operating expenses and debts when they become due.

We have assumed that the final form of the Merger Agreement will be substantially similar to the draft we reviewed, dated June 28, 2023 without modification of material terms or conditions. We have assumed that the Merger will be consummated under the terms of the Merger Agreement without material amendments or waivers of any material terms or conditions or obligations thereunder. We have relied upon and assumed, without independent verification, that (a) the representations and warranties of the parties to the Merger Agreement and all other related documents and instruments referred to therein are true and correct, (b) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party and (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof. In arriving at our Opinion, we have assumed, with your consent, all the regulatory approvals and consents required for the Merger to be consummated pursuant to the terms of the Merger Agreement will be obtained in a manner that will not adversely affect the Company or materially alter the terms of the Merger.

At your direction, we have assumed that all projections and estimates provide a reasonable basis on which to evaluate the Company and the Merger, and we have, at your direction, used and relied upon such projections and estimates for purposes of our analyses and in arriving at our Opinion. We express no view or opinion with respect to any projections or estimates or the assumptions on which they are based.

For purposes of our financial analyses and our Opinion, with your consent, we (i) did not perform any financial analyses to evaluate the value of the Company or to derive valuation reference ranges for any shares of the Company for purposes of comparison with the Per Share Price or otherwise, and (ii) have assumed that the value of each share of Company capital stock (including, without limitation, each share of Company common stock) is equal to the Per Share Price (which is equal to $7.25 per share pursuant to the terms of the Merger Agreement).

In arriving at our Opinion, we have performed no appraisals or valuations of any specific assets or liabilities (fixed, contingent, or other) of the Company, including any intellectual property for which the Company might receive royalty or licensing fees, and we have not been furnished with any such appraisals or valuations, and have made no physical inspection of the property or assets of the Company. We express no opinion regarding the liquidation value of any entity. In arriving at our Opinion, we have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which any of the Company or their affiliates is a party or may be subject and at the Company’s direction and with its consent, in arriving at our Opinion, we have made no assumption about and therefore have not considered, the possible assertion of claims, outcomes, damages, or recoveries arising out of any such matters.

None of the companies or transactions we may have used in any analysis for purposes of comparison is identical to the Company or the Merger. Accordingly, our analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies or transactions. We also have considered no potential judicial, legislative, or regulatory changes pending or being considered or that may be adopted by any judicial, governmental, or regulatory bodies or any potential changes in accounting methods or generally accepted accounting principles that may be adopted.

Our Opinion is based upon the financial, market, economic, and other conditions that exist on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial, and stock markets have from time-to-time experienced unusual volatility, and we express no opinion or view as to any potential effects of such volatility on the Merger and our Opinion does not address potential developments in any such markets. Furthermore, we express no opinion or view as to any potential effects of any foreign or domestic geopolitical instability. In addition, we express no opinion or view as to any potential effects of the COVID-19 pandemic, recent price inflation or currency fluctuations on the Merger or the Company. Subsequent developments may affect the assumptions underlying our Opinion and we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion that may come or be brought to our attention after the date of our Opinion. We have not undertaken to reaffirm or revise our Opinion or otherwise comment upon any events after the date hereof and have no obligation to update, revise or reaffirm our Opinion.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. Our research analysts may hold opinions, make statements or recommendations, or publish research reports regarding the Company or the Merger and other participants in the Merger that differ from the views of our investment banking personnel.

Our Opinion is furnished under our engagement letter dated June 16, 2023 (the “Engagement Letter”) and is directed to the Board of Directors of the Company (the “Board”) in connection with its consideration of the Merger. Our Opinion is furnished solely to be used by the Board as only one input to consider in its process of analyzing the Merger and is not intended to be and does not constitute a recommendation to any member of the Board or any stockholder of the Company as to how such director or stockholder should act or vote regarding the Merger or any other matter. Notwithstanding the foregoing, the Board may rely upon our Opinion. Our Opinion delivered to the Board is subject to the conditions, scope of engagement, limitations, and understandings in this opinion.

The Opinion addresses solely the fairness, from a financial point of view, to the Company and its common stockholders of the consideration paid by Parent to such stockholders pursuant to the Merger Agreement. We were not requested to opine as to, and our Opinion does not address, the basic business decision of the Board, the Company, or its stockholders to proceed with or effect the Merger, or any solvency or fraudulent conveyance consideration relating to the Merger. We express no opinion as to the relative merits of the Merger as compared to any alternative business strategies or transactions that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage. We express no opinion as to the amount, nature or fairness of any consideration or compensation to be received in or because of the Merger by any other securityholders, officers, directors or employees in such capacities, holders of any warrants or debt or debt-like instrument (including but not limited to the Company’s convertible notes) in such capacities, or relative to or in comparison with the consideration to be paid by Parent to the common stockholders of the Company pursuant to the Merger Agreement. We have not been asked to consider, and our Opinion does not address, the solvency or viability of the Company to pay its obligations when they come due. We are not rendering any financial, legal, accounting, or other advice and understand that the Company is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Merger.

We have not been requested to, and did not, (i) participate in negotiations regarding the Merger Agreement, (ii) solicit any expressions of interest from any other parties regarding any business combination with the Company or any other alternative transaction or (iii) advise the Board or any other party regarding alternatives to the Merger. In addition, we were not requested to and did not provide advice regarding the structure or any other aspect of the Merger, or to provide services other than the delivery of our Opinion. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, we may hold a long or short position in such securities. We may seek to be engaged for compensation in the future to perform investment banking services for the Company or its equityholders, other parties to the Merger, or the Company and certain of its affiliates.

We, as a customary part of our investment banking business, are continually engaged in performing financial analyses regarding businesses and their securities in connection with acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and other transactions and for estate, corporate and other purposes. We have been engaged by the Board to render our Opinion and will receive a fee for rendering our Opinion. We will receive a portion of the fees payable to us in cash upon delivery of this letter and will receive the remaining portion of the fees upon the signing of the Merger Agreement. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement relating to providing our Opinion.

Preparing a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and applying those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at our Opinion, we attributed no particular weight to any particular analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by us in our analyses, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses and of the factors considered by us, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying our Opinion. The conclusion reached by us, therefore, is based on applying our own experience and judgment to all analyses and factors considered by us. Our Opinion was reviewed and approved by the Northland Securities Fairness Opinion Committee.

Other than as required by applicable law, our Opinion may not be published, disclosed, or otherwise used, nor may any public references to us be made, without our prior written approval. This letter and a summary thereof may be filed with or included in or with any proxy or information statement required to be filed by the Company with the SEC and delivered to the holders of the Company’s securities in connection with the Merger. However, no reference to this letter or our Opinion in the proxy or information statement may be made without our written consent and subject to our approval of the language that references this letter or our Opinion, which consent we will not unreasonably withhold, condition, or delay. By execution of our Opinion, we hereby consent to the inclusion of our Opinion as an annex to the proxy statement relating to the Merger and to the references to us and such opinion therein.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be paid by Parent to the common stockholders of the Company pursuant to the Merger Agreement is fair, from a financial point of view, to the Company and such stockholders.

Sincerely,

Northland Securities, Inc.

BY:

Annex C

Execution Version

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of June 28, 2023, by and among Tata Communications Limited, a company listed on BSE Limited and National Stock Exchange of India Limited (“Parent”), and the stockholders of Kaleyra, Inc., a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;

WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act, provided, that all options, warrants, restricted stock units and other convertible securities are included even if not exercisable within sixty (60) days of the date hereof) of the number of shares of common stock, par value $0.0001 per share, of the Company (the “Company Stock”) set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Company Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock (including any shares of Company Stock issuable upon conversion of Convertible Notes) that such Stockholder may acquire record and/or beneficial ownership of after the date hereof, such Stockholder’s “Covered Shares”);

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (iii) resolved to recommend that the Company Stockholders adopt the Merger Agreement; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company Stockholders at a meeting thereof; and

WHEREAS, as an inducement and condition for Parent to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time or (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.

“Lien” means any lien, encumbrance, hypothecation, adverse claim, charge, mortgage, security interest, pledge or option, proxy, right of first refusal or first offer, preemptive right, deed of trust, servitude, voting trust, transfer restriction or any other similar restriction.

“Permitted Lien” means (i) any Lien arising under this Agreement, (ii) any applicable restrictions on transfer under the Securities Act of 1933 and (iii) with respect to Company RSUs, any Lien created by the terms of any applicable Company Stock Plan or award agreement thereunder.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other voluntary transfer, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other voluntary transfer (including by merger, by testamentary disposition, by gift, by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of any Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares, (c) the creation of any Lien, or the entry into any Contract, swap, arrangement, or agreement creating any Lien, with respect to any Covered Shares (other than Permitted Liens), (d) the entry into any derivative or hedging arrangement with respect to any Covered Shares or any interest therein or (e) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d) above.

2. Agreement to Not Transfer the Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than with the prior written consent of Parent; provided, however, that any Stockholder may (a) Transfer any such Covered Shares to (i) any Affiliate of any such Stockholder or (ii) any beneficial owner of Stockholder,(b) Transfer any such Covered Shares (i) by will or by operation of law and (ii) underlying such Stockholder’s RSUs in order to satisfy any tax withholding obligation as permitted under the applicable Employee Plan, and (c) Transfer up to 10% of such Covered Shares held by such Stockholder as the date hereof during any of the Company open “trading windows”, in each case of clauses (a) and (b)(i), only if the transferee of such Covered Shares evidences in writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever.

3. Agreement to Vote the Covered Shares.

3.1 Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), each Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares):

(a) in favor of the adoption of the Merger Agreement;

(b) in favor of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes for the approval of the Merger Agreement on the date on which such meeting is held; and

(c) against (i) any action or agreement that would reasonably be expected to result in any condition set forth in Article VII of the Merger Agreement not being satisfied prior to the Termination Date, (ii) any Acquisition Proposal, (iii) any action that would reasonably be expected to impede, delay, or inhibit the adoption of the Merger Agreement or the timely consummation of the Merger or the fulfillment of the Company’s, Parent’s or Merger Sub’s conditions to Closing under the Merger Agreement, and (iv) any action which would reasonably be expected to result in a material breach of any representation, warranty, covenant or agreement of the Company in the Merger Agreement or of a Stockholder contained in this Agreement.

3.2 Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holder(s) of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3 Until the Expiration Time, each Stockholder shall execute and deliver (or cause the holders of record of the Covered Shares to execute and deliver), within ten (10) calendar days of receipt, any proxy card or voting instructions it receives that is sent by the Company to its stockholders soliciting proxies with respect to any matter described in Section 3.1 which shall be voted in the manner described in Sections 3.1 and 3.2.

4. Waiver of Appraisal Rights and Certain Other Actions. Each Stockholder hereby waives all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder. In addition, each Stockholder hereby agrees not to commence or participate as a plaintiff in any class action with respect to, or other legal action, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or other agreements in connection with the Merger and the transactions contemplated thereby or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Company Board or Parent in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

5. Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of the Stockholders’ or Stockholder’s Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board or any such Stockholder in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations while acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. No action taken (or omitted to be taken) in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

6. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:

6.1 Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. If such Stockholder is not an individual, such Stockholder is a duly organized, validly existing entity that is in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and, assuming the accuracy of the representations and warranties set forth in Section 7.2(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement.

If such Stockholder is an individual, such Stockholder has the requisite legal capacity, right and authority to execute, deliver and perform such Stockholder’s obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. If Stockholder is an individual, such Stockholder (i) represents and warrants to Parent that there has not been any modification to his marriage regime (separation) declaration (the “Declaration”) previously provided to Parent since the date of the Declaration until the date of this Agreement and (ii) shall not modify such Declaration until the Termination Date.

6.2 Ownership of the Covered Shares. (a) The Stockholder is, as of the date hereof, the beneficial or record owner of such Stockholder’s Covered Shares, all of which are free and clear of any Liens, other than Permitted Liens, and (b) the Stockholder has sole or, with an Affiliate of the Stockholder, shared voting power over all of the Stockholder’s Covered Shares. The Stockholder has not entered into any agreement to Transfer any Covered Shares and no person (other than the Stockholder and any person under the control of the Stockholder) has a right to acquire any of the Covered Shares held by the Stockholder. As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares.

6.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to the Stockholder, (ii) result in any breach of or constitute a default under any Contract to which the Stockholder is a party or by which the Stockholder is subject, or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of such Stockholder, in each case of clauses (i) through (iii), except for such violations, breaches or defaults as would not materially delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions, any relevant Communications Laws or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

6.4 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to prevent, materially delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

7. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:

7.1 Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and assuming the accuracy of the representations and warranties set forth in Section 6.3(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

7.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to Parent, (ii) result in any breach of or constitute a default under any Contract or obligation to which Parent is a party or by which the Stockholder is subject, other than those created by this Agreement, except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of Parent.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions, any relevant Communications Laws or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

7.3 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

8. Miscellaneous.

8.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct, indirect or beneficial ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise expressly provided herein.

8.2 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

8.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party hereto incurring such cost or expense.

8.5 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by electronic mail or by hand (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(i) if to the Stockholders, to:
Dario Leopoldo Omero Calogero Viale Lombardia 12 Milano, Italy 20131
Attention:	Dario Calogero
Email:	Dario.Leopoldo.Calogero@Gmail.com

Maya Investments LTD Corso di Porta Nuova 16, 20121 Attention: Ruggero Camisasca
Email: ruggero.camisasca@lcopartners.eu (ii) if to Parent, to: Tata Communications Limited 7th floor, Tower C, C21 & C36, ‘G’ Block Bandra-Kurla Complex, Mumbai – 400 098, India
Attention:	Zubin Adil Patel
Email:	zubin.patel@tatacommunications.com
with a copy (which shall not constitute notice) to:
Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210
Attention:	James A. Hutchinson
Joshua M. Zachariah
Jean A. Lee
Email:	JHutchinson@goodwinlaw.com
JZachariah@goodwinlaw.com
JeanLee@goodwinlaw.com

and
Tata Communications Limited c/o Tata Communications (America) Inc. 11911 Freedom Drive, Suite 250 Reston, VA 20190 Attention: Troy Reynolds Email : Troy.Reynolds@tatacommunications.com
(iii) if to Company, to: Kaleyra, Inc. 85 Broad St. New York, NY 10004
Attention:	Dario Calogero
Email:	Dario.calogero@kaleyra.com
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP 787 7th Avenue New York, NY, 10019
Attention:	Robert B. Stebbins; Sean M. Ewen
Email:	rstebbins@willkie.com; sewen@willkie.com

From time to time, any party may provide notice to the other parties of a change in its address or email address through a notice given in accordance with this Section 8.5, except that such notice will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (a) specified in such notice, or (b) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 10.5.

8.6 Enforcement; Exclusive Jurisdiction.

(a) The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts set forth in Section 8.6(b), without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (i) the other party has an adequate remedy at law or (ii) an award of injunction or specific performance is not an appropriate remedy for any reason at law or equity.

(b) In addition, each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 8.5 or in such other manner as may be permitted by applicable Law, and nothing in this Section 8.6 will affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts.

8.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

8.8 Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the Transactions.

8.9 Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

8.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

8.11 Reliance. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

8.12 Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The parties agree that they have been represented by legal counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

8.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

8.14 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the original intent of the parties with respect to such void or unenforceable provision.

8.15 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

8.16 Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of the parties in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

8.17 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 8.17 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

8.18 Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earlier to occur of (a) the Expiration Time, (b) the valid termination of the Merger Agreement pursuant thereto, (c) a Company Board Recommendation Change in accordance with and to the extent permitted by the Merger Agreement or (d) with respect to any Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement promptly following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof that reduces or changes the form of consideration payable pursuant to such Merger Agreement; provided that the provisions of this Section 8 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TATA COMMUNICATIONS LIMITED

By:	/s/ Mysore R Madhusudhan
Name: Mysore R Madhusudhan
Title: Executive Vice President Collaboration & Connected Solutions

[Signature Page to Voting and Support Agreement]

KALEYRA, INC.

By:	Dr. Avi S. Katz
Name: Dr. Avi S. Katz
Title: Chief Executive Officer

[Signature Page to Voting and Support Agreement]

/s/ Dario Calogero
DARIO CALOGERO

MAYA INVESTMENTS LTD

By:	/s/ Dario Calogero
Name: Dario Calogero
Title: President

[Signature Page to Voting and Support Agreement]

Schedule A

Stockholder	Shares of Company Stock
Dario Calogero	228,091
Maya Investments Ltd	1,524,595

Execution Version

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of June 28, 2023, by and among Tata Communications Limited, a company listed on BSE Limited and National Stock Exchange of India Limited (“Parent”), and the stockholders of Kaleyra, Inc., a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;

WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act, provided, that all options, warrants, restricted stock units and other convertible securities are included even if not exercisable within sixty (60) days of the date hereof) of the number of shares of common stock, par value $0.0001 per share, of the Company (the “Company Stock”) set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Company Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock (including any shares of Company Stock issuable upon conversion of Convertible Notes) that such Stockholder may acquire record and/or beneficial ownership of after the date hereof, such Stockholder’s “Covered Shares”);

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (iii) resolved to recommend that the Company Stockholders adopt the Merger Agreement; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company Stockholders at a meeting thereof; and

WHEREAS, as an inducement and condition for Parent to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time or (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.

“Lien” means any lien, encumbrance, hypothecation, adverse claim, charge, mortgage, security interest, pledge or option, proxy, right of first refusal or first offer, preemptive right, deed of trust, servitude, voting trust, transfer restriction or any other similar restriction.

“Permitted Lien” means (i) any Lien arising under this Agreement, (ii) any applicable restrictions on transfer under the Securities Act of 1933 and (iii) with respect to Company RSUs, any Lien created by the terms of any applicable Company Stock Plan or award agreement thereunder.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other voluntary transfer, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other voluntary transfer (including by merger, by testamentary disposition, by gift, by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of any Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares, (c) the creation of any Lien, or the entry into any Contract, swap, arrangement, or agreement creating any Lien, with respect to any Covered Shares (other than Permitted Liens), (d) the entry into any derivative or hedging arrangement with respect to any Covered Shares or any interest therein or (e) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d) above.

2. Agreement to Not Transfer the Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than with the prior written consent of Parent; provided, however, that any Stockholder may (a) Transfer any such Covered Shares to (i) any Affiliate of any such Stockholder or (ii) any beneficial owner of Stockholder, and (b) Transfer any such Covered Shares (i) by will or by operation of law and (ii) underlying such Stockholder’s RSUs in order to satisfy any tax withholding obligation as permitted under the applicable Employee Plan, in each case of clauses (a) and (b)(i), only if the transferee of such Covered Shares evidences in writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever.

3. Agreement to Vote the Covered Shares.

3.1 Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), each Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares):

(a) in favor of the adoption of the Merger Agreement;

(b) in favor of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes for the approval of the Merger Agreement on the date on which such meeting is held; and

(c) against (i) any action or agreement that would reasonably be expected to result in any condition set forth in Article VII of the Merger Agreement not being satisfied prior to the Termination Date, (ii) any Acquisition Proposal, (iii) any action that would reasonably be expected to impede, delay, or inhibit the adoption of the Merger Agreement or the timely consummation of the Merger or the fulfillment of the Company’s, Parent’s or Merger Sub’s conditions to Closing under the Merger Agreement, and (iv) any action which would reasonably be expected to result in a material breach of any representation, warranty, covenant or agreement of the Company in the Merger Agreement or of a Stockholder contained in this Agreement.

3.2 Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holder(s) of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3 Until the Expiration Time, each Stockholder shall execute and deliver (or cause the holders of record of the Covered Shares to execute and deliver), within ten (10) calendar days of receipt, any proxy card or voting instructions it receives that is sent by the Company to its stockholders soliciting proxies with respect to any matter described in Section 3.1 which shall be voted in the manner described in Sections 3.1 and 3.2.

4. Waiver of Appraisal Rights and Certain Other Actions. Each Stockholder hereby waives all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder. In addition, each Stockholder hereby agrees not to commence or participate as a plaintiff in any class action with respect to, or other legal action, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or other agreements in connection with the Merger and the transactions contemplated thereby or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Company Board or Parent in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

5. Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of the Stockholders’ or Stockholder’s Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board or any such Stockholder in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations while acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. No action taken (or omitted to be taken) in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

6. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:

6.1 Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. If such Stockholder is not an individual, such Stockholder is a duly organized, validly existing entity that is in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and, assuming the accuracy of the representations and warranties set forth in Section 7.2(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement.

If such Stockholder is an individual, such Stockholder has the requisite legal capacity, right and authority to execute, deliver and perform such Stockholder’s obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. If Stockholder is an individual, such Stockholder (i) represents and warrants to Parent that there has not been any modification to his marriage regime (separation) declaration (the “Declaration”) previously provided to Parent since the date of the Declaration until the date of this Agreement and (ii) shall not modify such Declaration until the Termination Date.

6.2 Ownership of the Covered Shares. (a) The Stockholder is, as of the date hereof, the beneficial or record owner of such Stockholder’s Covered Shares, all of which are free and clear of any Liens, other than Permitted Liens, and (b) the Stockholder has sole or, with an Affiliate of the Stockholder, shared voting power over all of the Stockholder’s Covered Shares. The Stockholder has not entered into any agreement to Transfer any Covered Shares and no person (other than the Stockholder and any person under the control of the Stockholder) has a right to acquire any of the Covered Shares held by the Stockholder. As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares.

6.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to the Stockholder, (ii) result in any breach of or constitute a default under any Contract to which the Stockholder is a party or by which the Stockholder is subject, or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of such Stockholder, in each case of clauses (i) through (iii), except for such violations, breaches or defaults as would not materially delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions, any relevant Communications Laws or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

6.4 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to prevent, materially delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

7. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:

7.1 Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and assuming the accuracy of the representations and warranties set forth in Section 6.3(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

7.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to Parent, (ii) result in any breach of or constitute a default under any Contract or obligation to which Parent is a party or by which the Stockholder is subject, other than those created by this Agreement, except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of Parent.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions, any relevant Communications Laws or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

7.3 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

8. Miscellaneous.

8.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct, indirect or beneficial ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise expressly provided herein.

8.2 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

8.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party hereto incurring such cost or expense.

8.5 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by electronic mail or by hand (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(i) if to the Stockholders, to:
Emilio Hirsch Corso Massimo D’Azeglio 22 Torino, Italy, 10129
Attention:	Emilio Hirsch
Email:	Emilio.hirsch@gmail.com

(ii) if to Parent, to: Tata Communications Limited 7th floor, Tower C, C21 & C36, ‘G’ Block Bandra-Kurla Complex, Mumbai – 400 098, India
Attention:	Zubin Adil Patel
Email:	zubin.patel@tatacommunications.com
with a copy (which shall not constitute notice) to:
Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210
Attention:	James A. Hutchinson
Joshua M. Zachariah
Jean A. Lee
Email:	JHutchinson@goodwinlaw.com
JZachariah@goodwinlaw.com
JeanLee@goodwinlaw.com
and
Tata Communications Limited c/o Tata Communications (America) Inc. 11911 Freedom Drive, Suite 250 Reston, VA 20190 Attention: Troy Reynolds Email : Troy.Reynolds@tatacommunications.com

(iii) if to Company, to: Kaleyra, Inc. 85 Broad St. New York, NY 10004
Attention:	Dario Calogero
Email:	Dario.calogero@kaleyra.com
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP 787 7th Avenue New York, NY, 10019
Attention:	Robert B. Stebbins; Sean M. Ewen
Email:	rstebbins@willkie.com; sewen@willkie.com

From time to time, any party may provide notice to the other parties of a change in its address or email address through a notice given in accordance with this Section 8.5, except that such notice will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (a) specified in such notice, or (b) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 10.5.

8.6 Enforcement; Exclusive Jurisdiction.

(a) The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts set forth in Section 8.6(b), without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (i) the other party has an adequate remedy at law or (ii) an award of injunction or specific performance is not an appropriate remedy for any reason at law or equity.

(b) In addition, each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 8.5 or in such other manner as may be permitted by applicable Law, and nothing in this Section 8.6 will affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts.

8.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

8.8 Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the Transactions.

8.9 Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

8.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

8.11 Reliance. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

8.12 Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this

Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The parties agree that they have been represented by legal counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

8.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

8.14 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the original intent of the parties with respect to such void or unenforceable provision.

8.15 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

8.16 Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of the parties in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

8.17 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 8.17 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

8.18 Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earlier to occur of (a) the Expiration Time, (b) the valid termination of the Merger Agreement pursuant thereto, (c) a Company Board Recommendation Change in accordance with and to the extent permitted by the Merger Agreement or (d) with respect to any Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement promptly following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof that reduces or changes the form of consideration payable pursuant to such Merger Agreement; provided that the provisions of this Section 8 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TATA COMMUNICATIONS LIMITED

By:	/s/ Mysore R. Madhusudhan
Name: Mysore R. Madhusudhan
Title: Executive Vice President Collaboration & Connected Solutions

[Signature Page to Voting and Support Agreement]

KALEYRA, INC.

By:	/s/ Dario Calogero
Name: Dario Calogero
Title: Chief Executive Officer

[Signature Page to Voting and Support Agreement]

/s/ Emilio Hirsch
EMILIO HIRSCH

ESSE EFFE S.P.A.
By:	/s/ Emilio Hirsch
Name: Emilio Hirsch
Title: Authorized Person

EFFE PI SOCIETÀ SEMPLICE

By:	/s/ Emilio Hirsch
Name:Emilio Hirsch
Title: Authorized Person

[Signature Page to Voting and Support Agreement]

Schedule A

Stockholder	Shares of Company Stock
Emilio Hirsch	62,961
Esse Effe S.p.A.	1,633,039
EFFE PI Società Semplice	26,602

(PRELIMINARY COPY OF PROXY CARD, SUBJECT TO COMPLETION)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ««« EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

Kaleyra, Inc.	Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern time, on [ ], 2023.

INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting – If you plan to attend the virtual online special meeting, you will need your 12 digit control number to vote electronically at the special meeting. To attend, visit: [ ]

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3.

1	To approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 28, 2023, by and among Tata Communications Limited and the Company, and the merger of the Company with and into Merger Sub (the “Merger”).	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To approve, on an advisory (non-binding) basis, the compensation that may become payable to Kaleyra, Inc.’s named executive officers in connection with the Merger; and	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to approve and adopt the Merger Agreement and the Merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

CONTROL NUMBER

Signature Signature, if held jointly Date 2023.
Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on [                    ], 2023:

To view the Proxy Statement for the Special Meeting, 2022 Annual

Report and to Attend the Special Meeting, please go to:

[                    ]

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KALEYRA, INC.

The undersigned appoints Dario Calogero and Dr. Avi S. Katz, and each of them as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Kaleyra, Inc. held of record by the undersigned at the close of business on [                    ], 2023 at the Special Meeting of Stockholders of Kaleyra, Inc. to be held on [                    ], 2023, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF YOU FAIL TO VOTE ON PROPOSAL 1, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST PROPOSAL 1. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 2 and 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)